Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

XPRESSPA HOLDINGS, LLC,

XPRESTEST, INC.,

XWELL, INC.,

and

Express Wellness Group, LLC

Dated July 6, 2026

 Page

ARTICLE 1 CERTAIN DEFINITIONS		1

1.1.	Certain Definitions	1

1.2.	Interpretation	23

ARTICLE 2 THE SALE		24

2.1.	Purchase of Purchased Equity	24

2.2.	Closing	24

2.3.	Purchase Price, Calculation and Payment of Estimated Purchase Price	28

2.4.	Treatment of XpresTest Equity Awards	33

2.5.	Non-U.S. Security Deposit Payments	34

2.6.	Withholding	35

ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP		36

3.1.	Organization; Authority and Enforceability; No Conflict	36

3.2.	Capitalization	38

3.3.	Subsidiaries	38

3.4.	Financial Statements	39

3.5.	Absence of Certain Developments	42

3.6.	Compliance with Laws	44

3.7.	Litigation	46

3.8.	Taxes	47

3.9.	Environmental Matters	49

3.10.	Employee Matters	51

3.11.	Employee Benefit Plans	53

3.12.	Intellectual Property Rights	56

3.13.	Information Technology, Privacy, and Data Security	59

3.14.	Contracts	61

3.15.	Insurance	64

3.16.	Real Property	64

3.17.	Title to Assets	65

3.18.	Product Warranty; Inventories; Product Liability	66

(continued)

Page

3.19.	Related Party Transactions	67

3.20.	Suppliers	67

3.21.	Brokers	68

3.22.	Sufficiency of Assets	68

3.23.	ACDBE and Local Partner Joint Ventures	68

3.24.	Licenses, Permits, and Public Health/Safety Compliance (Spa Services)	69

3.25.	XpresTest Regulatory Compliance	69

3.26.	Products and Services Liability; Consumer Protection	70

3.27.	Customer Waivers; Participant Agreements	71

3.28.	Gift Cards; Loyalty Programs; Memberships	72

3.29.	Bank Accounts	75

3.30.	Spa Products Import & Distribution Co., LLC	75

3.31.	No Other Representations or Warranties	75

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLER		76

4.1.	Authority and Enforceability	76

4.2.	Title	77

4.3.	No Consents	78

4.4.	Litigation	78

4.5.	Brokers	78

4.6.	Investigation	78

4.7.	ACKNOWLEDGMENT; NO ADDITIONAL REPRESENTATIONS	79

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		80

5.1.	Organization	80

5.2.	Authority and Enforceability; No Conflict	80

5.3.	Litigation	81

5.4.	Financial Ability	81

5.5.	Brokers	82

5.6.	ACKNOWLEDGMENT; NO ADDITIONAL REPRESENTATIONS	82

5.7.	No Other Representations or Warranties	84

ARTICLE 6 COVENANTS AND AGREEMENTS		85

(continued)

Page

6.1.	Efforts to Consummate; Further Assurances	85

6.2.	Access and Information	87

6.3.	Conduct of Business by the Company	89

6.4.	Public Announcements	92

6.5.	Tail Policies	93

6.6.	Financing	94

6.7.	Tax Matters	96

6.8.	No Negotiation	100

6.9.	Preparation of Proxy Statement; Stockholder Meeting	104

6.10.	Restrictive Covenants	108

6.11.	Pre-Closing Reorganization	111

6.12.	Wrong Pockets	113

6.13.	Notice of Certain Events	114

6.14.	Employee Benefits	114

6.15.	Compliance with Arbitration Award	116

6.16.	Change of Name	117

ARTICLE 7 CONDITIONS TO CLOSING		118

7.1.	Mutual Conditions	118

7.2.	Conditions to the Obligations of Buyer	118

7.3.	Conditions to the Obligations of Seller and the Companies	119

ARTICLE 8 TERMINATION		120

8.1.	Termination	120

8.2.	Effect of Termination	122

8.3.	Buyer Termination Fee	122

8.4.	Seller Termination Fee	124

ARTICLE 9 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		126

9.1.	Survival	126

9.2.	Indemnification	127

9.3.	Limitation of Liability	131

9.4.	Adjustments to Purchase Price; Set-off	133

(continued)

Page

ARTICLE 10 MISCELLANEOUS		134

10.1.	Notices	134

10.2.	Schedules	135

10.3.	[Reserved]	135

10.4.	Expenses	136

10.5.	Governing Law; Jurisdiction; Waiver of Jury Trial.	136

10.6.	Assignment; Successors and Assigns; No Third Party Rights	137

10.7.	Counterparts	138

10.8.	Electronic Delivery	138

10.9.	Titles and Headings	138

10.10.	Entire Agreement	138

10.11.	Severability	139

10.12.	No Strict Construction; Mutual Drafting; Certain Understandings	139

10.13.	Specific Performance	140

10.14.	Failure or Indulgence not Waiver	141

10.15.	Non-Recourse	141

10.16.	Release	142

10.17.	Amendments	143

10.18.	No Liability	143

10.19.	Legal Representation	143

Exhibits

Exhibit A – Accounting Principles

Exhibit B – Form of Escrow Agreement

Exhibit C – Transition Services Agreement

Exhibit D – Allocation Schedule

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated July 6, 2026, is by and among XWELL, Inc., a Delaware corporation (“Seller”), XpresSpa Holdings, LLC a Delaware limited liability company (“XpresSpa”), XpresTest, Inc., a Delaware corporation (“XpresTest” and, together with XpresSpa, each a “Company” and collectively, the “Companies”), and Express Wellness Group, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, (a) XpresSpa is engaged in the business of operating a network of retail spa locations in airports, offering travelers premium spa services, including massage, nail and skin care, as well as spa and travel products (the “XpresSpa Airport Business”), (b) XpresTest is engaged in the business of conducting bio surveillance monitoring, including aircraft wastewater sampling and passenger nasal sampling, and multi-pathogen testing across collection locations at airports (the “XpresTest Business” and, together with the XpresSpa Airport Business, the “Business”);

WHEREAS, certain Subsidiaries of Seller are engaged in the business of operating health and wellness retail locations outside of airports (all such business conducted outside of airports, the “Retained Ex-Airport Business”), which the parties intend to be retained by Seller and its Subsidiaries;

WHEREAS, Seller owns of record and beneficially the equity interests of each of XpresSpa and XpresTest as set forth on Schedule 3.2(a) (such equity interests of XpresSpa and XpresTest, collectively, the “Purchased Equity”);

WHEREAS, Seller desires to sell to Buyer and Buyer desires to acquire from Seller, all of the Purchased Equity, pursuant to and in accordance with the purchase, sale and related transactions described in this Agreement and on the terms and conditions contained herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a material inducement for Seller to enter into this Agreement, Buyer is delivering to Seller a limited guaranty (the “Limited Guaranty”) of Face Haus LLC (the “Guarantor”), pursuant to which the Guarantor has agreed, on the terms and subject to the conditions therein, to guarantee, among other things, certain of the obligations of Buyer under Section 8.4; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1.          Certain Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company Group or the Business to keep such information confidential, or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company Group or the Business to keep such information confidential and containing confidentiality provisions and a “non-solicitation” provision, in each case, (x) that is no less favorable to Seller, in the aggregate and in any material respect, than those set forth in the Confidentiality Agreement, and (y) that permits the sharing of information by Seller to Buyer in accordance with Section 6.8 of this Agreement.

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii).

“Accounting Principles” means the accounting policies, methods, principles, past practices, techniques, calculations, procedures, classifications, conventions, definitions, judgments, assumptions, methodologies, evaluation rules and procedures, estimation methods and bases as set forth on Exhibit A.

“Accrued Income Taxes” means an amount (which shall not be less than zero with respect to any particular jurisdiction and, in the aggregate, shall not be less than zero and shall be calculated separately for each applicable jurisdiction and on an entity-by-entity basis (i.e., deductions and losses of one entity may not be used to offset income and gain of another entity unless such offset actually reduces the Taxes of such other entity or is required under an applicable consolidated, combined or unitary Income Tax Return)) equal to the sum of the unpaid Income Taxes of each Company and its respective Subsidiaries, in each case, as of the Closing Date, for the taxable period ended on December 31, 2025 (to the extent not paid as of the Closing) or the taxable period (or portion thereof) ending on and including the Closing Date or any other taxable period where the period for the payment of Taxes has been extended to on or after the Closing Date, solely for the jurisdictions in which each Company and its Subsidiaries, as the case may be, filed Income Tax Returns in the most recent applicable Tax period; provided that such amounts shall be calculated (i) in accordance with past practice (including reporting positions, jurisdictions, elections and accounting and valuation methods) of each Company and its Subsidiaries, as the case may be, in preparing Income Tax Returns (except as required under applicable Tax Law or otherwise provided in this definition), (ii) by treating the Closing Date as the final day of the taxable year of each Company and each of its Subsidiaries, and consistent with Section 6.7 for each amount of accruals for Taxes for the portion of any Straddle Period that is a Pre-Closing Tax Period, (iii) by excluding all deferred Tax liabilities and deferred Tax assets (including any Tax refunds, receivables, or credits except to the extent, without duplication with Section 6.7(i), that any such tax refund, receivable, or credit relates to a pre-closing overpayment of current Taxes), (iv) by including in taxable income any amount resulting from any adjustment pursuant to (A) Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), and any prepaid amounts and deferred revenue received or attributable to any Pre-Closing Tax Period, in each case, which would not otherwise be included in taxable income in the Pre-Closing Tax Period, or (B) any Taxes payable in a Straddle Period after the Closing Date pursuant to Sections 951 and 951A of the Code by a direct, indirect or constructive shareholder of the Company and/or any of its Subsidiaries that are attributable to the pre-closing portion of such Straddle Period, and (C) any Taxes attributable to a direct or indirect owner of the Company and/or any of its Subsidiaries, but required to be paid or withheld by any Company and/or any of its Subsidiaries in respect of such direct or indirect owner (such as Taxes payable on U.S. state composite Tax Returns) and any withholding pursuant to Section 1446(a) (and, if applicable, Section 1446(f)) of the Code and (v) by taking into account any net operating losses or other Tax attributes of the Company actually available in the Pre-Closing Tax Period to actually offset income of such Company solely with respect to an applicable Pre-Closing Tax Period.

“Acquired Trademarks” has the meaning set forth in Section 6.16.

“Action” means any action, claim, complaint, audit, disclosed investigation, petition, suit, arbitration, mediation or other formal proceeding, whether administrative, civil or criminal, at law or in equity by or before any arbitral body or arbitrator of competent jurisdiction or any Governmental Authority.

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price, which, for the avoidance of doubt, may be a negative amount.

“Actual Buyer Fraud” means the intentional making of any representation or warranty set forth in this Agreement (or in any certificate or other instrument delivered pursuant to this Agreement with respect thereto), by Buyer in writing that, to the actual Knowledge of Buyer (disregarding, for this purpose, any standard of inquiry set forth in such definition), is false and is made solely for the purpose of inducing Seller to act or refrain from acting, and upon which Seller actually and reasonably relies with resulting Losses that are directly caused by such reliance. For the avoidance of doubt, Actual Buyer Fraud shall not include any claim for constructive fraud, promissory fraud, equitable fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness, in each case, of Buyer.

“Actual Fraud” means, as the context requires, Actual Buyer Fraud or Actual Seller Fraud.

“Actual Seller Fraud” means the intentional making of any representation or warranty set forth in this Agreement (or in any certificate or other instrument delivered pursuant to this Agreement with respect thereto), by Seller or any Company that, to the actual Knowledge of Seller or any Company (disregarding, for this purpose, any standard of inquiry set forth in such definition), is false and is made solely for the purpose of inducing Buyer to act or refrain from acting, and upon which Buyer actually and reasonably relies with resulting Losses to Buyer that are directly caused by such reliance. For the avoidance of doubt, Actual Seller Fraud shall not include any claim for constructive fraud, promissory fraud, equitable fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness, in each case, of any Seller or any Company.

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b)(i).

“Adjustment Escrow Funds” has the meaning set forth in Section 2.3(b)(i).

“Adverse Recommendation Change” has the meaning set forth in Section 6.8(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, no member of the Company Group shall be considered an Affiliate of Seller as of immediately following the Closing.

“Agreement” means this Securities Purchase Agreement, as it may be amended in accordance with its terms.

“AI Commitments” has the meaning set forth in Section 3.13(f).

“Alternative Transaction” has the meaning set forth in Section 6.8(a).

“Allocation Schedule” has the meaning set forth in Section 6.7(f).

“Atlanta Arbitration Award” has the meaning set forth in Section 6.15.

“Atlanta Escrow Account” has the meaning set forth in Section 2.3(b)(iii).

“Atlanta Escrow Amount” has the meaning set forth in Section 2.3(b)(iii).

“Atlanta Escrow Funds” has the meaning set forth in Section 2.3(b)(iii).

“AV Certificate of Designations” means the certificate of designations governing the AV Preferred Stock.

“AV Conversion Shares” means the shares of Common Stock issuable to American Ventures LLC Series XXIV XWELL upon conversion of the AV Preferred Stock.

“AV Preferred Stock” means the Series H Convertible Preferred Stock, par value $0.01 per share, of Seller held by American Ventures LLC Series XXIV XWELL, which is convertible into shares of Common Stock in accordance with and subject to the terms of the AV Certificate of Designations.

“AV Support Agreement” means the Support Agreement, dated as of the date of this Agreement, between American Ventures LLC Series XXIV XWELL and Buyer relating to the conversion and voting of the AV Preferred Stock.

“Base Purchase Price” means Thirteen Million Dollars ($13,000,000).

“Board Recommendation” has the meaning set forth in Section 4.1(d).

“Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA section 3(3), whether or not subject to ERISA), any pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, reimbursement, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, leave of absence, fringe benefit, and any other benefit or compensation plan, program, policy, agreement, contract, or arrangement, whether written or unwritten.

“Biometric Data” means: (i) data that depicts or describes the physical or biological traits of an identified or identifiable person, including depictions (including images), descriptions, recordings, or copies of an individual’s facial or other physical features (e.g., iris/retina scans), finger or handprints, voice, genetics, or characteristic movements or gestures (e.g., gait or typing pattern); and/or (ii) any information defined as “biometric data,” “biometric identifiers,” or “biometric information” under applicable Privacy and Data Security Laws.

“Books and Records” has the meaning set forth in Section 6.2(c).

“Bribery Laws” has the meaning set forth in Section 3.6(d).

“Business” has the meaning set forth in the recitals hereto.

“Business Relation” has the meaning set forth in Section 6.10(c).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.14(e).

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Buyer Released Claim” has the meaning set forth in Section 10.16(a).

“Buyer Tax Returns” has the meaning set forth in Section 6.7(a).

“Buyer Released Parties” has the meaning set forth in Section 10.16(a).

“Buyer Termination Fee” has the meaning set forth in Section 8.3(a).

“Calculation Time” means 11:59 pm Eastern time on the date that is immediately prior to the Closing Date.

“Cash and Cash Equivalents” means (i) all cash and cash equivalents of any kind, expressed in United States dollars (including (x) bank account balances, (y) marketable securities convertible into cash within thirty (30) days, and (z) certificates of deposit and other short term investments) and, to the extent not included in the calculation of current assets for purposes of calculating Closing Net Working Capital, deposits in transit, any received and uncleared checks, wires or drafts, minus (ii) any outstanding outgoing checks, wires or drafts (but only to the extent not included in the calculation of current liabilities for purposes of calculating Closing Net Working Capital), in each case of clauses (i) and (ii), as determined in accordance with GAAP. Notwithstanding anything herein to the contrary, (a) Cash and Cash Equivalents shall include (A) Eligible Security Deposits, (B) cash held as collateral in respect of letters of credit, surety bonds, bank guarantees or performance bonds with respect to the business of the Company Group in the United States, and (C) cash in bank accounts of the Company Group located outside of the United States (clauses (A)-(C), collectively, the “Specified Included Cash”), and (b) Cash and Cash Equivalents shall exclude (A) any security deposits of the Company Group held by landlords or other third parties which are not Eligible Security Deposits, and (B) cash held as collateral in respect of letters of credit, surety bonds, bank guarantees or performance bonds with respect to the business of the Company Group outside of the United States.

“Cash Cap (Ex-U.S.)” means Five Hundred Fifty U.S. Dollars ($550,000).

“Cash Cap (U.S.)” means Two Million U.S. Dollars ($2,000,000).

“Claim Notice” has the meaning set forth in Section 9.2(c)(i).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” means (i) Cash and Cash Equivalents of the Company Group as of the Calculation Time minus (ii) Restricted Cash as of the Calculation Time; provided that (x) Closing Cash shall not be less than zero, (y) the amount of cash held in U.S. bank accounts of the Company Group included in the calculation of Closing Cash shall not exceed the Cash Cap (U.S.), and (z) the amount of cash held in non-U.S. bank accounts of the Company Group included in the calculation of Closing Cash shall not exceed the Cash Cap (Ex-U.S.).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Funded Indebtedness” means the Funded Indebtedness of the Company Group as of immediately prior to the Closing.

“Closing Indebtedness” means (a) the Closing Date Funded Indebtedness and (b) all other Indebtedness as immediately prior to Closing.

“Closing Net Working Capital” means Net Working Capital as of the Calculation Time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar Amount” means One Hundred Fifty Thousand Dollars ($150,000).

“Collection Costs” has the meaning set forth in Section 2.5(b).

“Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Company” and “Companies” have the meanings set forth in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan (a) that is sponsored or maintained by any of the Companies, (b) that are required to be transferred to Buyer or any of its Affiliates by operation of Law, or (c) that are otherwise designated as Company Benefit Plans as set forth on Schedule 3.11(a).

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of the Company Group.

“Company Group” means, individually or collectively (as context dictates, including interpreted as “any member of the Company Group” or the “members of the Company Group”), each Company and each of the Persons set forth on Annex 1.1-A (which Persons comprise all of the Subsidiaries of each Company, other than the Retained Entities).

“Company IP” has the meaning set forth in Section 3.12(a).

“Company Representatives” has the meaning set forth in Section 6.6(a).

“Corporate Functions” has the meaning set forth in Section 6.11(a)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent Lease” has the meaning set forth in Section 3.16(g).

“Continuing Employees” has the meaning set forth in Section 6.14(b).

“Counsel” has the meaning set forth in Section 10.19(a).

“Covered Persons” has the meaning set forth in Section 5.6.

“Data Room” has the meaning set forth in Section 1.2(f).

“Data Security Breach(es)” means any (i) breach of security, phishing incident, ransomware or malware attack of any Systems owned by or under the control of the Company Group, (ii) unlawful or unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, exfiltration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of the Company Group, or (iii) any other act or omission that compromises the security, integrity, or confidentiality of Company Data, including Personal Information.

“De Minimis Threshold” has the meaning set forth in Section 9.3(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.4(b).

“Debt Financing” means the debt financing to be obtained by Buyer for purposes of funding a portion of the transactions contemplated by this Agreement.

“Debt Financing Sources” means the Persons providing the Debt Financing, together with their and their Affiliates’ respective controlling partners, officers, directors, members, managers, employees, advisors, agents, attorneys, representatives and successors.

“Electronic Delivery” has the meaning set forth in Section 10.8.

“Eligible Security Deposits” means, subject to Section 6.1(g) the security deposits held by landlords pursuant to Real Property Leases to which a member of the Company Group is party with respect to Leased Real Property located in the United States, excluding security deposits held by landlords with respect to any Real Property Lease to which a Retained Entity is a party; provided that if any Required Lease Consent is not obtained prior to Closing, then any security deposit held in respect of the corresponding Consent Lease shall be excluded from Eligible Security Deposits.

“Employees” has the meaning set forth in Section 3.10(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.1(d).

“Environmental Laws” means all applicable Laws of any jurisdiction issued or promulgated by any Governmental Authority, relating to the protection of the environment (including ambient air, surface water, groundwater, and surface or subsurface land), natural resources, threatened and endangered species, or the protection of human health as it relates to exposure to Hazardous Materials, including Laws relating to the presence of Hazardous Materials in products or product packaging or to the disposal, recycling or other management of packaging materials.

“Environmental Permits” has the meaning set forth in Section 3.9(b).

“Equity Commitment Letter” has the meaning set forth in Section 5.4(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with either Company or any of its Subsidiaries, is (or at any relevant time has been) considered a single employer under section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.3(b)(i).

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(i).

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Sale Expenses” has the meaning set forth in Section 2.3(a).

“Ex-U.S. Minimum Cash Amount” means Two Hundred Fifty Thousand U.S. Dollars ($250,000).

“Exchange Act” has the meaning set forth in Section 4.3.

“Expenses” has the meaning set forth in Section 10.4.

“Export/Import Laws” has the meaning set forth in Section 3.6(e).

“FCPA” has the meaning set forth in Section 3.6.

“Final Statement of Purchase Price” has the meaning set forth in Section 2.3(c)(ii).

“Financial Statements” has the meaning set forth in Section  3.4(a).

“Foreign Plan” means any Seller Benefit Plan or Company Benefit Plan that is subject to the applicable Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of employees or other individual service providers of the Company Group who reside or work primarily outside of the United States.

“Fundamental Representations” means the representations and warranties solely set forth in Section 3.1(a)-(e) (Organization; Authority and Enforceability; No Conflict), Section 3.2 (Capitalization), Section 3.3(a)-(b) (Subsidiaries), Section 3.16(g) (Title to Assets) (but only with respect to the first sentence thereof), Section 3.19 (Related Party Transactions), Section 3.21 (Brokers), Section 4.1(a)-(e) (Authority and Enforceability), Section 4.2 (Title), Section 4.5 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority and Enforceability; No Conflict), and Section 5.5 (Brokers).

“Funded Indebtedness” means, without duplication, (i) indebtedness for borrowed money (including the outstanding principal amount, accrued and unpaid interest and any related obligations), (ii) other indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any letters of credit only to the extent drawn and not reimbursed, and (iv) any other items set forth on Annex 1.1-B (which schedule may be updated prior to Closing by the mutual agreement of Buyer and Seller). For the avoidance of doubt and notwithstanding the foregoing, Funded Indebtedness does not include, without limitation, (A) any intercompany obligations solely between or among the Company Group to the extent eliminated on consolidation, (B) any obligations in respect of any financing obtained by, or at the express direction of, Buyer in connection with the transactions contemplated hereby, and (C) any items to the extent captured in the calculation of Net Working Capital or Sale Expenses.

“GAAP” means generally accepted accounting principles in the United States as in effect for the relevant date(s) of application thereof.

“Generative AI Tools” means any third-party or publicly available generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

“Governmental Authority” means any national, federal, state, commonwealth, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any authority or other quasi-Governmental Authority established to perform any of such functions or any airport authority.

“Guarantor” has the meaning set forth in the recitals hereto.

“Guaranty” has the meaning set forth in the recitals hereto.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos, and polychlorinated biphenyls; and (ii) any other hazardous or toxic material, substance or waste, pollutant or contaminant that is prohibited, limited or regulated under any Environmental Law. The term “Hazardous Materials” shall also include per- and polyfluoroalkyl substances.

“Health Care Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder.

“Income Tax” means any Tax imposed on or determined with reference to gross or net income or profits, including any franchise, business profits or similar Tax imposed in lieu of an income Tax.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, as of any date of determination, without duplication, all Liabilities of the Company Group (including any prepayment premiums payable as a result of the consummation of the Sale) in respect of (i) Funded Indebtedness, (ii) declared or accrued dividends or distributions to the extent unpaid, (iii) amounts owed to any Affiliate (including any equityholder of Seller and except for transactions solely involving the Company Group to the extent eliminated upon consolidation), (iv) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby) (determined on the basis of actual, not notional, obligations), (v) the deferred purchase price of any property or services, including any “earn outs” or seller notes, (vi) Accrued Income Taxes, (vii) obligations under any self-insured health or welfare plan (including IBNR claims and any termination liability) or related to any unfunded or underfunded pension, retirement, 401(k), post-retirement, profit sharing, or deferred compensation plans, arrangements, or liabilities, (viii) accrued but unused paid time off, and the employer portion of any Taxes related thereto, (ix) any capital or financing leases, (x) the face value of any unredeemed gift card, gift certificate, stored-value card, e-gift, or similar prepaid customer credit arrangement, (xi) gratuities collected for further distribution to employees, contractors, or other service providers of the Company Group, (xii) security deposits held by the Company Group in respect of leases or subleases where the Company Group acts as lessor or sublessor, (xiii) deferred revenue or customer prepayments, (xiii) any employee retention credit related recapture obligations, penalties, interest, or similar amounts, (xiv) any funds or other amounts held by the Company Group that are escheatable or subject to any reporting, remittance or turnover obligation under any escheat, unclaimed property, or abandoned property Law of any Governmental Authority, including any unredeemed gift card, gift certificate, stored-value card, or similar instrument to the extent not captured under clause (x) above, (xv) accrued but unpaid severance payments relating to any employees of the Company Group terminated on or at any time prior to Closing, and the employer portion of any Taxes related thereto, (xvi) deferred rent payments under any Real Property Lease, (xvii) the remaining rent payments, lease obligations, or other penalties of early lease termination associated with any location operated by the Company Group and closed, or in the process of being wound down and closing, prior to the Closing, (xviii) unpaid common area maintenance payments, dilapidation obligations, or revenue share commitments under any Real Property Lease, and (xix) all obligations of the type set forth in clauses (i) through (xviii) for which the Company Group is obligated pursuant to a guaranty. For the avoidance of doubt and notwithstanding the foregoing, Indebtedness (including Funded Indebtedness) does not include, without limitation, (A) any intercompany obligations solely between or among the Company Group to the extent eliminated on consolidation, (B) any obligations in respect of any financing obtained by, or at the express direction of, Buyer in connection with the transactions contemplated hereby, and (C) any items to the extent captured in the calculation of Net Working Capital or Sale Expenses.

“Indemnified Party” has the meaning set forth in Section 9.2(c).

“Indemnifying Party” has the meaning set forth in Section 9.2(c).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.3(b)(ii).

“Indemnity Escrow Funds” has the meaning set forth in Section 2.3(b)(ii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from, including: (i) patents and patent applications, reexaminations, reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (ii) copyrights and works of authorship, whether or not copyrightable (collectively, “Copyrights”); (iii) Software; (iv) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, and the goodwill associated therewith (collectively, “Trademarks”); (v) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (vi) trade secrets, non-public information, confidential information, know-how, data, business information and technical information (including formulas, techniques and processes), and rights to limit the use or disclosure thereof by any Person; (vii) mask works; (viii) proprietary databases and data compilations; and (ix) domain names and social media accounts, including in each case, where applicable, all registrations and applications to register any of the foregoing and any and all renewals or extensions of the foregoing and all documentation relating to the foregoing.

“Intervening Event” means, with respect to the Seller and the Company Group as a whole (the “Transaction Group”) any change, effect, event, occurrence, state of facts or development that occurs or arises after the date hereof that (a) was not actually known to, and was not reasonably foreseeable by, the board of directors of Seller as of the date of this Agreement (after due inquiry), and (b) becomes actually known to the board of directors of Seller prior to the receipt of Stockholder Approval; provided that, in order to constitute an “Intervening Event,” such change, effect, event, occurrence, state of facts or development must (A) relate solely and directly to the internal business, assets, financial condition or results of operations of the Transaction Group (and not to the value of, or any change in, the consideration offered in the Transaction, and not to any development relating to the market, industry, competitive landscape, or macroeconomic environment in which the Transaction Group operates), (B) be material and disproportionate in its impact on the Transaction Group relative to other participants of similar size operating in the industries in which the Transaction Group operates, and (C) be of such extraordinary magnitude and significance that continuing to recommend this Agreement to Seller’s stockholders in light of such development would be inconsistent with the fiduciary duties of the Seller’s board of directors under applicable Law, as determined by the board of directors of Seller in good faith after consultation with its outside legal counsel; provided further that no change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether an “Intervening Event” has occurred to the extent that it: (i) relates to an Alternative Transaction or any expression of interest, inquiry, offer or proposal that could reasonably be expected to lead to an Alternative Transaction, in each case whether or not constituting a Superior Proposal; (ii) relates to changes in the market price or trading volume of Seller’s capital stock, or the fact that Seller or the Company Group meets or exceeds internal or published estimates, projections, forecasts or predictions for any period, in each case in and of itself (it being understood and agreed that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an Intervening Event has occurred); (iii) results from changes in general economic, regulatory or political conditions or changes in conditions generally affecting the financial, credit, debt or securities markets (including changes in interest rates or exchange rates); (iv) results from changes or conditions generally affecting the industries in which the Transaction Group operates; (v) results from changes in applicable Law (or the interpretation or enforcement thereof) or changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) results from acts of war, terrorism, hostilities, sabotage, cyberattacks, epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters or force majeure events; (vii) results from the announcement or pendency of the transactions contemplated by this Agreement; (viii) relates to any member of the Transaction Group entering into a commercial contract on favorable terms; (ix) results from any action taken by any of the parties hereto that is required to be so taken pursuant to the terms of this Agreement; or (x) relates to any matter that was disclosed in Seller’s public filings with the SEC prior to the date of this Agreement or otherwise known to or reflected in the Schedules as of the date of this Agreement; provided further that with respect to the foregoing clauses (iii), (iv), (v) and (vi), such changes, effects, events, occurrences, states of facts or developments may be taken into account only to the extent they have a material and disproportionate effect on the Transaction Group relative to other participants in the industries in which the Transaction Group operates.

“Inventory” means all inventory of the Company Group, including all raw materials, spare parts, goods-in-transit, works-in-process, supplies, packaging materials, finished goods, products and other inventory items held directly or indirectly for distribution or resale.

“IP Agreement” has the meaning set forth in Section 3.12(d).

“IP Settlement Agreement” has the meaning set forth in Section 3.12(d).

“Knowledge” means, with respect to any Person, the actual knowledge of such fact, circumstance, event or other matter, after reasonable inquiry of such Person’s directly reporting employees who would reasonably be expected to have knowledge of the relevant matter, in each case, in the ordinary course of fulfilling such Person’s duties and responsibilities; provided that, in the case of the Companies and Seller, such knowledge shall be limited to the Knowledge of Ezra Ernst, Ian Brown, Patti Ward, Renee O and Bruce Bernstein after reasonable inquiry as the foregoing clause applies to such Persons.

“Laws” means any constitution, statutes, laws, common law, directives, rules, regulations, regulatory requirement, codes, ordinances, and Orders of all Governmental Authorities, in each case, with the force of law, as in effect for the relevant date(s) of application thereof.

“Lease Counterparty” has the meaning set forth in Section 3.16(g).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Liability” means any liability, debt, obligation, Tax or commitment, of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, whether due or to become due, and regardless of when or by whom asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, easement, right of way, community property interest, license to a third party, restriction, right of first refusal, lien, charge or other security interest of any kind, including any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any similar Law (U.S. or non-U.S.) and including any lien or charge arising by Law (U.S. or non-U.S.), or any other restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any Contracts to create any of the same (each of the foregoing, a “Lien”); provided, however, that for purposes of this Agreement, the term Lien shall not include (i) any rights, obligations, or restrictions arising under applicable Law (U.S. or non-U.S.), or (ii) any restrictions on transfer or voting or other attributes provided for in the organizational documents of such Person.

“Losses” means any damages, losses, charges, liabilities, Taxes, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable, documented attorneys’ fees and disbursements and the fees and expenses of consultants, accountants and other professionals), including any fees, costs and expenses incurred in enforcing a Party’s rights under this Agreement; provided that “Losses” shall not include punitive damages except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that was, is or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group or (b) the ability of the Companies or Seller to consummate the transactions described in this Agreement prior to the Termination Date; provided, however, that any change, effect, event, occurrence, state of facts, or development to the extent arising from: (i) conditions generally affecting (A) the United States or global economy, (B) financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or market index, and any change in prevailing interest rates), or (C) any economies, markets, or industries applicable to the Company Group; (ii) acts of God (including earthquakes, hurricanes, floods, or other natural disasters or weather-related conditions), or the commencement, occurrence, continuation, or intensification of any war (whether or not declared), sabotage, armed hostilities, military attacks, acts of terrorism, civil unrest, protests, or other force majeure events beyond Seller’s control; (iii) changes in GAAP or other applicable accounting standards; (iv) changes in applicable Laws (including interpretations thereof), or any Tax, regulatory, or political conditions applicable to the Company Group; (v) any epidemic, pandemic or other public health crisis; (vi) failure to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date hereof (provided that this clause (vi) shall not exclude any underlying facts giving rise to such failure); (vii) the execution and delivery of this Agreement or any other Transaction Document, the pendency of the transactions contemplated hereby or thereby, or the announcement or disclosure of the identity of Buyer or any of its Affiliates; or (viii) any action taken or omitted to be taken by Seller or any member of the Company Group at the written request of Buyer, or to the extent expressly required by this Agreement or any other Transaction Document, shall, in each case, not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to the Company Group; provided, however, that the exceptions in clauses (i) through (v) may be considered to the extent that such change, event or effect referred to in any such exception has a disproportionate impact on the Company Group, as compared to other similarly situated Persons in the industries in which the Company Group operates.

“Material Contracts” has the meaning set forth in Section  3.14(a).

“Meeting Backstop Date” has the meaning set forth in Section 6.9(e).

“Minimum Cash Amount” means One Million Five Hundred Thousand U.S. Dollars ($1,500,000).

“Mitigating Payments” has the meaning set forth in Section 9.3(d).

“Modern Slavery Practice” means any practice that amounts to (a) slavery or servitude (each as construed in accordance with Article 4 of the Convention for the Protection of Human Rights and Fundamental Freedoms of 4 November 1950), (b) forced or compulsory labour (as defined by the International Labour Organisation’s Forced Labour Convention 1930 (No. 29) and Protocol), (c) human trafficking or (d) the arranging or facilitation of the travel of another natural person with a view to such natural person being exploited.

“Net Working Capital Adjustment” means zero, plus (a) the Net Working Capital Surplus, if any, minus (b) the Net Working Capital Deficit, if any.

“Net Working Capital” means the sum of (a) all current assets of the Company Group excluding (i) Cash and Cash Equivalents, (ii) Restricted Cash, (iii) deferred Tax assets, and (iv) Income Tax assets, minus (b) the sum of all current liabilities of the Company Group excluding any (w) Indebtedness, (x) deferred Tax liabilities, (y) Income Tax liabilities, and (z) Sales Expenses, in each case, calculated in accordance with the Accounting Principles. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies inconsistent with or not expressly contemplated by the Accounting Principles.

“Net Working Capital Deficit” means the amount, if any, by which the Closing Net Working Capital is less than the Target NWC; provided that if such amount is (i) equal to or less than the Collar Amount, the Net Working Capital Deficit shall be deemed to be zero and (ii) in excess of the Collar Amount, the Net Working Capital Deficit shall be the actual amount thereof (as if the Collar Amount were disregarded in its entirety).

“Net Working Capital Surplus” means the amount, if any, by which the Closing Net Working Capital is greater than the Target NWC; provided that if such amount is (i) equal to or less than the Collar Amount, the Net Working Capital Surplus shall be deemed to be zero and (ii) in excess of the Collar Amount, the Net Working Capital Surplus shall be the actual amount thereof (as if the Collar Amount were disregarded in its entirety).

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Non-U.S. Deposit” has the meaning set forth in Section 2.5(a).

“Non-U.S. Deposit Anniversary Payment” has the meaning set forth in Section 2.5(c).

“Non-U.S. Deposit Schedule” has the meaning set forth in Section 2.5(d).

“Non-U.S. Real Property” means Leased Real Property of the Company Group located outside of the United States.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Off-the-Shelf Software” means commercially available, unmodified, off-the-shelf Software that is non-exclusively licensed to the Company Group, having an annual or one time cost of less than $100,000.

“Order” means any binding and enforceable order, injunction, judgment (preliminary or otherwise), decree, consent decree, settlement agreement, enactment, ruling, writ, assessment, award, subpoena, stipulation, verdict or other decision of any arbitral body or arbitrator of competent jurisdiction or any Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means (i) any action taken or not taken in the ordinary course of business of the Company Group’s day-to-day operations and (ii) any action or inaction consistent with past customs and practice in light of the circumstances prevailing at the time of such action or inaction.

“Other Company Group Member” has the meaning set forth in Section 3.3(a).

“Permits” means all approvals, authorizations, certificates, registrations, licenses, consents and permits issued or required by any Governmental Authority.

“Permitted Liens” means (i) conditions, easements, covenants, restrictions, agreements, rights-of-way, encroachments, and other minor defects or irregularities or imperfections in title, if any, none of which, individually or in the aggregate, impairs the use or occupancy of the Leased Real Property, (ii) zoning, entitlement, land use or similar ordinances, building, conservation restriction and other similar restrictions, restrictions, by-laws and regulations of record of any Governmental Authority (including municipal by-laws and regulations, any airport zoning regulations, restrictive covenants and other land use limitations) which are not violated by the current use or occupancy of the Leased Real Property or the operation of the Business thereon, (iii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Principles, (iv) statutory or contractual Liens of landlords or otherwise affecting the underlying freehold interest of any leased property, banks (and rights of set-off), of carriers, mechanics, repairmen, workmen and materialmen, and other Liens imposed by Law, in each case incurred in the Ordinary Course of Business, that do not result from a breach or violation by the Company, (v) mechanics’, carriers’, workers’, repairers’ and similar statutory or common law Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with Accounting Principles, (vi) Liens that will be released or discharged at or prior to Closing and, including, those set forth on Schedule 1.1, (vii) deposits, pledges or other Liens made in connection with, or to secure payment of, workers compensation, unemployment insurance, pension or other social security programs mandated under applicable Law (including workers’ compensation, unemployment insurance or other social security legislation), (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements to the extent, including those set forth on Schedule 1.1, (ix) any matters which would be disclosed by an inspection, or current title commitment(s) covering the Leased Real Property, and/or any survey(s) of the Leased Real Property, (x) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, and (xi) any Liens set forth on Annex 1.1-C.

“Person” means any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trade union, trust, unincorporated organization, Governmental Authority, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Personal Information” means (i) all information or data relating to one or more individual(s) that is personally identifying, or that alone or in combination with any other information allows for the identification of, an individual; and (ii) any information or data that is defined as “personal information,” “personal data,” Protected Health Information, Biometric Data, or otherwise regulated or protected by applicable Privacy and Data Security Laws.

“Post-Closing Atlanta Arbitration Expenses” has the meaning set forth in Section 6.15(b)

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning at the beginning of the day on the day after the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in Section 6.11(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which the Company Group has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws with which the Company Group is required to comply relating to privacy, Protected Health Information, Biometric Data, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.

“Privacy and Data Security Commitments” means, collectively, all of the following to the extent relating to payment card data, Personal Information, or other protected information relating to individuals or otherwise relating to privacy, data security, Processing, marketing, or security breach notification requirements and applicable to the Company Group: (i) each member of the Company Group’s own Privacy Policies, (ii) applicable Privacy and Data Security Laws, (iii) rules of any applicable self-regulatory organizations in which the Company Group is or has been a member, and (iv) Privacy Agreements.

“Privacy Policy” means each written statement made by the Company Group related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Process” or “Processing” means any operation or set of operations performed upon Company Data, including Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, combination, restriction, erasure or destruction.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Cash” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Indebtedness” has the meaning set forth in Section 2.3(c)(i).

“Proposed Closing Net Working Capital” has the meaning set forth in Section 2.3(c)(i).

“Proposed Purchase Price Calculation” has the meaning set forth in Section 2.3(c)(i).

“Proposed Sale Expenses” has the meaning set forth in Section 2.3(c)(i).

“Protected Health Information” means information that is a subset of health information, including demographic information collected from an individual, and (1) is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (2) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; and (i) that identifies the individual; or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“Protected Person” has the meaning set forth in Section 6.10(c).

“Proxy Solicitor” has the meaning set forth in Section 6.9(a).

“Proxy Statement” means the proxy statement to be prepared by Seller and filed with the SEC in connection with the Stockholder Meeting.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(c)(ii).

“Purchase Price” means a dollar amount equal to (i) the Base Purchase Price, plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the Closing Indebtedness, minus (iv) the Sale Expenses, plus (v) the Closing Cash. The calculation of Purchase Price will be determined in accordance with the Accounting Principles, the applicable definitions set forth in this Agreement, and without duplication of items counted in such calculation.

“Purchased Equity” has the meaning set forth in the recitals hereto.

“R&D Sponsor” means any Governmental Authority, public or private source, university, college, research center or other educational or research institution, military, multi-national, bi-national or international organization or research center that has provided a grant to the Company Group or any inventor, developer, author, or creator of Company IP.

“Real Property Leases” has the meaning set forth in Section 3.16(b).

“Receivables” has the meaning set forth in Section 3.4(e).

“Recent Balance Sheet Date” has the meaning set forth in Section 3.4(d).

“Related Parties” has the meaning set forth in Section 8.3(e).

“Release” means any spilling, leaking, dumping, injecting, pouring, disposing, discharging, escaping, emptying, leaching, migrating or emitting into or through the indoor or outdoor environment.

“Reorganization Consents” has the meaning set forth in Section 6.11(a).

“Required Lease Consent” has the meaning set forth in Section 3.16(g).

“Reserve Amount” has the meaning set forth in Section 3.4(e).

“Resolution Period” has the meaning set forth in Section 2.3(c)(ii).

“Restricted Cash” means, without duplication, any cash or cash equivalents of the Company Group that are (a) designated as restricted cash on the consolidated balance sheet of the Company Group, (b) not freely usable or transferable because such cash or cash equivalents are subject to restrictions, limitations or Taxes on use or distribution imposed by any Law, agreement, instrument, commitment or otherwise (other than any such amounts which are Specified Included Cash), (c) held in escrow accounts, or (d) held on behalf of, or otherwise required or expected to be remitted to, customers of the Company Group; provided, however, that Restricted Cash shall not include the Specified Included Cash.

“Restricted Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Retained Entities” has the meaning set forth in Section 6.11(a)(iii).

“Retained Ex-Airport Business” has the meaning set forth in the recitals hereto.

“Review Period” has the meaning set forth in Section 2.3(c)(ii).

“RSA Calculation Statement” has the meaning set forth in Section 2.4(b).

“RSA Per Share Price” has the meaning set forth in Section 2.4(a).

“Sale” has the meaning set forth in Section 2.1.

“Section 336(e) Election” has the meaning set forth in Section 6.7(f).

“Sale Expenses” means, without duplication and to the extent remaining unpaid as of immediately prior to the Closing, those fees, commissions, costs and expenses incurred or payable by the Company Group or Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without duplication: (i) the amount of any sale, change in control, “single-trigger” severance, deferred compensation, stay or retention bonuses or similar payment obligations to any current or former officer, director, employee, or other individual service provider of the Company Group that vest or are (or become) payable as a result of the consummation of the transactions contemplated by this Agreement, plus the employer portion of any Taxes relating thereto; (ii) all amounts payable in respect of XpresTest RSAs pursuant to Section 2.4, plus the employer portion of any Taxes relating thereto; (iii) the amount of any investment banking, accounting, attorney or other professional fees incurred by the Company Group or Seller on or prior to Closing with respect to the transactions contemplated by this Agreement; (iv) the Tail Policy Costs; (v) the costs and expenses of the Escrow Agent; and (vi) the costs of the Data Room.

“Sanctioned Country” means any country or territory that is the subject or target of U.S. comprehensive territory or country-based sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea, the Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under applicable Sanctions Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person who is located, organized or ordinarily resident in a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws, Regulations, and Executive Orders relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Schedules” means the disclosure schedules delivered by the Companies to Buyer in connection with this Agreement.

“Seller” has the meaning set forth in the preamble hereto.

“Seller 401(k) Plan” has the meaning set forth in Section 6.14(e).

“Seller Termination Fee” has the meaning set forth in Section 8.4(a).

“Seller Group” has the meaning set forth in Section 10.19(a).

“Seller Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Seller or its Affiliates (including the Companies), or with respect to which any liability is borne by Seller or its Subsidiaries (including the Companies) for the benefit of employees or other individual service providers (and their dependents) of the Companies.

“Seller Releasors” has the meaning set forth in Section 10.16(a).

“Seller Tax Returns” has the meaning set forth in Section 6.7(a).

“Software” means any and all software, including operating system and applications software, embedded software, firmware, tools, data, databases, implementations of algorithms, and program interfaces, whether in source code or object code form.

“Spa LLC” has the meaning set forth in Section 3.30.

“Specified Customers” has the meaning set forth in Section  3.20.

“Specified Included Cash” has the meaning set forth in the definition of Cash and Cash Equivalents.

“Specified Retained Assets” has the meaning set forth in Section 6.11(a)(ii).

“Specified Suppliers” has the meaning set forth in Section  3.20.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Stockholder Approval” has the meaning set forth in Section 4.1(d).

“Stockholder Meeting” has the meaning set forth in Section 6.9(e).

“Support Agreement” has the meaning set forth in Section 6.9(g).

“Subsidiary” means, with respect to any Person, an entity as to which such Person (i) owns directly or indirectly 50% or more of such entity’s voting power, economic interest or similar interest or (ii) shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such Person.

“Superior Proposal” has the meaning set forth in Section 6.8(b).

“Systems” means servers, Software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment.

“Tax Contest” has the meaning set forth in Section 6.7(g).

“Tail Policy Costs” means any premiums, underwriting costs, brokerage commissions, due diligence costs, surplus line fees, Taxes and other fees and expenses incurred in order to obtain the Tail Policies.

“Tail Policies” has the meaning set forth in Section 6.5(a).

“Target NWC” means One Million Four Hundred Seventy Two Thousand Dollars ($1,472,000).

“Tax” or “Taxes” shall mean any federal, state, local, foreign and other taxes, levies, fees, imports, duties and charges of whatever kind imposed by any Governmental Authority, including taxes imposed on, or measured by net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated, whether computed on a separate, consolidated, unitary, combined or other basis; (ii) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group pursuant to Treasury Regulations Section 1.1502-6 (or other similar provision of state, local or non-U.S. law) or as a result of transferor or successor liability, or as a result of the operation of Law; (iii) any liability for the payments of any amounts as a result of being a party to any Tax Related Agreements or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii) and, in each of cases (i), (ii) and (iii), whether disputed or not, and (iv) in each case of (i), (ii) and (iii), including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto.

“Tax Related Agreements” means all existing agreements or arrangements (whether or not written) binding any Company or its Subsidiaries that (a) provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s liability in respect of any Tax; (b) require any Company or any its Subsidiaries to pay or reimburse to any Person in respect of any Tax; or (c) require any Company or any of its Subsidiaries to indemnify or take into account the Tax liability or activities of any other Person in determining its Tax liability.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax (including any amendment thereof or supplement thereto).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section  9.2(c)(i).

“Transaction Documents” means this Agreement, the Guaranty, the Escrow Agreement, the Transition Services Agreement, and all other agreements, certificates, documents or instruments entered into or delivered as contemplated by this Agreement.

“Transaction Engagement” has the meaning set forth in Section 10.19(a).

“Transfer Taxes” has the meaning set forth in Section 6.7(d).

“Transition Services Agreement” means that certain Transition Services Agreement attached hereto as Exhibit C, as such agreement may be modified by mutual agreement of Buyer and Seller prior to Closing.

“Unresolved Items” has the meaning set forth in Section 2.3(c)(ii).

“Willful Breach” means, with respect to any party hereto, a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is the consequence of an act or failure to act by the breaching party with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement and which such material breach resulted in a failure of the Closing to occur; provided, however, that the failure of Buyer to consummate the Closing solely as a result of the failure of the Debt Financing to be funded at or prior to the Closing shall not constitute a “Willful Breach” so long as Buyer shall have complied in all material respects with its obligations under Section 6.6(d).

“XpresSpa and XpresTest Business Assets” has the meaning set forth in Section 6.11(a)(i).

“XpresSpa Airport Business” has the meaning set forth in the recitals hereto.

“XpresSpa Turkey” means Expresspa Turkey Sağlık Hizmetleri ve Perakende Ticaret Limited Şirketi.

“XpresTest Business” has the meaning set forth in the recitals hereto.

“XpresTest RSAs” has the meaning set forth in Section 2.4(a).

1.2.          Interpretation.

(a)             Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (vii) any references contained herein to a preamble, section, clause, exhibit, schedule, or other attachment shall refer to the preamble or such section, clause, exhibit, schedule, or other attachment to this Agreement; and (viii) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day.

(b)             Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)             Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Law, statutes or regulations shall be construed as including all Law, statutory and regulatory provisions consolidating, amending or replacing the Law, statute or regulation on or prior to the Closing Date.

(d)             References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality. All references to currency, monetary values, “$” and dollars set forth herein shall mean United States dollars (USD) and all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in United States dollars.

(e)             References to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time; provided, however, that this Section 1.2(e) will not apply with respect to any contracts or agreements referred to in the Schedules.

(f)              To the extent that any documents or other materials were present in the online data room hosted by Dropbox for purposes of the transactions contemplated by this Agreement (the “Data Room”) and continuously available to Buyer and its Representatives with access to the Data Room for review for at least three (3) Business Days prior to the date hereof, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer for all purposes of this Agreement.

(g)             Accounting terms that are not otherwise defined in this Agreement, or any Exhibit, Annex or Schedule hereto, shall have the meanings given to them under GAAP.

(h)             References to “Transaction Document” or “Transaction Documents” when following any reference to this Agreement as a series shall mean “any other Transaction Document” or “other Transaction Documents”, in each case, in the absence of “other”, “another” or similar qualifier.

ARTICLE 2

THE SALE

2.1.          Purchase of Purchased Equity.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Purchased Equity (the “Sale”), free and clear of any Liens other than Liens arising under applicable securities Laws.

2.2.          Closing.

(a)             The closing of the Sale (the “Closing”) shall take place remotely via the electronic exchange of documents, on the date which is two (2) Business Days after the date on which the last of the conditions set forth in Article 7 is satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), or at such place and on such date and time as Seller and Buyer shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.” The Closing will be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date other than for Tax purposes.

(b)             At the Closing, Buyer shall deliver or cause to be delivered:

(i)             to Seller, the Escrow Agreement, duly executed by Buyer;

(ii)           to Seller, the Transition Services Agreement (including schedules of services negotiated in good faith by Buyer and Seller), duly executed by Buyer;

(iii)          to Seller, the certificate to be delivered pursuant to Section 7.3(b);

(iv)          to Seller, a good standing certificate (or its equivalent) for Buyer issued by the Secretary of State of the State (or other applicable Governmental Authority) of Buyer’s formation, as applicable, dated as of a date that is within ten (10) days of the Closing Date; and

(v)           to the applicable Person, the payments required to be made in accordance with Section 2.3(b).

(c)             At the Closing, Seller and the Companies shall deliver or cause to be delivered to Buyer:

(i)            membership interest assignments or other customary instruments of assignment in respect of the Purchased Equity, duly endorsed in blank and/or executed in proper form for transfer and sufficient to vest in Buyer good and valid title to the Purchased Equity, free and clear of all Liens other than Liens arising under applicable securities Laws;

(ii)           the Escrow Agreement, duly executed by Seller;

(iii)          the Transition Services Agreement (including schedules of services negotiated in good faith by Buyer and Seller), duly executed by Seller;

(iv)          employment agreements, duly executed by the applicable Company and such employees of Seller or its Affiliates listed on Annex 2.2(c)(iv);

(v)           the certificates to be delivered pursuant to Section 7.2(b);

(vi)          a duly completed and properly executed (as of the Closing Date) Internal Revenue Service Form W-9 for Seller;

(vii)         a good standing certificate (or its equivalent) for Seller issued by the Secretary of State of the State of Seller’s formation, dated as of a date that is within ten (10) days of the Closing Date;

(viii)        a good standing certificate (or its equivalent) for each member of the Company Group that is organized in the United States, issued by the applicable regulatory body within such Person’s jurisdiction of formation, dated as of a date that is within ten (10) days of the Closing Date;

(ix)           a certificate executed by an authorized officer of Seller, dated as of the Closing Date, certifying that (A) the Stockholder Approval has been duly obtained in accordance with applicable Laws and Seller’s organizational documents, (B) the resolutions of the board of directors of Seller constituting the Board Recommendation (x) were duly and validly adopted in accordance with applicable Laws and Seller’s organizational documents, (y) have not been rescinded, modified, or withdrawn in any respect, and (z) remain in full force and effect as of the Closing Date, and (C) that attached thereto are true and correct copies of Seller’s certificate of formation and other organizational documents;

(x)            a certificate executed by an authorized officer of each Company, dated as of the Closing Date, certifying that attached thereto are true and correct copies of (A) the organizational documents of each member of the Company Group and (B) the unanimous joint written resolutions of such Company’s board of directors or managers (or similar governing body) duly passed (that have not been revoked) authorizing such Company to consummate the transactions contemplated hereby;

(xi)          written resignations, effective as of the Closing, of the directors, managers and officers (or local equivalent, if any) of the Company Group as Buyer shall identify in writing to Seller no later than five (5) Business Days prior to the Closing Date;

(xii)         evidence reasonably satisfactory to Buyer of the termination of the agreements and contracts set forth on Annex 2.2(c)(xii), and such other agreements as Buyer shall identify in writing to Seller no later than five (5) Business Days prior to the Closing Date, in each case, effective as of the Closing;

(xiii)         the consents from the Persons set forth on Schedule 3.1(e) and Schedule 4.3 and marked with an asterisk thereon, in form and substance reasonably satisfactory to Buyer;

(xiv)         a certificate, on behalf of XpressTest, dated as of the Closing Date, prepared in a manner consistent with the requirements of Treasury Regulation Section 1.1445-2(c), and certifying that no Company has ever been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, together with the notification to the IRS required under Treasury Regulation Section 1.897-2(h)(2) and written authorization for Buyer to deliver such statement and notice to the IRS;

(xv)         certificate of each Subsidiary that is treated as a partnership for U.S. federal income tax purposes, prepared in a manner consistent with the requirements of Temporary Treasury Regulation Section 1.1445-11T(d) and certifying that 50% or more of the value of the gross assets of the applicable Subsidiary does not consist of U.S. real property interests;

(xvi)        with respect to each holder of Funded Indebtedness constituting Closing Indebtedness, payoff letter(s) from such holder (or a duly authorized agent acting on such holder’s behalf) with respect to the applicable Funded Indebtedness and corresponding Liens to be discharged at or prior to Closing setting forth (1) the aggregate amount required to discharge such Indebtedness in full as of the anticipated Closing Date, (2) wire transfer instructions for payment of such amount, and (3) a commitment to release and discharge all related Liens upon receipt of such payment, in each case in form and substance satisfactory to Buyer and (B) any secured party with respect to any Lien on the assets of the Company Group that is not a Permitted Lien, a discharge or release of such Lien in form and substance satisfactory to Buyer;

(xvii)       executed written waivers, in form and substance reasonably satisfactory to Buyer, from (i) each holder of anti-dilution rights with respect to any equity interests of XpresTest (including, without limitation, Bruce Bernstein and Doug Satzman) and XpresSpa, pursuant to which each such holder irrevocably waives any and all anti-dilution rights, maintenance of ownership obligations, or similar protections arising under any award agreement, equity incentive plan, or any other agreement with respect to XpresTest, and XpresSpa, in each case, effective as of the Closing, and (ii) each equity holder of XpresSpa Middle East B.V. with respect to the provisions of Article 15(1)(c) of the articles of association of such entity, and pursuant to which each such equityholder shall affirmatively grant its consent to the transactions contemplated by this Agreement;

(xviii)      (1) written evidence, in form and substance reasonably satisfactory to Buyer, that the Pre-Closing Reorganization has been completed in accordance with Section 6.11, (2) copies of all executed Assignment and Transfer Documents, and (3) copies of all Reorganization Consents obtained in connection therewith (or, if any such Reorganization Consent has not been obtained, a certificate executed by an authorized officer of Seller, dated as of the Closing Date, describing in reasonable detail the alternative arrangements implemented by Seller in accordance with Section 6.11(a);

(xix)         written evidence, in form and substance reasonably satisfactory to Buyer, that the real property leases and concession agreements with respect to the XpresSpa Airport Business locations set forth on Annex 2.2(c)(xix) have been renewed or extended such that the XpresSpa Airport Business can continue operating at such locations following the Closing;

(xx)          evidence, in form and substance reasonably satisfactory to Buyer, that the state tax lien, filed October 17, 2026 against XpresTest in New York County (lien no. 005177397-01; index no. 54-906294) in favor of the New York Department of Labor has been terminated;

(xxi)         written evidence, in form and substance reasonably satisfactory to Buyer, that the actions required by Section 2.4(d) have been completed; and

(xxii)        written evidence, in form and substance reasonably satisfactory to Buyer, that XpressSpa Turkey has registered a capital increase with the Istanbul Trade Registry such that such entity’s share capital does not fall below the minimum required by applicable Turkish law.

(d)             Between the Calculation Time and the Closing, the Company Group shall not issue any outgoing checks, initiate any wires or otherwise make any payments to any Person.

2.3.          Purchase Price, Calculation and Payment of Estimated Purchase Price.

(a)             Estimated Purchase Price. At least five (5) Business Days prior to the Closing Date (or such later date agreed to by Buyer in writing), Seller shall deliver to Buyer a statement executed by the Chief Financial Officer of Seller setting forth its calculation of the Estimated Purchase Price and shall include detailed supporting schedules in which each of the components of the Estimated Purchase Price calculation were computed (the “Preliminary Statement”). The “Estimated Purchase Price” shall be a good faith estimate of the Purchase Price, as determined by Seller (subject to adjustment as provided below)). In connection with determining the Estimated Purchase Price, Seller shall estimate the amount of the following items: (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (iii) the Closing Indebtedness (such amount the “Estimated Closing Indebtedness”), (iv) the Closing Cash (the “Estimated Closing Cash”), and (v) the Sale Expenses (such amount the “Estimated Sale Expenses”). The Preliminary Statement shall also include a schedule setting forth the cash held by each member of the Company Group in each applicable jurisdiction as of the date of delivery of the Preliminary Statement. Buyer shall be entitled to review, comment on and request reasonable changes to the Preliminary Statement and Seller and the Companies shall furnish to Buyer and its representatives reasonable access (subject to the execution of customary confidentiality and work paper access letters, if requested), during normal business hours and upon reasonable prior written notice, to all working papers, books, records, financial data, calculations and other documentation of Seller, the Companies or any of their Affiliates or their respective accountants or financial advisors used in the preparation of the Preliminary Statement or otherwise relevant to the computation of the amounts set forth therein or the calculation of the Estimated Purchase Price. Seller shall consider Buyer’s proposed changes to the Preliminary Statement in good faith. In no event will any of Buyer’s rights under this Agreement be considered waived, impaired or otherwise limited as a result of Buyer making or failing to make any objection or comment prior to the Closing to the Preliminary Statement or any amount set forth therein.

(b)             Payment of Estimated Purchase Price; Closing Date Payments. On the Closing Date, contemporaneously with the Closing, Buyer shall pay:

(i)             An amount of cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) (such amount, the “Adjustment Escrow Amount” and, together with any interest, dividends, gains and other income earned thereon, the “Adjustment Escrow Funds”) to Citibank, N.A., as escrow agent (the “Escrow Agent”), to be deposited into an escrow account (the “Adjustment Escrow Account”) established pursuant to an escrow agreement entered into on the Closing Date among Buyer, Seller and Escrow Agent and substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”);

(ii)           An amount of cash equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000) (such amount, the “Indemnity Escrow Amount” and, together with any interest, dividends, gains and other income earned thereon, the “Indemnity Escrow Funds”) to the Escrow Agent, to be deposited into a separate escrow account (the “Indemnity Escrow Account”) established pursuant to the Escrow Agreement, which shall govern the Indemnity Escrow Account as a separate account from the Adjustment Escrow Account and the Atlanta Escrow Account;

(iii)          An amount of cash equal to Two Hundred Fifty Thousand Dollars ($250,000) (such amount, the “Atlanta Escrow Amount” and, together with any interest, dividends, gains and other income earned thereon, the “Atlanta Escrow Funds”) to the Escrow Agent, to be deposited into a separate escrow account (the “Atlanta Escrow Account”) established pursuant to the Escrow Agreement, which shall govern the Atlanta Escrow Account as a separate account from the Adjustment Escrow Account and the Indemnity Escrow Account);

(iv)          An amount of cash equal to the Estimated Closing Indebtedness in respect of the Funded Indebtedness set forth on Annex 2.3(b)(iv) (which Annex may be updated prior to Closing by Seller with the consent of Buyer (not to be unreasonably withheld, conditioned, or delayed)) to the holders of such Funded Indebtedness to be discharged on behalf of the Company Group by wire transfer of immediately available funds to such account or accounts as directed in the applicable payoff letter(s) or as directed by Seller in writing to Buyer no later than three (3) Business Days prior to the Closing Date;

(v)           Any Estimated Sale Expenses to each of the payees thereof on behalf of Seller or the Company (provided that any such Estimated Sale Expenses that are compensatory for Tax purposes shall be paid to Seller or the applicable member of the Company Group for distribution to the applicable payee pursuant to applicable payroll practices, less applicable withholding Taxes); and

(vi)          The Estimated Purchase Price (after deducting the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Atlanta Escrow Amount) to Seller by wire transfer of immediately available funds to such account or accounts as directed by Seller no later than three (3) Business Days prior to the Closing Date.

(c)             Preparation of the Final Statement of Purchase Price.

(i)             As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth a proposed calculation of: (A) the Closing Net Working Capital (the “Proposed Closing Net Working Capital”), (B) the Net Working Capital Adjustment (the “Proposed Net Working Capital Adjustment”), (C) the Closing Indebtedness (the “Proposed Closing Indebtedness”), (D) the Closing Cash (the “Proposed Closing Cash”), and (E) the Sale Expenses (the “Proposed Sale Expenses”), and the resulting Purchase Price (the “Proposed Purchase Price Calculation”) based on the Proposed Closing Net Working Capital, the Proposed Closing Indebtedness, the Proposed Closing Cash, and the Proposed Sale Expenses. The Proposed Closing Net Working Capital, the Proposed Closing Indebtedness, the Proposed Closing Cash, the Proposed Sale Expenses and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be calculated in accordance with the Accounting Principles, the applicable definitions set forth in this Agreement and the other requirements of this Section 2.3 and shall include detailed supporting schedules in which each of the components of the Proposed Purchase Price Calculations were computed. The Proposed Closing Date Calculations shall (i) shall be in accordance with the Accounting Principles, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or year-end reclassification and adjustments and (iii) exclude the effect of any decision or event occurring as a result of Buyer’s actions following the Closing. If Buyer does not deliver the Proposed Closing Date Calculations within the time period required by this Section 2.3(c)(i), at Seller’s option, it may accept the Estimated Purchase Price as the Final Statement of Purchase Price or it may submit in writing to Buyer its own Proposed Closing Date Calculations within the subsequent thirty (30)-day period (whereupon Buyer and Seller shall follow the requirements of Section 2.3(c)(ii) mutatis mutandis, with Buyer having a thirty (30)-day period following Seller’s delivery of the Proposed Closing Date Calculations to deliver a Purchase Price Dispute Notice).

(ii)            Seller may dispute the Proposed Closing Date Calculations (or any items therein) by delivering a written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within thirty (30) days of receiving the Proposed Closing Date Calculations (the “Review Period”). In the event that Buyer has not provided supporting documents reasonably requested by Seller in its review of the Proposed Closing Date Calculations, Seller may object to any items in the Proposed Closing Date Calculations on that basis. Any component of the Proposed Purchase Price Calculation not expressly and specifically identified as being in dispute in the Purchase Price Dispute Notice will be final, conclusive, binding on and non-appealable by the parties for purposes of this Section 2.3(c), unless the resolution of a disputed item affects an undisputed item within the Proposed Closing Date Calculations, in which case such undisputed component will, notwithstanding the failure to object to such component in the Purchase Price Dispute Notice, be considered a disputed item solely to the extent affected by the resolved disputed item (for example, a misclassification of outstanding checks between accounts payable and cash will require adjustment to both accounts, even if the disputed item related only to accounts payable and not cash). During the Review Period and the Resolution Period (if any), Seller and its accountants and other representatives shall be provided reasonable access (subject to the execution of customary confidentiality and work paper access letters, if requested), during normal business hours, and upon reasonable prior notice, and in a manner not unreasonably disruptive to Buyer’s or the Company Group’s ordinary business activities, to any working papers and books and records of the Company Group, or any of their respective accountants or financial advisors used in the preparation of the Proposed Closing Date Calculations, along with any other information relevant to the computation or calculation of the amounts set forth therein, or as otherwise reasonably requested by Seller as necessary to enable Seller to review the Proposed Closing Date Calculations. Buyer and Seller shall use commercially reasonable efforts to resolve any such dispute during the thirty (30)-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller (the “Resolution Period”). If Seller and Buyer do not obtain a final resolution during the Resolution Period, then either Seller or Buyer may submit the items remaining in dispute (the “Unresolved Items”) a nationally recognized accounting firm to be mutually agreed upon between Seller and Buyer; provided, however, that if the parties are unable to agree upon an independent accounting firm to resolve such dispute, then, within five (5) Business Days of the expiration of the Resolution Period, Seller and Buyer will each select an independent accounting firm and direct the same to designate, by common and mutual agreement, within three (3) Business Days, a third independent accounting firm to resolve such dispute, failing which a firm will be selected by them by lot (such independent accounting firm, as selected or designated in accordance with the foregoing, the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable Unresolved Items and the resulting final Purchase Price within thirty (30) days after engagement of the Accounting Firm with respect to the dispute, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The parties hereto further agree that the adjustment contemplated by this Section 2.3(c)(ii) with respect to Closing Net Working Capital is intended to show the change between the Estimated Closing Net Working Capital and the Closing Net Working Capital, and that such changes can only be measured if each calculation is done in a manner consistent with the terms of this Agreement and the Accounting Principles and the definitions thereof. The determination of the Accounting Firm with respect to the Unresolved Items shall, absent manifest error or fraud, be conclusive and binding upon Seller, Buyer and the other parties hereto and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. All communications with the Accounting Firm shall include both Buyer and Seller, and Buyer and Seller each agree that it will not have any ex parte communications with the Accounting Firm. The Accounting Firm may also request a party to answer questions that it deems relevant to the resolution of the Unresolved Items.

The Accounting Firm shall determine, based solely on written submissions by Buyer and Seller (with a copy of such submissions to the other party) and their respective representatives, and not by independent review, only the Unresolved Items and no other determination. In resolving any Unresolved Items, the Accounting Firm shall act as an expert and not an arbitrator and shall be bound by the Accounting Principles, the applicable definitions set forth in this Agreement and the other requirements of this Section 2.3 and shall not assign a value to any item greater than the greatest value for such item claimed or less than the smallest value for such item claimed, in the case of Buyer, as provided in the Proposed Closing Date Calculations (or Purchase Price Dispute Notice if Seller opts to provide Proposed Closing Date Calculations pursuant to Section 2.3(c)(i)), and in the case of Seller, as provided in the Purchase Price Dispute Notice (or Proposed Closing Date Calculations if Seller opts to provide Proposed Closing Date Calculations pursuant to Section 2.3(c)(i)). The Accounting Firm will have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. If any party fails to submit a statement regarding any Unresolved Items submitted to the Accounting Firm within the time determined by the Accounting Firm or otherwise fails to give the Accounting Firm access as reasonably requested, then the Accounting Firm shall render a decision based solely on the evidence timely submitted and the access afforded to the Accounting Firm by the other party.

The “Final Statement of Purchase Price” shall mean (A) if a Purchase Price Dispute Notice is not delivered within the time period required by this Section 2.3(c)(ii), the amount of the Proposed Purchase Price Calculation, (B) the amount agreed as the final Purchase Price at any time in writing by Buyer and Seller, or (C) the final Purchase Price as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.3(c)(ii).

(iii)          In the event Seller and Buyer submit any Unresolved Items to the Accounting Firm for resolution as provided in Section 2.3(c)(ii) above, the fees, costs and expenses of the Accounting Firm (A) shall be paid by Buyer in the proportion that the aggregate dollar amount of such Unresolved Items so submitted that are successfully disputed by Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be paid by Seller in the proportion that the aggregate dollar amount of such Unresolved Items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such Unresolved Items so submitted. For purposes of illustration, if the total amount of the disputed items as originally submitted to the Accounting Firm equals $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Seller and 40% of the fees and expenses of the Accounting Firm would be borne by Buyer.

(d)             Adjustment to Estimated Purchase Price.

(i)            If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), (x) Buyer or the Companies shall pay to Seller (or its designees) an amount equal to the Actual Adjustment by wire transfer or delivery of other immediately available funds to such account or accounts as directed by Seller, and (y) Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller (or its designees) the entirety of the Adjustment Escrow Funds.

(ii)           If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3(c), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (x) to Buyer (or its designee) out of the Adjustment Escrow Account all or a portion of the Adjustment Escrow Funds equal to the absolute value of the Actual Adjustment, and (y) to Seller (or its designee) out of the Adjustment Escrow Account, the remainder of the Adjustment Escrow Funds (if any, taking into account any amounts previously released to Buyer pursuant to this Section 2.3(d)(ii)). In the event that the Adjustment Escrow Funds are insufficient to pay to Buyer any amounts owed to it pursuant to this Section 2.3(d)(ii), then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.3(c) Seller shall pay to Buyer, by wire transfer of immediately available funds, any such amounts not recovered from the Adjustment Escrow Account. Without limiting the foregoing, Buyer shall have the right to set-off any amounts finally determined to be owed to Buyer pursuant to this Section 2.3(d)(ii) that remain unpaid against any other amounts then or thereafter payable by Buyer to Seller under this Agreement or any other Transaction Document.

(e)             Exclusive Remedies. The parties agree that, solely as between them, other than claims by Buyer for Actual Seller Fraud or claims by Seller for Actual Buyer Fraud, the adjustment mechanics to the Purchase Price (including the dispute resolution provisions) and the releases of Adjustment Escrow Funds and other payments provided for in Section 2.3(c) and Section 2.3(d) shall be the sole and exclusive remedy of the parties with respect to any matters relating to the calculation of the Purchase Price and the parties further agree that upon a final determination of the Purchase Price in accordance with the provisions of Section 2.3(c) and Section 2.3(d) and the payment of the applicable Actual Adjustment (if any), such determination of Purchase Price shall be final and binding on the parties, and all further claims against a party hereto in connection with the determination of the Purchase Price or adjustments thereto shall be barred (it being understood, however, that the right of any party to exercise rights and remedies under this Agreement, including equitable or injunctive relief, with regard to the failure by any party to comply with its obligations under Section 2.3(c) and Section 2.3(d) shall not be affected hereby).

2.4.          Treatment of XpresTest Equity Awards.

(a)             Treatment of XpresTest Restricted Stock Awards. At the Closing, each outstanding XpresTest restricted stock award (“XpresTest RSAs”) shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or XpresTest, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares underlying such award of XpresTest RSAs, multiplied by (y) a per-share price to be mutually agreed by Buyer and Seller in writing no later than three (3) Business Days prior to the Closing Date, based on a valuation of XpresTest conducted in a manner consistent with Section 6.7(f) and the Allocation Schedule (such per-share price, the “RSA Per Share Price”).

(b)             Payment. The Seller shall deliver to Buyer at the Closing a statement (the “RSA Calculation Statement”) setting forth the amounts payable to the holders of XpresTest RSAs in accordance with Section 2.4(a) (calculated using the RSA Per Share Price as mutually agreed pursuant to Section 2.4(a)), less Taxes required to be withheld with respect to such payments. The Companies shall pay (or cause to be paid) to the holders of XpresTest RSAs the amounts set forth in the RSA Calculation Statement as soon as practicable following the Closing Date, but not later than five (5) Business Days following the Closing Date.

(c)             Termination of XpresTest Equity Plan. As of the Closing, the XpresTest 2020 Equity Incentive Plan shall be terminated and no further shares, XpresTest RSAs, other equity interests in XpresTest or other rights with respect to shares shall be granted thereunder. Following the Closing, no such XpresTest RSA, equity interest or other right that was outstanding immediately prior to the Closing shall remain outstanding and each former holder of any such XpresTest RSA, equity interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(d)             Board Actions. Prior to the Closing, the XpresTest Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate to effect the transactions described in this Section 2.4. In addition, in connection with the cancellation of the XpresTest RSAs as contemplated herein, XpresTest shall secure repurchase agreements from each holder of XpresTest RSAs (and, to the extent reasonably requested by Buyer, any former holder of XpresTest RSAs, to the extent the Company does not maintain records reflecting the transfer of such XpresTest RSAs by such former) which, among other things, shall release all such holders’ rights with respect to such XpresTest RSAs, other than the right to receive the consideration described in this Section 2.4.

2.5.          Non-U.S. Security Deposit Payments.

(a)             The parties acknowledge and agree that security deposits held as of the Closing Date by landlords under Real Property Leases with respect to Non-U.S. Real Property, and cash held as collateral in respect of letters of credit, surety bonds, bank guarantees or performance bonds with respect to the business of the Company Group outside of the United States (each, a “Non-U.S. Deposit”) are not Eligible Security Deposits, are excluded from the definitions of Cash and Cash Equivalents and Closing Cash, and are not reflected in the Purchase Price. In lieu of any adjustment to the Purchase Price in respect of the Non-U.S. Deposits, the parties agree to the payment mechanics set forth in this Section 2.5.

(b)             During the twelve (12)-month period following the Closing Date, if any Real Property Lease with respect to Non-U.S. Real Property expires or is terminated (whether by the Company Group or the applicable landlord) and, in connection therewith, any member of the Company Group actually receives from the applicable landlord or holder thereof the return of all or any portion of the corresponding Non-U.S. Deposit (net of any amounts withheld or offset by such landlord or holder), then Buyer shall cause the applicable member of the Company Group to pay to Seller, within ten (10) Business Days of receipt of such amounts, a cash amount equal to (A) the net amount actually received by such member of the Company Group in respect of such Non-U.S. Security Deposit return, minus (B) any reasonable and documented out-of-pocket costs and expenses (including legal fees) incurred by Buyer or any member of the Company Group in connection with collecting or recovering such Non-U.S. Deposit from the applicable landlord or holder (the “Collection Costs”), which such net amount will be paid to Seller, at Buyer’s sole option, in either the same currency in which it is received by the Company Group or United States Dollars based on the then applicable exchange rate. For the avoidance of doubt, if any Real Property Lease with respect to Non-U.S. Real Property expires or is terminated and the Company Group does not receive return of any portion of the applicable Non-U.S. Deposit(s), then there shall be no payment due or ever owed to the Seller with respect to such Non-U.S. Deposit(s). In no event shall the amount payable to Seller pursuant to this Section 2.5(b) with respect to any Non-U.S. Deposit be less than zero.

(c)             On the date that is twelve (12) months following the Closing Date, Buyer shall cause the Companies to pay to Seller, by wire transfer of immediately available funds, a cash amount equal to (i) the aggregate amount of Non-U.S. Deposits (as set forth in the Non-U.S. Deposit Schedule) with respect to each Real Property Lease for Non-U.S. Real Property that has not expired or been terminated and with respect to which the Company Group continues to operate as of such date, minus (ii) the amount of any claim on such deposits of which Buyer or the Companies have been notified by the applicable landlord as of such date, minus (iii) any Collection Costs, and minus (iv) the amount of any such Non-U.S. Deposit that Seller or any of its Affiliates has directly received from the applicable landlord or holder prior to the date of the Non-U.S. Deposit Anniversary Payment (such resulting amount, the “Non-U.S. Deposit Anniversary Payment”); provided that the Non-U.S. Deposit Anniversary Payment shall not be less than zero. The Non-U.S. Deposit Anniversary Payment shall constitute full and final settlement of all of Buyer’s obligations to Seller with respect to each Non-U.S. Deposit covered thereby.

(d)             Prior to the Closing, Seller shall prepare and deliver to Buyer a schedule (the “Non-U.S. Deposit Schedule”) setting forth, with respect to each Real Property Lease for Non-U.S. Real Property, (i) the name of the applicable landlord, (ii) the location of the applicable Leased Real Property, (iii) the amount of the corresponding Non-U.S. Deposit, (iv) a description of any claims on or withholdings or offsets from such deposits of which Seller is aware as of the Closing Date, and (v) a description of any facts or circumstances known to Seller as of the Closing Date that would reasonably be expected to adversely impact the Company Group’s entitlement to receive payment in full of the Non-U.S. Deposits from the applicable landlords or holders thereof. The Non-U.S. Deposit Schedule shall be updated by Seller no later than three (3) Business Days prior to the Closing Date to reflect any material changes thereto.

2.6.          Withholding.

Buyer, the Companies, the Escrow Agent, and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law; provided, that, prior to withholding any such amount, the Buyer shall (i) provide written notice of its intent to withhold to Seller as soon as reasonably practicable, but in any event, at least five (5) Business Days in advance of the anticipated date of the applicable payment, indicating (A) the approximate amount to be deducted and withheld, and (B) the basis for requiring such deduction and withholding and (ii) provide Seller the opportunity to minimize or eliminate such withholding to the extent permitted by applicable Tax Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by the Companies or Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1.          Organization; Authority and Enforceability; No Conflict.

(a)             XpresTest is a corporation and XpresSpa is a limited liability company, and each such Company is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all requisite corporate or limited liability company power and authority to carry on its business as it is currently being conducted, except where failure to be in good standing would not, individually or in the aggregate, be adverse, in any material respect, to the Company Group taken as a whole.

(b)             Each Company is duly qualified to do business and is in good standing (to the extent such concept is applicable) in the jurisdictions where the nature of the property owned or leased or the business conducted by such Company makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to be adverse, in any material respect, to the Company Group taken as a whole.

(c)             True and complete copies of the organizational documents of each Company and each Other Company Group Member, as currently in effect, have been made available to Buyer in the Data Room.

(d)             Each Company has all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which such Company is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents to be executed by such Company in connection herewith, and the consummation by each Company of the transactions contemplated hereby and thereby, have been or as of immediately prior to the Closing will be duly authorized by all necessary corporate or limited liability company action on behalf of such Company. This Agreement and the other Transaction Documents to which each Company is a party have been or, upon execution and delivery, will be duly and validly executed and delivered by each Company and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of each Company, enforceable against each Company in all material respects in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

(e)             The execution, delivery and performance by each Company of this Agreement and the other Transaction Documents to be executed by such Company and the consummation by each Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of the organizational documents of such Company or any other member of the Company Group; (ii) violate any provision of Law to which such Company or any other member of the Company Group is subject, (iii) violate any Order applicable to such Company or any other member of the Company Group, or (iv) violate, result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) or require the consent of any third party or give rise to any right of termination, cancellation or acceleration under, any material indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which such Company or any other member of the Company Group is a party or by which any such Person may be bound, or result in the creation or imposition of any Lien upon any assets or property of the Company Group; except, in the case of clause(iv) above, for violations, breaches, events, or defaults that would not, individually or in the aggregate, reasonably be expected to be material to any member of the Company Group.

(f)              No member of the Company Group is insolvent or unable to pay its debts as they fall due within the meaning of any applicable insolvency legislation, and no member of the Company Group has stopped paying its material debts as they fall due. No order has been made, and no petition has been presented or resolution passed, for the winding up of any member of the Company Group or for the appointment of an administrator, liquidator or provisional liquidator (or equivalent in the jurisdiction of its incorporation). No process has been initiated which would reasonably be expected to lead to any member of the Company Group being dissolved and its assets being distributed amongst its creditors, shareholders or other contributors.

(g)             No member of the Company Group has executed any power of attorney or conferred on any Person any authority to enter into any transaction on behalf of or bind it in any way and which power of attorney or authority remains in force, other than any power of attorney or authority granted to any officer, manager, employee, director, secretary, authorized signatory, or other equivalent function holder of the Company Group to enter into routine trading contracts or to bind such member of the Company Group in the normal course of their duties in the Ordinary Course of Business.

(h)             Schedule 3.1(h) sets forth a true and correct list of each director, manager, officer or other equivalent function holder of each member of the Company Group.

3.2.          Capitalization.

(a)             Schedule 3.2(a) sets forth the authorized and issued equity interests in each Company, all of which are held of record by Seller free and clear of all Liens, are duly authorized, are validly issued and are non-assessable, and except as set forth on Schedule 3.2(a), there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by either Company (including any right of conversion or exchange under any outstanding security or other instrument) of any equity, ownership or profit sharing interests of either Company or to any other member of the Company Group. All of Companies’ (and each other member of the Company Group’s) equity interests have been issued in compliance with applicable Laws and except as provided by applicable Law, are not subject to any preemptive or similar rights.

(b)             Except as set forth on Schedule 3.2(b), there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of either Company or any other member of the Company Group or subscriptions, warrants, options, rights, or other binding commitments obligating either Company or any other member of the Company Group to issue or dispose of any of its equity securities or any ownership interest therein. No member of the Company Group is a party to, or otherwise bound by, and has not granted or authorized, any equity appreciation rights, participation, phantom equity or similar rights. Except as set forth on Schedule 3.2(b), no member of the Company Group is party to (nor is any other Person party to) any voting trusts, voting agreements, proxies, equityholder agreements, or other agreements that restrict the voting or transfer of the Purchased Equity or the equity interests of any other member of the Company Group. Upon consummation of the transactions contemplated by this Agreement, at the Closing Buyer will own, free and clear of all Liens, all of the Purchased Equity.

(c)             Upon the cancellation of all outstanding XpresTest RSAs in accordance with Section 2.4, the Purchased Equity shall constitute one hundred percent (100%) of the issued and outstanding equity interests of each Company, and no other equity interests, options, warrants, convertible securities, or other rights to acquire equity interests in either Company shall remain outstanding.

3.3.          Subsidiaries.

(a)             Schedule 3.3(a) sets forth a correct and complete list of each Person in which either Company or any of its Subsidiaries holds any equity, ownership or profit sharing interest (collectively, the “Other Company Group Members”), indicating its jurisdiction of incorporation or formation, and the direct owner(s), and percentage of equity interests held by each such direct owner. Neither the Company, nor any Other Company Group Member, has agreed to acquire any equity interests in any company other than an Other Company Group Member. Neither Company, nor any Other Company Group Member (x) has any binding obligation to become a member of any partnership, joint venture, consortium or other unincorporated association with any third party, or (y) has any branch or permanent establishment or registration as a foreign entity outside its country or state (as applicable) of incorporation and does not control or take part in the management of any company or business organization. Each Other Company Group Member: (i) is validly existing under the Laws of the jurisdiction of its incorporation or organization; (ii) has all requisite corporate power and authority and all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted; and (iii) is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except, in the case of clauses (ii) and (iii), as would not be material to any member of the Company Group.

(b)             Except as set forth on Schedule 3.3(b), all outstanding shares of capital stock or other equity or voting securities or equity or voting interests of each Other Company Group Member are owned directly or indirectly by either Company, free and clear of all Liens, other than transfer restrictions arising under applicable securities Laws and any restrictions on the transfer of such securities (including any rights of pre-emption or other rights of any third party) arising under applicable Law or the organizational documents of the applicable Subsidiary. All outstanding shares of capital stock of or other equity or voting securities or equity or voting interests in each Other Company Group Member have been duly authorized and validly issued and are fully paid, nonassessable and, other than those arising under or imposed by applicable Law, free of preemptive (or similar antidilution) rights. There are no stockholder agreements, voting trusts or other binding agreements to which any of the Other Company Group Members is a party or by which it is bound relating to the voting or registration of any capital stock or other equity securities or equity interests of any such Other Company Group Member.

3.4.          Financial Statements.

(a)             True, correct and complete copies of the (i) the audited consolidated balance sheet of Seller and its Subsidiaries (including the Company Group) as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations and comprehensive loss, changes in temporary equity and stockholders’ equity (deficit) and cash flows for the years then ended, together with the notes thereto (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of Seller and its Subsidiaries (including the Company Group) as of March 31, 2026, and the related unaudited consolidated statements of operations and comprehensive loss, changes in temporary equity and stockholders’ equity (deficit) and cash flows for the three (3) month period ended March 31, 2026 (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), are attached as Schedule 3.4(a). The parties acknowledge that the Financial Statements are presented on a consolidated basis for Seller and its Subsidiaries and are not presented solely with respect to the Company Group. All back-up files, schedules, workpapers, and support materials regarding the Company Group (including any segment, divisional, or subsidiary-level financial data, intercompany allocation schedules, cost-sharing records, and any other materials) provided by Seller and the Company Group to Buyer prior to the date hereof (i) are true, correct and complete in all material respects, (ii) accurately reflect, in all material respects, the assets, liabilities, financial position, results of operations (including profits or losses, as the case may be) and cash flows attributable to the Company Group for the applicable periods, (iii) were prepared using the same accounting policies, methods, and practices applied in the preparation of the Financial Statements, consistently applied, and (iv) may be relied upon by Buyer in its preparation of pro forma carve-out financial statements for the Company Group. Seller has not withheld or failed to disclose to Buyer any back-up files, schedules, workpapers, or support materials in its or the Company Group’s possession or control that would be material to, or necessary for, Buyer’s preparation of pro forma carve-out financial statements for the Company Group.

(b)             The Financial Statements have been prepared in all material respects using the same accounting policies, methods, principles and practices as those applied in the preparation of the audited consolidated financial statements of Seller and its Subsidiaries (including the Company Group) for the fiscal years ended December 31, 2025 and December 31, 2024, consistently applied throughout the periods covered thereby. The Financial Statements, and the back-up materials referred to in Section 3.4(a), accurately reflect in all material respects the revenues, expenses, assets, liabilities and cash flows attributable to the Company Group as part of Seller’s consolidated enterprise for the periods covered, including all allocations of shared costs and intercompany charges between the Company Group and the other businesses of Seller and its Subsidiaries, which allocations have been made on a reasonable and consistent basis. The accounting policies and allocation methodologies used in the preparation of the Financial Statements, and the back-up materials referred to in Section 3.4(a), have not been changed in a manner that would be adverse to the Company Group or that would misstate the Company Group’s contribution to Seller’s consolidated financial position or results of operations.

(c)             The Financial Statements (including the notes thereto) present fairly in all material respects and in accordance with GAAP, consistently applied, the assets, liabilities, financial position, results of operations (including profits or losses, as the case may be) and cash flows of the Company Group for the applicable year or the period then ended, except (A) as otherwise noted therein, (B) in the case of the Interim Financial Statements, for the absence of footnote disclosures and other presentation items and normal year-end reclassifications and adjustments which would not be material in amount in the aggregate or material in nature, (C) the Financial Statements do not reflect the push-down of costs, assets or liabilities that might be required in preparing carve-out financial statements, and do not necessarily reflect what the financial position, results of operations, or cash flows of the Business would have been had it operated as a stand-alone entity during the periods presented, and (D) the Financial Statements reflect the Business as being part of Seller and its relevant Affiliates’ consolidated group (as opposed to a stand-alone basis) from a tax accounting perspective. There has been no material change in the accounting methods or practices of the Company Group since the date covered by the Unaudited Financial Statements. The Financial Statements were derived from the books and records of the Company Group. The books and records of the Company Group are true and correct in all material respects, and in reasonable detail accurately and fairly reflect actual, bona fide transactions of the Company Group in accordance with GAAP and the Accounting Principles. There are no significant deficiencies or material weaknesses in the design or operation of any internal controls of the Company Group that adversely affect its ability to record, process, summarize and report financial information.

(d)             Except as set forth on Schedule 3.4(d), the Company Group does not have any Liability, except (i) Liabilities that are accrued or reserved against in the Financial Statements, (ii) Liabilities which have been incurred since December 31, 2025 (the “Recent Balance Sheet Date”) in the Ordinary Course of Business (none of which results from, arises out of or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement or violation of Law) and that have been or will be accrued in the calculation of Net Working Capital, (iii) Liabilities incurred in connection with the performance of executory Contracts to which any member of the Company Group is a party as of or following the date of the Recent Balance Sheet Date (including any Contracts entered into after the date hereof in compliance with Section 6.3) (none of which arises out of any breach of contract, breach of warranty, environmental matter or violation of Law), (iv) Liabilities otherwise disclosed in the Schedules but only to the extent such Liability is reasonably apparent on the face of the Schedule, (v) Liabilities that are included in the calculation of Indebtedness, Net Working Capital or Sale Expenses, and (vi) Liabilities not otherwise described in the immediately preceding clauses (i)-(v) that do not, individually or in the aggregate, exceed $50,000.

(e)             Except as set forth on Schedule 3.4(e), all accounts, notes and other receivables of the Company Group (collectively, the “Receivables”) that are reflected on the Interim Financial Statements or that have arisen since the date of the Interim Financial Statements through the date hereof, (i) are derived from the books and records of the Company Group, (ii) represent bona fide monies due for goods actually sold and delivered or services actually rendered by the Company Group in the Ordinary Course of Business, and (iii) are not subject to any material refunds or adjustments or any written (or to the Knowledge of the Seller, oral) assertions of rights of set-off in excess of the reserves included specifically therefor on the balance sheet (the “Reserve Amount”), as applicable. The Reserve Amount has been established consistent with past practice of the Company Group. No Receivable has been assigned or transferred to any other Person or subjected to any Lien (other than Permitted Liens), and no Receivable has been sold, factored, or otherwise monetized prior to its stated due date. Except as set forth on Schedule 3.4(e) or specifically reserved for on the Interim Financial Statements, there is no dispute in writing (or, to Seller’s Knowledge, otherwise) regarding the collectability of any such Receivables.

(f)              The Company Group maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Laws, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and the Accounting Principles and to maintain accountability for the items therein and (iii) access to properties and assets is permitted, in all material respects, in accordance with management’s general or specific authorization. There has never been any illegal act or fraud with respect to the Company Group that involves any of the management or other employees of the Company Group, nor any written (or, to the Seller’s Knowledge, oral) claim or allegation regarding any of the foregoing.

(g)             Schedule 3.4(g) sets forth the Indebtedness of the Company Group. No member of the Company Group has received any written (or, to the Seller’s Knowledge, oral) notice of any event which (i) constitutes a material event of default (howsoever described), or otherwise gives rise to an obligation to accelerate the repayment of, or to give security under any agreement to which any member of the Company Group is party relating to borrowing or indebtedness in the nature of borrowing or (ii) will lead to any security for any borrowing or indebtedness in the nature of borrowing or allows any guarantee, indemnity or other material obligation of any member of the Company Group to be enforced.

(h)             Schedule 3.4(h) sets forth the Cash and Cash Equivalents held by the Company Group as of June 26, 2026 in each non-U.S. jurisdiction.

3.5.          Absence of Certain Developments.

Except as set forth in Schedule 3.5 or as otherwise expressly contemplated or required by this Agreement or any Transaction Document, since December 31, 2025, (x) the Company Group has conducted its business in the Ordinary Course of Business, (y) there has been no Material Adverse Effect and (z) without limiting any of the foregoing, except as set forth on Schedule 3.5, no member of the Company Group has:

(a)             sold, leased, transferred or assigned any of its material assets, tangible or intangible, other than for commercially reasonable consideration in the Ordinary Course of Business;

(b)             entered into, or accelerated, terminated, modified or canceled, any Material Contract or Permit (or series of related contracts or Permits) outside the Ordinary Course of Business;

(c)             entered into, or accelerated, terminated, modified or canceled, any Material Contract with any Governmental Authority;

(d)             canceled, compromised or waived any right of material value or forgave, canceled, compromised or waived any material debt owed to or material claim outstanding against (i) any member of the Company Group, Seller, or any of their respective Affiliates, or (ii) any third party;

(e)             imposed (or allowed to be imposed) any Lien upon any of its material assets, tangible or intangible, other than a Permitted Lien;

(f)              made any capital expenditure (or series of related capital expenditures) requiring payments of more than $75,000 in the aggregate, other than such capital expenditures made in the Ordinary Course of Business;

(g)             made any capital investment in, or any loan to, or any acquisition of the securities or a material amount of the assets of, any other Person (or series of related capital investments, loans or acquisitions) (other than acquisitions of assets used in the Business from suppliers in the Ordinary Course of Business);

(h)             issued any note, bond or other debt security or created, incurred assumed or guaranteed any Indebtedness other than in the Ordinary Course of Business (it being understood that no Indebtedness shall be deemed to be in the Ordinary Course of Business unless consistent with past practice and not exceeding $25,000 individually or $50,000 in the aggregate);

(i)              materially delayed or postponed the payment of accounts payable or other Liabilities past the applicable due date;

(j)              deferred or modified in any material respect payment terms with respect to any material accounts receivable, or received any request to take such actions from any third party or, except as reflected in the Interim Financial Statements, written off any material accounts receivable or increased any reserves for uncollectible accounts, in each case, other than in the Ordinary Course of Business;

(k)             declared, set aside or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity interests;

(l)              entered into any collective bargaining agreement (or similar arrangement), or any contract with any employee leasing agency or modified the terms of any such existing contract in any material respect;

(m)            entered into or amended any Material Contract with any individual (i) for the employment or engagement of such individual on a full-time, part-time, consulting or other basis that provides for annual compensation that exceeds $150,000 (other than offer letters or agreements that can be terminated at-will without any material Liability), or (ii) that provides for severance, change in control, retention, stay, deferred compensation or other similar bonuses or termination pay to such individual;

(n)             adopted, established, amended, modified or terminated any Seller Benefit Plan or Company Benefit Plan, other than as required to comply with applicable Law or as part of the annual enrollment process;

(o)             paid, or committed to pay (whether or not in writing), any material severance, termination or similar payment to any current or former employee, other than as required by Law or pursuant to the terms of any Seller Benefit Plan, any Company Benefit Plan or any existing employment agreement made available to Buyer;

(p)             made any entity classification or other material Tax election, adopted or changed any Tax accounting method or policy, filed any income or other material amended Tax Return, consented to or entered into any closing agreement or similar agreement with any Governmental Authority regarding Taxes, consented to or settled or compromised any Tax claim or assessment or taken any position inconsistent with any past practice on any Tax Return, or surrendered any right to claim a refund of any income or other material Taxes;

(q)             made or granted any bonus or any wage, salary or compensation or other benefit increase to any employee or other individual service provider of the Companies, other than in the Ordinary Course of Business consistent with past practice;

(r)              (i) transferred or assigned any material rights under or with respect to any Intellectual Property, (ii) granted, licensed or sublicensed any rights in any material Intellectual Property, other than non-exclusive licenses granted to customers or manufacturers in the Ordinary Course of Business, or (iii) disclosed to any Person (except pursuant to a written nondisclosure agreement), or, allowed to fall into the public domain, any material trade secrets or other material confidential information, or abandoned, permitted to lapse or failed to maintain in full force and effect any Company IP other than any non-material Company IP that is no longer used or useful in the Business;

(s)             experienced any material damage, destruction or loss to its property (whether or not covered by insurance);

(t)              failed to (i) maintain insurance policies or risk management programs, or (ii) in the event of material casualty, loss or damage to any assets of the Company Group, use commercially reasonable efforts to repair or replace such assets;

(u)             changed its accounting policies and practices as in effect on the date of the latest Unaudited Financial Statements in any material respect or changed its fiscal year;

(v)             amended or authorized an amendment to its charter or other organizational documents;

(w)            split, combined or reclassified any shares or units of its equity interests;

(x)             issued, sold or otherwise disposed of any of its equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(y)             entered into any material transaction outside of the Ordinary Course of Business or changed any material business practice or line of business;

(z)             settled, initiated, compromised, paid, discharged, waived, released or resolved any Action; or

(aa)           agreed or committed to do any of the foregoing.

3.6.          Compliance with Laws.

(a)             Except as set forth on Schedule 3.6(a), the Company Group is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws, including those relating to the operation of the Business and each of its senior management and, to the Knowledge of the Seller, other employees is in compliance in all material respects with all applicable Laws which relate to the operation of the Business. During the three (3) years prior to the date of this Agreement, no member of the Company Group received any written (or, to the Knowledge of the Seller, oral) notification from any Governmental Authority asserting that any member of the Company Group is not in compliance, in any material respect, with any applicable Law, and to the Knowledge of the Seller, no claim has been filed against any member of the Company Group alleging a violation of any applicable Law in any material respect. No member of the Company Group is currently subject (nor has any such Person been subject in the past three (3) years) to any unresolved Action, investigation, penalty assessment, or audit by any Governmental Authority that would reasonably be expected to result in material Liability to the Company Group, taken as a whole.

(b)             Schedule 3.6(b) sets forth all Permits held by the Company Group, which Permits constitute all of those that are necessary for the conduct of the Business as presently conducted, except for those for which failure to possess would not be adverse to the Business (taken as a whole) in any material respect. No loss or expiration of any such Permit is pending or threatened in writing (or, to the Seller’s Knowledge, orally) (including, without limitation, as a result of the transactions contemplated by this Agreement and the other Transaction Documents) other than by reason of expiration in accordance with the terms thereof. All such Permits are in full force and effect, and during the three (3) years prior to the date of this Agreement, the members of the Company Group have conducted their respective business operations in accordance with the requirements of such Permits, other than any such non-compliance that would not be material.

(c)             Except as set forth on Schedule 3.6(c), neither the Company Group, nor, to the Knowledge of the Seller, any of its officers, directors, managers, agents or employees acting directly or indirectly on their behalf, is currently, or in the past three (3) years has been: (i) a Sanctioned Person, (ii) engaging, directly or indirectly, in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iii) otherwise in violation of applicable Sanctions Laws.

(d)             During the past three (3) years, none of the Company Group, nor any of their officers, directors, or managers acting on behalf of the Company Group, has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (iii) violated or is in violation of any applicable provision of the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-bribery or anti-corruption Law (“Bribery Laws”); (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. Each member of the Company Group has established and maintains reasonable internal controls, policies and procedures consistent with its size and the nature of its business intended to ensure compliance with applicable Bribery Laws.

(e)             Each member of the Company Group has complied in all material respects with all Laws applicable to it related to export control and the import and export of goods, services, commodities, Software, technology and other items (“Export/Import Laws”). No member of the Company Group has, in any material respect, violated the anti-boycott provisions of 50 U.S.C. Sections 2401 et seq. or taken any action that would reasonably be expected to result in a penalty under Section 999 of the Code. No member of the Company Group has engaged in any exportation or re-exportation of goods, services, commodities, Software or technology in a manner that is prohibited under any applicable Export/Import Laws. Each member of the Company Group has timely paid all applicable import and customs duties, tariffs, levies and impositions and timely submitted all applicable documents required under the Export/Import Laws to the applicable Governmental Authority for the importation of goods, commodities and other items, and all such documents submitted were true, accurate and complete in all material respects when submitted. There is no Action pending or threatened in writing (or, to the Seller’s Knowledge, orally) against any member of the Company Group before or by any Governmental Authority related to any violation of any Export/Import Laws. Each member of the Company Group has established and maintains reasonable internal controls, policies and procedures consistent with its size intended to ensure compliance with applicable Export/Import Laws.

(f)              The Company Group has complied in all material respects with its anti-Modern Slavery Practice policies, true, correct and complete copies of which are contained within the Data Room. The Company Group and, to Seller’s Knowledge, its suppliers have in place policies and procedures reasonably designed to minimize the risk of any Modern Slavery Practice taking place in its business or supply chain or of an infringement of any Law relating to anti-slavery or servitude, forced or compulsory labor and/or anti-human trafficking anywhere in the world.

(g)             To the Knowledge of Seller, no agreement, transaction, practice, conduct or arrangement carried on by the Company Group is or has been subject to any investigation, request for information, notice or other communication by any court or Governmental Authority under any competition, anti-restrictive trade practice, anti-trust or consumer protection Laws.

3.7.          Litigation.

Except as set forth on Schedule  3.7, there is no Action pending or threatened in writing (or, to the Knowledge of Seller, orally) (a) against any member of the Company Group, or any property or asset of the Company Group (including any property or asset to be contributed to the Company Group as part of the Pre-Closing Reorganization), or any of the officers, directors or employees of the Company Group in regards to their actions or status as such, except for such Actions as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (b) that challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement, the Sale or the transactions contemplated hereby or (c) would reasonably be expected to materially adversely affect the Company’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Sale or the transactions contemplated hereby.. There is no outstanding Order, writ, judgment, injunction, decree, determination or award of, or investigation pending or threatened in writing (or, to the Knowledge of Seller, orally) by, any Governmental Authority against the Company Group, any of its properties or assets or any of the Company Group’s officers, directors or employees (in their respective capacities as such), except for such matters as would not, individually or in the aggregate, be material to the Company Group, taken as a whole. There are no Actions involving the Company Group that have been resolved within the three (3)-year period preceding the date of this Agreement for which any member of the Company Group has unsatisfied or ongoing material obligations or other material Liabilities. No matter disclosed on Schedule 3.7, if decided or resolved unfavorably to any member of the Company Group, would reasonably be expected to prevent the consummation of the transactions contemplated under this Agreement or another Transaction Document, result in any transactions contemplated under this Agreement or the other Transaction Documents being declared unlawful or rescinded or result in a Material Adverse Effect.

3.8.          Taxes.

Except as set forth on Schedule 3.8:

(a)              Each Company and its Subsidiaries have timely filed all income or other material Tax Returns required to be filed by or on behalf of each Company or its Subsidiaries (taking into account any extensions of time to file). All Taxes due and owing by each Company and its Subsidiaries (whether or not actually shown on any Tax Return) on all such Tax Returns have been fully paid or properly accrued, and all such Tax Returns are true, correct and complete in all material respects. No claim has been made in writing (or, to the Seller’s Knowledge, otherwise) by any Governmental Authority in a jurisdiction where a Company or its Subsidiaries do not file Tax Returns that a Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)             There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in writing (or, to the Seller’s Knowledge, orally) against or with respect to any Company, or any Subsidiary in respect of any Tax, and no deficiencies or proposed adjustments that have been fully paid or finally resolved for any amounts of Taxes have been asserted or assessed by any Governmental Authority against any Company or any of its Subsidiaries. There are no Tax rulings, requests for rulings, or closing agreements entered into or requested by any Company or its Subsidiaries, as applicable, which would reasonably be expected to affect its liability for Taxes for taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

(c)             The U.S. federal and applicable state and local income tax classification of each Company and each Subsidiary is set forth in Schedule 3.8(c).

(d)             There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Company or its Subsidiaries.

(e)             None of the Companies or any Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is Seller or a Company), or (ii) has any liability for Taxes of any Person (other than a Company and one of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign non-U.S. Law), as a transferee, successor, by contract or otherwise (other than any customary commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)              Each Company and each of its Subsidiaries has timely filed or provided in all material respects all information, returns, or reports, including Forms 1099 and W-2 (and state, local and non-U.S. equivalents) that are required to have been filed or provided and has accurately reported all information required to be included on such returns or reports.

(g)             Each of the Company and each of its Subsidiaries has timely withheld and timely paid (or remitted or set aside for timely payment, as applicable) to the appropriate Governmental Authority all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, unit holder, foreign person, or other third party.

(h)             None of the Companies and any of their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period or portion thereof beginning after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law) as a result of a change in method of accounting for a Pre-Closing Tax Period made on or prior to the Closing, (ii) pursuant to the provisions of any agreement entered into with any Governmental Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law) entered into or created prior to the Closing, (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing, (v) as a result of any prepaid amount received prior to the Closing, (vi) as a result of amounts earned on or before the Closing Date pursuant to Section 951 of the Code (or any similar provision of state, local, or non-U.S. Law), or (vii) election under Section 965(h) of the Code made on or prior to the Closing Date.

(i)              None of the Companies or any of their Subsidiaries has agreed to any waivers or extensions of statutes of limitations with any Governmental Authority applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. No Company or its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(j)              No Company nor any of its Subsidiaries is a party, or otherwise subject, to a Tax Related Agreement which would reasonably be expected to cause the Company or any Subsidiary to become liable after the Closing Date for any Tax liability of any Person that is not the Company or the Subsidiaries, as applicable.

(k)             No Company or any of its Subsidiaries has distributed the stock of another Person, or has not had its stock distributed by another Person, during the past two years in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(l)              No Company that is classified as a corporation for U.S. federal income tax purposes or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any similar provision of state, local, or non-U.S. Law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (or any similar provision of state, local, or foreign Law).

(m)            No Company or any of its Subsidiaries has participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b)(2) (or any predecessor provision) (or any similar provision of state, local, or non-U.S. Law).

(n)             No Company or any of its Subsidiaries has a permanent establishment in any foreign country other than the country in which such Person is organized and does not engage (and has not engaged) in a trade or business in any foreign country other than the country in which such Person is organized.

(o)             All related party transactions involving any Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or non-U.S. Tax Law in all material respects.

(p)             Each of the Company and its Subsidiaries has collected in all material respects all sales and use Taxes required to be collected, and has remitted on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates.

(q)             Each Company and each of its Subsidiaries has complied in all material respects with all escheat, unclaimed or abandoned property Laws.

(r)              No Company or any of its Subsidiaries has completed any transaction or made any election that would require a reduction of any Tax attributes including basis in assets (and including basis in the stock of any Subsidiaries), whether by reason of Treasury Regulation Section 1.1502-36(d), Section 108 of the Code or Section 1017 of the Code.

(s)             No Company or any of its Subsidiaries has received or applied for any “employee retention credit” under Section 3134 of the Code.

3.9.          Environmental Matters.

Except as disclosed on Schedule 3.9(a):

(a)             The Company Group is conducting, and during the last three (3) years has conducted, its business operations in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below), except for any non-compliance that has been resolved in all material respects.

(b)             The Company Group has obtained and maintained all material Permits required under Environmental Laws for the conduct of its businesses as currently conducted (“Environmental Permits”), except for such Environmental Permits the absence of which would not, individually or in the aggregate, reasonably be expected to result in any material Liability or material Loss to the Company Group, taken as a whole, under Environmental Laws. There is no material Action pending or threatened in writing (or, to the Seller’s Knowledge, orally) by any Governmental Authority to revoke, limit or modify such Environmental Permits .

(c)             The Company Group has not received any written (or, to the Seller’s Knowledge, oral) notice, citation, summons, Order, claim or complaint from any Governmental Authority or any other Person alleging the material violation of Environmental Laws by, or the material Liability or material Loss under Environmental Laws of, the Company Group, which is unresolved in any material respect.

(d)             Except as provided in the Ordinary Course of Business or in any credit agreements or real property leases, the Company Group has not undertaken, assumed or provided an indemnity with respect to any material Liability or material Loss of any other Person under Environmental Laws.

(e)             There has been no Release of, or exposure of any Person to Hazardous Materials by the Company Group at, in, under, or on any of the Leased Real Property or any real property formerly owned, leased or operated by any Company in each case that has given or that would reasonably be expected to give rise to any material violation by the Company Group or material Liability or material Loss to the Company Group, in each case under applicable Environmental Laws or Environmental Permits.

(f)              The Company has never owned or operated any underground storage tanks or tank systems at, on or under any Leased Real Property.

(g)             To the Knowledge of the Seller, none of the Leased Real Property is listed on, or being proposed for listing on, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 or comparable foreign or state list maintained under an Environmental Law of contaminated or potentially contaminated sites. None of the Leased Real Property is the subject of or, to the Knowledge of the Seller, is being investigated by a Governmental Authority or any other Person to be the subject of, any material Action under an Environmental Law.

(h)             The Company Group has made available to Buyer for review true, correct and complete copies of all Environmental Permits, and all final reports of environmental assessments, audits, and studies with respect to the Leased Real Property any real property formerly owned, leased or operated by a Company, or compliance by the Company Group with Environmental Law, including with respect to the Company Group’s’ business operations or Leased Real Property, in each case that are in the possession or reasonable control of the Company Group.

(i)              No Actions are pending or threatened in writing (or, to the Knowledge of the Seller, orally), against any member of the Company Group in relation to any Environmental Laws or any Hazardous Material.

3.10.       Employee Matters.

(a)             Schedule 3.10(a) sets forth a true, correct and complete list of all current employees of each member of the Company Group (each, an “Employee”) as of the date hereof, and sets forth each such Employee’s (i) hourly rate of compensation or base salary, as applicable, (ii) position/title, (iii) employing entity, (iv) home department, (v) date of hire and rehire date, as applicable, (vi) work status (i.e., remote, on-site, hybrid, or flex rule office/home), (vii) status as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and comparable applicable state Law, (viii) work location, (ix) bonus target, (x) PTO eligibility and accrual, (xi) leave of absence status.

(b)             Schedule 3.10(b) sets forth a true, correct and complete list of all individual independent contractors or consultants of the Company Group who are engaged through means other than through a staffing agency, professional employment organization or similar operation (each, a “Contractor”), whether providing services pursuant to a written consulting agreement or otherwise, which indicates for each Contractor: (i) its name; (ii) description of services provided; (iii) location of engagement; (iv) engagement date; and (v) a summary of the fees and other compensation paid in the current calendar year.

(c)             No officer, manager or other executive of the Company Group has notified the Company Group in writing that such officer, manager, or other executive intends to terminate his or her employment or engagement, as applicable, with the Company Group, and, to the Seller’s Knowledge, no officer, manager, or other executive of the Company Group has any plans to terminate or modify his or her status as an officer, manager or executive of the Company Group within the six-month period following the date hereof. Except for wages payable for the current payroll period or as set forth in Schedule 3.10(c) as of the date hereof, all compensation, including wages, fees, commissions, bonuses and accrued vacation payable to all current or former employees or independent contractors of the Company Group for services performed on or prior to the date hereof have been paid or properly accrued in all material respects.

(d)             The Company Group is and for the past three (3) years has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, minimum wages, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Each current or former employee or independent contractor of, and each other individual performing any services for, the Company Group is and for the past three (3) years has been properly classified in all material respects under applicable Law and each Benefit Plan as a common law employee, independent contractor, leased employee or agent of the Company Group, as applicable.

(e)             No unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending or, to the Seller’s Knowledge, threatened or has been brought during the past three (3) years before the National Labor Relations Board or any Governmental Authority. Except as disclosed on Schedule 3.10(e), no labor union currently represents or is recognized by the Company Group or has given the Company Group written notice (or, to the Seller’s Knowledge, other notice) that it intends to organize any employees or contractors of the Company Group. No member of the Company Group is bound by and no employees of the Company Group are otherwise covered by any collective bargaining agreements with respect to their employment with the Company Group. There is no, and there has not at any time during the past three (3) years been any, pending or threatened in writing (or, to the Seller’s Knowledge, orally) union representation or organizational campaign concerning any current or former employees of the Company Group. Except as disclosed on Schedule 3.10(e)(ii), the Company has not experienced any strike, work stoppage, or material labor dispute within the past three (3) years, and no such dispute is presently underway or threatened in writing (or, to the Seller’s Knowledge, orally).

(f)              To the Sellers’ Knowledge, no current employee of the Company Group is in material violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement, nonsolicitation agreement or restrictive covenant agreement owed to any third party with respect to such Person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(g)             During the past three (3) years, there have been no written internal (or, to the Seller’s Knowledge, oral) complaints submitted to the Company Group concerning sexual harassment or conduct of a sexual nature by any current or former director, officer, or managerial employee of the Company Group. In the past three (3) years, no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment by any legal or beneficial owner, officer, executive or managerial-level employee of the Company Group.

(h)             Except as set forth on Schedule 3.10(h), no employee layoff, facility closure (whether voluntary or by order), reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of the Company Group that required the issuance of notice under the Worker Adjustment and Retraining Notification Act or similar state or local Law has occurred within the past three (3) months or is currently contemplated, planned or announced.

(i)              Except as set forth on Schedule 3.10(h), there are, and during the past three (3) years have been, no Actions against any member of the Company Group pending or threatened in writing to be brought or filed by or with any governmental authority or arbitrator by or on behalf of any employee of the Company Group or otherwise arising under any Law concerning labor, employment, or employment practices or any applicable contractual arrangements.

(j)              In the past three (3) years there have been no material citations, penalties or, to the Seller’s Knowledge, similar enforcement actions by any Governmental Authority arising out of an alleged violation of Occupational Safety and Health Act of 1970, as amended, or similar state or local Laws.

(k)             To the Seller’s Knowledge, each employee of the Company Group has the right to legally work in the jurisdiction in which such employee is employed. Each member of the Company Group has properly completed in all material respects a Form I-9 for employees in the United States, Right to Work checks for employees in the UK, or similar requirement under any Law of any other country, as the case may be, to verify the identity and work authorization for each of their respective employees. No member of the Company Group has during the past three (3) years been investigated, raided, audited or fined by any Governmental Authority pursuant to, to enforce, or otherwise in connection with any immigration Laws

3.11.       Employee Benefit Plans.

(a)             Schedule  3.11(a) contains a true, correct and complete list of all material Seller Benefit Plans and all Company Benefit Plan, in each case, separately identifying each Foreign Plan.

(b)             With respect to each Seller Benefit Plan and Company Benefit Plan, the Seller has delivered to Buyer true, correct and complete copies of the following (i) the current plan document (including all amendments thereof) and in the case of an unwritten plan, a written summary of the material terms thereof; (ii) the most recent summary plan description and all summaries of material modification thereof; (iii) the three most recent filed Form 5500 annual reports and all schedules thereto; (iv) the most recent determination, opinion or advisory letter issued by the Internal Revenue Service with respect to each plan that is intended to be qualified under Code section 401(a); (v) the most recent actuarial valuation report; (vi) all related trust agreements, insurance contracts, and other funding arrangements; (vii) pending voluntary correction filings with any Governmental Authority and a description of any pending self-correction actions; (viii) copies of each Form 1094-C and Form 1095-C filed on behalf of the employees of the Companies for each of the past six (6) years and (ix) any non-routine correspondence with any Governmental Authority related to any such plan in the most recent three (3) years.

(c)             Each Seller Benefit Plan and each Company Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded, and administered, in form and operation, in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, and nothing has occurred and no conditions exist with respect thereto that would reasonably be expected to result in a material Tax or penalty. Each participating employer in each of the Seller Benefit Plans and Company Benefit Plans has properly adopted such plan in accordance with its terms and applicable Law, and each participating employer (other than the Company) in each of such plans is (and at all relevant times has been) an ERISA Affiliate.

(d)             None of the Seller Benefit Plans or Company Benefit Plans is, and no member of the Company Group sponsors, maintains, participates in, contributes to or is it required or obligated to contribute to, or has any current or contingent Liability or obligation (including on account of any ERISA Affiliate) under or with respect to, any (i) “multiemployer plan” within the meaning of section 3(37) of ERISA, (ii) “defined benefit plan” (as such term is defined in section 3(35) of ERISA or other applicable Law) or other plan that is or was subject to section 412 or 430 of the Code or section 302 or Title IV of ERISA; (iii) “multiple employer plan” within the meaning of section 210 of ERISA or section 413 of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(e)             There are no Actions pending or threatened in writing (or, to the Seller’s Knowledge, orally) with respect to any of the Seller Benefit Plans or Company Benefit Plans (except for routine and undisputed claims for benefits payable in the normal operation of such plans) or against the assets of any such plans. None of the Seller Benefit Plans, the Company Benefit Plans or any fiduciary thereof is the subject of a pending or threatened (whether in writing or, to the Seller’s Knowledge, orally) audit, investigation or examination by a Governmental Authority. No member of the Company Group nor, to the Knowledge of the Seller, any third party has engaged in a non-exempt “prohibited transaction” within the meaning of section 4975 of the Code or section 406 of ERISA or a breach of fiduciary duty (as determined under ERISA) with respect to any Seller Benefit Plan or any Company Benefit Plan.

(f)              Except as listed on Schedule 3.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or in conjunction with another event) directly or indirectly (i) result in any payment (whether in cash, property or the vesting of property) becoming due to any current or former employee or other individual service provider of the Company or its Subsidiaries; (ii) increase, or accelerate the time of payment, funding or vesting of, any compensation or benefits, for the benefit of any current or former employee or other individual service provider of the Company or its Subsidiaries; (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Seller Benefit Plan or any Company Benefit Plan; (iv) result in the forfeiture of compensation or benefits under any Seller Benefit Plan or any Company Benefit Plan; or (v) give rise to the payment of any compensatory amount that would not be deductible by the Companies or any of their respective Affiliates by reason of section 280G of the Code or that would be subject to an excise tax under section 4999 of the Code.

(g)             Without limiting the generality of the other subsections of this Section 3.11: (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) each Foreign Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and applicable law; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund or gratuity, and no Foreign Plan has any unfunded or underfunded liabilities; (iv) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; and (v) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

(h)             The Company Group does not have any actual or potential obligation to indemnify, reimburse, or gross-up any Person for any Taxes or interest or penalties that may be imposed, incurred, or accelerated under any applicable Law. Each plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (as such term is defined in section 409A(d)(1) of the Code) has been established, documented, operated and maintained, in form and operation, in compliance with section 409A of the Code and all applicable regulations and guidance issued thereunder, and no amount under any such plan, program, agreement or arrangement is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Code section 409A(a)(1)(B).

(i)               Each Seller Benefit Plan and each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code section 401(a) is so qualified and has received a current favorable determination letter from the Internal Revenue Service upon which it may rely or may rely upon a current opinion or advisory letter from the Internal Revenue Service issued to the prototype plan on which such plan is based, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such plan or result in any material Tax or penalty.

(j)              No Seller Benefit Plan or Company Benefit Plan provides, and the Company Group does not have any obligation to provide, or to pay for or subsidize any amount of, post-employment, post-ownership, or post-termination health, life or other welfare benefits to any Person other than (including for a longer period than) as expressly required by COBRA.

(k)             With respect to each Seller Benefit Plan and each Company Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such plan and in compliance with the requirements of all applicable Laws, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in accordance with the provisions of such plan, applicable Law and GAAP.

(l)              The Company Group is, and at all relevant times, has been in compliance in all material respects with the applicable provisions of the Health Care Reform Laws, including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code, and neither the Company Group nor any Seller Benefit Plan or any Company Benefit Plan has incurred (and, to the Knowledge of the Seller, nothing has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company Group, any ERISA Affiliate or any such plan to) any assessable payment, Tax or penalty under section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws. The Company Group has, or has arranged to have, maintained all records reasonably necessary to demonstrate compliance in all material respects with the Health Care Reform Laws.

(m)            All required reports and descriptions (including, without limitation, Form 5500 annual reports, Form 1094-Cs, Form 1095-Cs, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan, to the extent applicable, have been properly and timely filed and/or distributed to participants and other applicable individuals in all material respects in accordance with the applicable requirements of ERISA and the Code.

(n)             To the Knowledge of Seller, none of the Companies or any Person authorized to act on behalf of the Companies has made any promises or commitments to create any additional Seller Benefit Plan or Company Benefit Plan or to modify in any material respect any Seller Benefit Plan or any Company Benefit Plan for the benefit of any employee of the Companies.

3.12.       Intellectual Property Rights.

(a)             Schedule  3.12(a)(i) sets forth as of the date hereof a complete and accurate list of all registrations for and pending applications to register Patents, Trademarks, domain names, social media accounts and Copyrights (the “Registered Company IP”), and proprietary Software, in each case that are owned or purported to be owned by the Company Group (together with all other Intellectual Property owned by or purported to be owned by the Company Group, the “Company IP”), setting forth as to each such item, as applicable, the jurisdiction in which such item is registered or pending for registration, the date of registration or application for registration, the registration or application number and the owner of such Intellectual Property. Except as set forth in Schedule  3.12(a)(ii), the Company IP is solely and exclusively owned free and clear of all Liens and claims of a third party other than Permitted Liens.

(b)             Each item of Registered Company IP has been duly applied for and registered in accordance with applicable Law, is validly registered and/or recorded in the name of a member of the Company Group, and is in full force, and all documents, recordations and certificates in connection with such Registered Company IP currently required to be filed have been filed with the relevant authority for the purposes of prosecuting, maintaining, recording and perfecting such rights and the Company Group’s ownership interests therein. There are no unsatisfied past due maintenance or renewal obligations for the Registered Company IP. No Registered Company IP is or has been involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding. With respect to any Registered Company IP acquired from a third party, all assignments thereof have been duly recorded with the appropriate authority in accordance with applicable Law.

(c)             The Company IP are subsisting, enforceable, and valid. The Company IP, together with the Intellectual Property licensed to the Company Group under the licenses included on Schedule 3.12(d), constitute all of the Intellectual Property necessary to conduct the business of the Company Group as conducted prior to the Closing Date, other than Off-the-Shelf Software. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license, or impairment of the Company Group’s rights in any Company IP or any material IP Agreement, or give rise to any obligation: (i) on the Company Group to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use of, any rights in, or change any royalties, revenue sharing or other payments made with respect to, any Company IP or any material IP Agreement, or (ii) on the Buyer to grant to any other Person any rights or license under any Intellectual Property owned by Buyer.

(d)             Schedule 3.12(d) sets forth a list of all license, development, royalty, or other agreements, in each case related to Intellectual Property in which any member of the Company Group is a party, under which (i) any member of the Company Group grants a license to any third party to use any Company IP (other than non-exclusive licenses granted to customers or manufacturers in the Ordinary Course of Business), (ii) any member of the Company Group is granted a license under or pays a royalty for any Intellectual Property owned by a third party, and (iii) any material Intellectual Property is developed for the Company Group (each an “IP Agreement”); provided that the foregoing shall not require the scheduling of (A) any agreement for any Off-the-Shelf Software, (B) any standard form agreement used with employees of the Company Group related to the development of Intellectual Property that have been provided to the Buyer, or (C) any commercial agreement, lease, or concession agreement the primary purpose of which is not the licensing of Intellectual Property but that contains non-exclusive license grants, use restrictions, or similar provisions incidental to the commercial services, leasing arrangements, or other obligations provided for therein. Schedule 3.12(d)(iv) sets forth a list of all settlement, coexistence, or similar agreement(s) that imposes a restriction on the Company Group’s use of any Company IP or which otherwise imposes any ongoing obligation related to Company IP or the use thereof, and to which a member of the Company Group is a party (each an “IP Settlement Agreement”). The Company Group does not exclusively license any Intellectual Property from a third party.

(e)             (i) Neither the Company Group nor the operation of the Business or the Company Group’s products or services infringes, misuses, violates, or misappropriates, or in the six (6) years prior to the date hereof has infringed, misused, violated, or misappropriated any Intellectual Property of any other Person, (ii) the Company Group has not received in the past six (6) years any communication, charge, complaint, claim, demand or notice alleging that the Company Group has infringed, misappropriated, misused, or violated any Intellectual Property of any Person (including any unsolicited demand or request from a third party to license any Intellectual Property), (iii) in the past six (6) years, no claim has been asserted against the Company Group for infringement, misappropriation, misuse, or violation of any Intellectual Property of any Person and no such claim is pending or threatened (including any unsolicited demand or request from a third party to license any Intellectual Property), (iv) the Company Group has not made any written claim (or, to the Seller’s Knowledge, other notice) or sent any written notice (or, to the Seller’s Knowledge, other notice) at any time in the past six (6) years that a Person is infringing, misappropriating, misusing, or violating any Company IP and no such claim is pending or threatened (including any unsolicited demand or request to license any Company IP), and (v) to the Knowledge of the Seller, no Person is infringing, misappropriating, misusing, or violating any Company IP.

(f)              All Persons that have participated in the development of any material Intellectual Property for or on behalf of the Company Group have executed written instruments (i) that assign to the Company Group all rights, title, and interest in and to any and all such material Intellectual Property developed by such Persons, except where such assignment occurs by operation of law and (ii) obligate the applicable Person to maintain the confidentiality of any confidential information of the Company Group. No third party, including current or former partner, director, officer, member, manager, or employee of the Company Group will, after giving effect to the transactions contemplated hereby, own rights in any Intellectual Property owned or used by the Company Group, including Company IP. No R&D Sponsor has any claim of right or license to, ownership of or other encumbrance on any Company IP. No member of the Company Group has been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and no Company IP was developed, in whole or in part, pursuant to or in connection with the development of any professional, technical or industry standard that would subject any Company IP to the rights of any third party or to license any Company IP on any terms not determined by the Company Group in its sole discretion.

(g)             The Company Group has taken commercially reasonable steps to maintain the registration of and the enforceability of the Company IP, including to maintain the confidentiality of the trade secrets and other material confidential information of the Company Group and any confidential information of a third party held by the Company Group under an obligation of confidentiality. Any third party to whom the Company Group has granted access to its confidential information has executed and delivered to the Company Group a written legally binding agreement, or are otherwise subject to fiduciary or statutory duties or other similar obligations, regarding the protection of such confidential information. There has been no breach of confidentiality obligations or unauthorized disclosure on the part of the Company Group with respect to any confidential information of a third party or by any third party with respect to any confidential information of the Company Group.

(h)             The Company Group does not own any Software that is material to the Business and does not use any third party Software that has been customized specifically for the Company Group and is material to the Business.

3.13.       Information Technology, Privacy, and Data Security.

(a)             Each member of the Company Group, to the extent required by applicable Law: (i) maintains appropriate disclosures and policies regarding data security, privacy, data transfer, Processing, and the use of data; (ii) has written agreements; and (iii) has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data, all of the foregoing designed to protect Company Data to which any member of the Company Group has access or otherwise Processes, including against Data Security Breaches. Each member of the Company Group and the operation of the Business is currently in and, within the past six (6) years, has been in material compliance with all Privacy and Data Security Commitments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in a material breach or violation of, or constitute a material default under, any Privacy and Data Security Commitments.

(b)             In the past six (6) years, there have been (i) no actions, demands, notices, claims, allegations, inquiries, reprimands, warnings, requests, complaints, audits, proceedings, or investigations initiated by any (a) Governmental Authority, (b) state, federal or foreign self-regulating body, or (c) any Person regarding or alleging that the Processing of Personal Information by any member of the Company Group is in violation of any Privacy and Data Security Commitment, and (ii) no Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from any member of the Company Group under or in connection with any actual or alleged violation of any Privacy and Data Security Commitments.

(c)             Each member of the Company Group (i) has obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the transactions contemplated by this Agreement; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

(d)             In the past six (6) years, to the extent required by applicable Laws or as required pursuant to any contract in which any member of any Company Group is a party, the Company Group has contractually obligated material third party service providers Processing Company Data, in each case on behalf of the Company Group to (i) materially comply with applicable Privacy and Data Security Laws and (ii) take reasonable steps to protect and secure Company Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(e)              In the past six (6) years, there have been no Data Security Breaches material to any member of the Company Group. Each member of the Company Group uses commercially reasonable efforts designed to prevent any Data Security Breaches and protect the confidentiality, integrity and security of the Systems owned or controlled by the Company Group and used in the operation of the Business. All Systems owned or controlled by the Company Group are (i) free from any material defect, bug, programming, design, virus or corruptant or other Software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such System, and (ii) in sufficiently good working condition to effectively perform all material information technology operations, include a sufficient number of license seats for all third-party licensed Software, and are functional and operate and run in all material respects in a reasonable and efficient business manner, in each case as necessary for the operation of the businesses of the Company Group as currently conducted. All Systems owned or controlled by the Company Group are sufficient in all material respects for the current needs of the Company Group, including as to capacity, scalability and ability to meet current and anticipated peak volumes in a timely manner. There have been no material failures, breakdowns, outages, continued substandard performance, or other material adverse events affecting any such Systems owned or controlled by the Company Group in the three (3) years prior to the date hereof. The Company Group maintains commercially reasonable plans and policies related to data security and Data Security Breaches and has taken commercially reasonable steps to implement such plans and policies in connection with the operation of their business.

(f)              Each member of the Company Group uses all Generative AI Tools in material compliance with applicable license terms, consents, permissions, agreements, representations or statements made by or on behalf of the Company Group regarding use of Generative AI tools, and Laws (collectively, “AI Commitments”). The Company Group has implemented and maintains commercially reasonable controls, policies, procedures, safeguards, measures, plans, and technological measures regarding each member of the Company Group’s use, development, training and deployment of Generative AI Tools, and the Processing of Company Data in connection therewith. To the Knowledge of the Seller, no member of the Company Group has included any sensitive Personal Information, trade secrets or material confidential or proprietary information of the Company Group, nor of any information from a third party under an obligation of confidentiality by any member of the Company Group, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company Group has not used Generative AI Tools to develop any material Company IP that the Company Group intends to maintain as proprietary in a manner that materially affects the Company Group’s ownership rights therein. The Company Group has not received any order, request, warning, inquiry, notification, allegation or claim alleging any actual or alleged violation of AI Commitments. The Company Group has not used, disclosed, provided, uploaded or otherwise made available any Company IP or confidential information of the Company Group or any third party data or Personal Information for the purpose of training, retraining fine tuning, evaluating, validating or otherwise improving any artificial intelligence or machine-learning model, system or tool, other than a Closed System Tool under the Company Group’s control and, in the case of third party data and Personal Information, except for as permitted pursuant to the terms of an agreement with such third party. For purposes of the foregoing, “Closed System Tool” means a Generative AI Tool (i) hosted on infrastructure controlled by the Company Group which no third party has access, or (ii) provided by a third party under written terms that expressly prohibit the provider from using any inputs to train or retrain models for the provider or any third party, require segregation and deletion of such data, and grant the provider no rights in the such data beyond those necessary to provide the contracted services.

(g)             The Company Group does not, and in the past five (5) years, has not, collected, used, or Processed Biometric Data.

(h)             The Company Group: (i) is not, and in the past six (6) years, has not been, subject to the Health Insurance Portability and Accountability Act, and (ii) does not, and in the past six (6) years, has not, collected, used, or Processed Protected Health Information as a “business associate” or “covered entity” (as such terms are defined in 45 C.F.R. § 160.103).

3.14.       Contracts.

(a)             Schedule  3.14(a) contains a list of the following contracts, other than, for purposes of the scheduling obligation only, the Benefit Plans listed on Schedule 3.11(a) (the “Material Contracts”), to which any member of the Company Group is a party or is otherwise bound as of the date hereof (except for purchase or service orders executed in the Ordinary Course of Business pursuant to the Company Group’s standard form (a copy of which has been made available in the Data Room)):

(i)            contracts providing for aggregate payments to or from the Company Group in excess of $250,000 for the 12-month period ended December 31, 2025 or for the three (3)-month period ended March 31, 2026;

(ii)           all leases or similar agreements under which the Company or any of its Subsidiaries is lessee of any machinery, equipment or vehicle or other tangible personal property owned by a third party, except for any individual leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

(iii)          contracts that limit the ability of the Company Group to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company Group to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status with respect to pricing (excluding standard volume-based discounts);

(iv)          all agreements (A) under which any member of the Company Group has created, incurred, assumed guaranteed or secured any Indebtedness, (B) under which any material assets of the Company Group are subject to a security interest securing such indebtedness, or (C) relating to amounts loaned or advanced to any Person (excluding routine advances to employees or trade credit in the Ordinary Course of Business); provided that, for the avoidance of doubt, this clause (iv) shall not include any obligations, security deposits, landlord liens, or credit support set forth in any Real Property Lease;

(v)           all supplier contracts with Specified Suppliers;

(vi)          (A) contracts requiring the exclusive purchase of, or a minimum annual purchase of, the Company Group’s requirements of a particular product from a supplier, or (B) any “take or pay” contracts, or other contracts concerning exclusivity; provided that, for the avoidance of doubt, Real Property Leases are not “take or pay” contracts and the foregoing shall not include minimum annual guarantee, percentage rent, exclusive possession of the leased premises, or similar payment or operational obligations set forth in any Real Property Lease;

(vii)         all Real Property Leases;

(viii)        all IP Agreements and IP Settlement Agreements; provided that the foregoing shall not require the scheduling of (A) any agreement for any Off-the-Shelf Software, (B) any standard form agreement used with employees of the Company Group related to the development of Intellectual Property that have been provided to the Buyer, or (C) any commercial agreement, lease, or concession agreement the primary purpose of which is not the licensing of Intellectual Property but that contains non-exclusive license grants, use restrictions, or similar provisions incidental to the commercial services, leasing arrangements, or other obligations provided for therein;

(ix)          contracts for the employment of any individual providing for annual base salary in excess of $300,000 that cannot be terminated by any member of the Company Group for any reason upon notice of sixty (60) days or less without material liability (excluding any notice or severance required by applicable Law), or otherwise providing for change in control transaction-based payments, and any agreements with any staffing or professional employer organization regarding the provision of employees;

(x)            contracts providing for the establishment or governance of a partnership, joint venture, profit-sharing or similar arrangement;

(xi)           all ACDBE Concession Agreements and ACDBE Joint Venture Agreements;

(xii)          all Government Contracts and all other contracts with a Governmental Authority or under which the Company Group has been engaged as a subcontractor under a prime contract with any Governmental Authority (other than organizational documents of any member of the Company Group);

(xiii)        contracts under which the Company Group acquired or disposed of any business, any equity interests in or a material amount of assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, entered into within the three (3) years prior to the date hereof, or under which the Company Group has ongoing material obligations;

(xiv)        contracts between any member of the Company Group, on the one hand, and Seller or any Affiliate of any of the Company Group or Seller, on the other hand (other than (x) contracts solely between or among any member of the Company Group, and (y) any employment, compensation, benefit or similar agreements or arrangements entered into the Ordinary Course of Business since December 31, 2023);

(xv)         any labor or collective bargaining agreements or any other agreement or memorandum of understanding with any union, excluding any national or industry-wide collective bargaining agreements;

(xvi)        contracts providing for indemnification of any Person other than (A) commercial contracts entered into in the Ordinary Course of Business (such as standard indemnification in favor of customers, vendors, or landlords), (B) standard director and officer indemnification agreements, and (C) organizational documents of any member of the Company Group;

(xvii)       contracts containing any warranty by the Company Group to any other Person with respect to any product or service offered by the Company Group, where such warranty deviates in any material respect from any member of the Company Group’s standard warranty terms;

(xviii)      settlement, conciliation or similar agreements (A) with any Governmental Authority, (B) pursuant to which the Company Group has any material ongoing payment obligations after the Closing or (C) that materially restricts the future conduct of the Company Group;

(xix)         contracts granting a power of attorney from the Company Group required to be disclosed pursuant to Section 3.1(g); and

(xx)          to the extent not otherwise set forth on Schedule 3.14(a), any contract under which the consequences of default or termination would reasonably be expected to have a Material Adverse Effect or the performance of which involves annual consideration in excess of $250,000.

(b)             Each such Material Contract is in full force and effect, except as may be affected by any Enforceability Exceptions or except where the failure to be in full force and effect would not, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole. The Company Group and, to the Knowledge of the Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them and are not in default in any material respect under any of such Material Contracts. Each such Material Contract does not contravene applicable Laws. Since January 1, 2023, the Company Group has not received any written notice (or, to the Seller’s Knowledge, oral notice) from any other party to any such Material Contract that either (A) involves a claim that a party to a Material Contract has breached any obligations to be performed by it thereunder or (B) expresses an indication that a counterparty to a Material Contract will stop or decrease its rate of business with the Company Group or otherwise desires to renegotiate the material terms of such Material Contract. True, correct and complete copies of each written Material Contract have been made available to Buyer in the Data Room.

3.15.       Insurance.

Schedule  3.15 contains a complete and correct list of all current (i.e., policies whose policy period includes the date hereof and/or the Closing Date) policies and contracts for workers’ compensation, property and casualty and other forms of insurance owned or held by the Company Group as of the date hereof or which cover the business or assets of the Company Group (the “Insurance Policies”). As of the date hereof, all Insurance Policies are in full force and effect, no written notice of cancellation or termination has been received by the Company Group with respect to any Insurance Policies and, to the Seller’s Knowledge, nothing has been done or omitted to be done which would make any policy of insurance of the Company Group void or voidable. All premiums under the Insurance Policies due and payable have been paid and, where applicable, the Company Group has complied in all material respects with the provisions thereof. The Insurance Policies will remain in full force and effect following the Closing without any further action by any party. There are no material claims pending under any of the Insurance Policies.

3.16.       Real Property.

(a)             The Company Group does not own, nor has it ever owned, any real property and is not party to any contract or operation to purchase any real property or interest therein.

(b)             Schedule 3.16(b) contains a list of all leases, subleases or other occupancy agreements (collectively, the “Real Property Leases” and, each, a “Real Property Lease”) pursuant to which the Company Group leases, subleases or occupies any material real property or interest therein or any such lease, sublease or occupancy agreement that will be transferred to Buyer pursuant to this Agreement (each such property, “Leased Real Property”), specifying the name of the lessor, lessee and current occupant (if different from the lessee) and the address thereof, that are in the Company’s actual possession. Correct and complete copies of the Real Property Leases together with all amendments and any applicable SNDAs or estoppels thereto that are in the Company’s actual possession have been made available to Buyer. To the Seller’s Knowledge, each Real Property Lease is valid and binding on the Company Group and on the other parties thereto and is in full force and effect, except as may be affected by any Enforceability Exceptions. To the Seller’s Knowledge, all payments due under the Real Property Leases are current. To Seller’s Knowledge, there is no security deposit or portion thereof deposited with respect to any Real Property Lease that has been applied in respect of a breach or default under such Real Property Lease which has not been deposited in full. The Company’s and the Company Group’s possession and quiet enjoyment of the Leased Real Property under the Real Property Leases has not been disturbed. To the Seller’s Knowledge, there are no parties in possession of any of the Leased Real Property other than the Company Group, and the Company Group’s right to use any Leased Real Property has not been sublet, assigned or otherwise granted to any third Person, except as otherwise set forth on Schedule 3.16(b). No construction, alteration or other leasehold improvement work with respect to any Real Property Lease remains to be paid for or to be performed by the Company Group, except as otherwise set forth on Schedule 3.16(b). Neither the whole nor any portion of any Leased Real Property has been and remains damaged or destroyed by fire or other casualty.

(c)             In the past two (2) year, the Company Group has not received notice (i) of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to Leased Real Property or (ii) from any Governmental Authority or other Person alleging that the use and occupancy of any of any Leased Real Property by the Company Group, as currently used and occupied, and the conduct of their business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other similar land use Laws. To the Seller’s Knowledge, there are no options, rights of first offer or rights of first refusal to purchase or lease any of the Leased Real Property or any portion thereof or interest therein other than those specified in the Real Property Leases set forth on Schedule 3.16(b).

(d)             The Company Group does not use, occupy or operate any real property other than the Leased Real Property, and no other real property is necessary for the operation of the Business as currently conducted by the Company.

(e)             As of the date hereof and as of the Closing, the Leased Real Property is and will be free and clear of all Liens other than Permitted Liens.

(f)              To the Seller’s Knowledge, the Leased Real Property is adequately served by proper utilities and other building services necessary for its current use.

(g)             Schedule 3.16(g) sets forth a true, correct and complete list of each Real Property Lease that contains any provision requiring the consent, approval, or waiver of the landlord, airport authority, or any other counterparty thereto (each, a “Lease Counterparty”) as a result of, or in connection with, the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including any change-of-control, assignment, transfer, or similar provision that is triggered by the direct or indirect transfer of equity interests of any member of the Company Group (each such Real Property Lease, a “Consent Lease,” and each such required consent, approval or waiver, a “Required Lease Consent”). To Seller’s Knowledge, no Real Property Lease that is not listed on Schedule 3.16(g) contains any provision requiring a Required Lease Consent.

3.17.       Title to Assets.

Except for Inventory sold or otherwise disposed of for fair consideration in the Ordinary Course of Business since the Recent Balance Sheet Date, the Company Group has good and valid title to, or a valid leasehold or licensed interest in, all of the material tangible assets and properties used in the conduct of their business (other than (a) properties sold, consumed or otherwise disposed of for fair consideration in the Ordinary Course of Business, and (b) the Corporate Functions, , in each case free and clear of Liens except for Permitted Liens. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group are in good operating condition and repair (subject to ordinary wear and tear), and are adequate in all material respects for the uses to which they are being put, have been maintained in all material respects in accordance with normal industry practice and none of such material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.18.       Product Warranty; Inventories; Product Liability.

(a)             The products produced, processed, marketed, distributed, shipped, or sold, and the services performed, by or on behalf of the Company Group have conformed in all material respects with the written terms and conditions applicable thereto (all applicable contractual commitments and all express warranties), if any, and the Company Group has no material Liability for replacement thereof or other damages in connection therewith in excess of current accruals reflected in the Financial Statements. Schedule 3.18(a) discloses the aggregate dollar amount of and circumstances associated with any material product warranty claims currently pending or which were resolved during the twenty-four (24) months preceding the date of this Agreement.

(b)             The Inventory, whether reflected in the Financial Statements or subsequently acquired, is of a quality and quantity usable and/or salable in the Ordinary Course of Business, subject to reserves for obsolete, excess, slow-moving, damaged and defective inventory or reserves created for shrinkage, seasonality or permanent markdown accruals. The Inventory is reflected in the Financial Statements and in the books and records of the Company Group in accordance with GAAP applied on a basis consistent with past practice. The Inventory is adequate for the conduct of the business of the Company Group and consistent with past practice. Each raw material and finished product included in the Inventory complies in all material respects with all of the Company Group’s internal quality assurance guidelines, except for any such failure that would not have, individually or in the aggregate, a material impact on the Inventory. All Inventory is owned by the Company Group free and clear of all Liens, other than Permitted Liens, and to the Knowledge of the Seller, no Inventory is held on a consignment basis.

(c)             Schedule 3.18(c) includes true, correct and complete copies of the standard terms and conditions of sale for each member of the Company Group (which includes, without limitation, any material guaranty, warranty and indemnity provisions). There is no limitation under applicable Law or contract on the Company Group’s ability to sell any products currently sold (including, without limitation, lotions, serums, sunscreens, LED light appliances, and other similar products) at any location of the XpresSpa Airport Business.

(d)             No member of the Company Group has, in the past five (5) years, had Liabilities with respect to the repair, replacement or return, or any refund or return of the purchase price (or any portion thereof), arising out of, relating to, or otherwise in respect of, any Product Recall (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by any member of the Company Group, except, in each case, as would not be material to the Company Group, taken as a whole. For purposes hereof, “Product Recall” shall mean any recall of goods (i) by a Governmental Authority pursuant to applicable Law or (ii) by a manufacturer or provider.

(e)             The Company Group has not in the past three (3) years incurred any material Liabilities (whether or not reserved for in the Financial Statements and whether or not insured against under any insurance policy of the Company) for damage or injury to any Person arising out of, relating to, or otherwise in respect of, any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, sold or distributed by the Company Group or any services (regardless of the date of performance) performed by the Company Group.

3.19.       Related Party Transactions.

(a)             Except (1) as described on Schedule  3.19 and (2) for any employment, compensation, benefit, or similar agreements or arrangements entered into in the Ordinary Course of Business, since December 31, 2023, none of Seller or any employee, officer, director, or affiliate of Seller, or any of the controlled Affiliates of the foregoing (other than the Company Group) has:

(i)              borrowed any material amount of money from, or loaned any material amount of money to, the Company Group (nor has any member of the Company Group drawn any loans from any such Person), in each case, where such loans remain outstanding as of the date hereof;

(ii)             guaranteed or provided any material indemnity or security in relation to any debt or obligation of the Company Group (nor has any member of the Company Group guaranteed or provided any indemnity or security in relation to any debt obligation of any such Person), in each case, where such debt or obligation remain outstanding as of the date hereof;

(iii)            any material contractual claims against the Company Group or engaged in any material transaction with the Company Group (in each case, other than (A) in respect of employment or consulting relationships (B) which are provided for in the organizational documents or (C) this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby), in each case, which continue in effect as of the date hereof; or

(iv)            any ownership or leasehold interest in any material property or assets used by the Company Group.

(b)            As of immediately prior to the Closing, there will be no amounts due to (or other obligations in favor of) Seller or any of its Affiliates from the Company Group.

3.20.       Suppliers.

Set forth on Schedule 3.20 is each of the top ten (10) suppliers (by spend for the calendar year ended December 31, 2025 of the Company Group on a consolidated basis (the “Specified Suppliers”), and the aggregate spend for such period with each such Specified Supplier. Since December 31, 2025 no Specified Supplier has provided notice to the Company Group of the termination of its relationship (or intent to terminate its relationship) with the Company Group or otherwise with respect to any material reduction of business with the Company Group. Since December 31, 2025, the Company Group has not ceased (and has no present intent to cease) its business relationship with any Specified Supplier.

3.21.       Brokers.

Except as set forth on Schedule 3.21, neither Seller nor any member of the Company Group has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or the Company Group.

3.22.       Sufficiency of Assets.

The assets of the Company Group, together with the assets contemplated to be transferred to the Company Group as part of the Pre-Closing Reorganization, and the services to be provided to the Company Group under the Transition Services Agreement, constitute all of the assets, properties and rights necessary for the continued operation of the Business after the Closing in the same manner in all material respects as the Business is currently conducted and has been conducted in the past twelve (12) months.

3.23.       ACDBE and Local Partner Joint Ventures.

(a)             Schedule 3.23(a) sets forth a true, correct and complete list of all concession agreements to which any member of the Company Group is a party that are subject to Airport Concession Disadvantaged Business Enterprise (“ACDBE”) participation requirements imposed by the U.S. Department of Transportation, the Federal Aviation Administration, or any applicable airport authority (each, an “ACDBE Concession Agreement”). With respect to each ACDBE Concession Agreement, the Company Group is in compliance in all material respects with all applicable ACDBE participation requirements, including any minimum ACDBE participation goals established thereunder. No member of the Company Group has received any written notice (or, to the Seller’s Knowledge, any other notice) from any Governmental Authority or airport authority alleging any material failure to comply with any ACDBE participation requirement under any ACDBE Concession Agreement, and no such failure has occurred that would reasonably be expected to result in the termination of any ACDBE Concession Agreement.

(b)             Schedule 3.23(b) sets forth a true, correct and complete list of all joint venture agreements, co-ownership agreements, operating agreements, and similar arrangements between any member of the Company Group and any ACDBE partner or local partner in connection with any airport concession (collectively, the “ACDBE Joint Venture Agreements”). True, correct and complete copies of such ACDBE Joint Venture Agreements have been made available to Buyer in the Data Room. Each ACDBE Joint Venture Agreement is in full force and effect in all material respects and no member of the Company Group is in material breach or default thereunder, and, to the Knowledge of the Seller, no other party to any ACDBE Joint Venture Agreement is in material breach or default thereunder. No event has occurred that, with or without the giving of notice or the lapse of time, or both, would constitute a material breach or default by any member of the Company Group under any ACDBE Joint Venture Agreement or give rise to any right of termination, cancellation or acceleration thereunder. No member of the Company Group has received any written notice of any termination, cancellation, or material modification of any ACDBE Joint Venture Agreement.

3.24.       Licenses, Permits, and Public Health/Safety Compliance (Spa Services).

(a)             Each location at which any member of the Company Group operates spa, nail, massage, cosmetology, or related wellness services holds and maintains, in full force and effect, all licenses, permits, registrations, certifications, and other regulatory approvals required by applicable Law for the operation of such services at such location, including, without limitation, all massage therapy, nail technician, cosmetology, esthetician, and similar professional or occupational licenses required by applicable state, local, or foreign Governmental Authorities (collectively, the “Spa Operating Permits”), except for such Spa Operating Permits the absence of which would not, individually or in the aggregate, materially impair the operation of the business at such location. Schedule 3.24(a) sets forth a true, correct and complete list of all material Spa Operating Permits held by the Company Group as of the date hereof. All material Spa Operating Permits are in full force and effect, and no member of the Company Group has received any written notice of revocation, suspension, limitation, or non-renewal of any Spa Operating Permit. No member of the Company Group is in material violation of any term or condition of any Spa Operating Permit.

(b)             To the Knowledge of Seller, all current employees and contractors of the Company Group who are required by applicable Law, airport authority regulations, or the terms of any concession agreement to hold airport security clearances, background check approvals, or similar authorizations in order to perform their duties at any airport location have obtained and currently maintain all such required clearances and approvals. To the Knowledge of the Seller, there are no pending or threatened revocations, suspensions, or denials of any such clearances or approvals with respect to such current employee or contractor of the Company Group that, individually or in the aggregate, would reasonably be expected to prevent the Company Group from maintaining adequate staffing levels at any airport location as a result of any failure to obtain or maintain such clearances or approvals.

3.25.       XpresTest Regulatory Compliance.

(a)             Each member of the Company Group, to the extent applicable to such member’s operations, (i) is in compliance in all material respects with all applicable U.S. Food and Drug Administration (“FDA”) laws and regulations, including those relating to the use, distribution, and marketing of any diagnostic tests, devices, or related products; (ii) is in compliance in all material respects with all applicable federal and state healthcare fraud and abuse laws, including the federal False Claims Act (31 U.S.C. §§ 3729 et seq.); (iii) is in compliance in all material respects with all applicable state laws regulating genetic testing and protecting the privacy of genetic test results, including applicable breach notification requirements; and (iv) is in compliance in all material respects with all other applicable state and local laws and regulations that impose reporting or other compliance-related requirements on specimen collection stations. No member of the Company Group has received any written notice from any Governmental Authority of any material investigation, audit, enforcement action, or allegation of material non-compliance with any of the foregoing laws or regulations, and no such Action is pending or, to the Knowledge of the Seller, threatened in writing. The Company Group does not engage in treatment or diagnosis of any individual, does not operate a clinical laboratory, and the Business is not regulated by or subject to the Clinical Laboratory Improvement Amendments of 1988. The in vitro diagnostic product utilized by the Company in its specimen collection, distribution and related activities is cleared, approved or has received Emergency Use Authorization by the FDA, and is not manufactured by the Company Group. Each Member of the Company Group holds all licenses, permits, certifications, and approvals required by applicable federal and state law in connection with its specimen collection activities, and each such license, permit, certification and approval is in full force and effect. All specimen collection activities performed by the Company Group are performed in the United States.

(b)             Each government contract, subcontract, or grant pursuant to which any member of the Company Group has received or is entitled to receive funding for bio-surveillance monitoring or related activities (each, a “Government Contract”) has been disclosed in Schedule 3.25(b). Each member of the Company Group is in compliance in all material respects with all applicable federal regulations (including, without limitation, the Federal Acquisition Regulation (48 C.F.R. Chapter 1) and any applicable agency-specific acquisition regulations (including the Health and Human Services Acquisition Regulation)), and the terms and conditions of each Government Contract, including all requirements relating to the conduct of bio-surveillance activities, data handling, reporting obligations, and performance standards. No member of the Company Group has received any written notice of actual or threatened termination for default, cure notice, show-cause notice, or suspension or debarment proceeding in connection with any Government Contract, and no such Action is pending or, to the Knowledge of the Seller, threatened in writing. No member of the Company Group has made any material false statement or material omission in connection with any Government Contract or any application therefor. To the extent any member of the Company Group performs under any Government Contract as a subcontractor, such member is in compliance in all material respects with all applicable flow-down obligations imposed by the prime contractor and by applicable federal procurement law.

3.26.       Products and Services Liability; Consumer Protection.

(a)             All products used in the provision of services or offered for sale at any location operated by any member of the Company Group, including all cosmetics, skincare products, massage products, nail care products, products used in bio surveillance monitoring and diagnostic testing, and any ingredients or components thereof (collectively, the “Company Products”), comply in all material respects with all applicable product safety laws and regulations in each jurisdiction in which such Company Products are used or sold, including, without limitation, the Federal Food, Drug, and Cosmetic Act, applicable regulations of the U.S. Food and Drug Administration, and all analogous state, local, and foreign product safety laws and regulations. No member of the Company Group has received any written notice from any Governmental Authority of any recall, market withdrawal, safety alert, or enforcement action with respect to any Company Product, and no such Action is pending or, to the Knowledge of the Seller, threatened.

(b)             There are no pending or, to the Knowledge of the Seller, threatened, product liability claims, Actions, or investigations against any member of the Company Group arising out of or relating to any Company Product or any service provided by the Company Group. All product liability claims that have been asserted in writing against any member of the Company Group within the past five (5) years have been disclosed on Schedule 3.26(b), together with a description of the nature and current status of each such claim and any amounts paid or reserved in connection therewith. For the avoidance of doubt, “product liability claims” for purposes of this Section 3.26(b) shall include, without limitation, any filed lawsuits, pre-suit or pre-litigation claims, consumer demand letters, attorney demand or notice letters, subpoenas, government demand letters (including Civil Investigative Demands and informal informational requests), and any settlement agreements, in each case, for the five (5) year period prior to the date of this Agreement. To the Knowledge of the Seller, there are no recurring or escalating patterns of consumer complaints, adverse customer reviews, or social media reports relating to any Company Product or any service provided by the Company Group that would reasonably be expected to result in product liability claims, class or collective proceedings, or enforcement actions.

(c)             Each member of the Company Group is in compliance in all material respects with all applicable truth-in-advertising, consumer protection, and unfair trade practices laws and regulations in each jurisdiction in which it operates, including, without limitation, the Federal Trade Commission Act and all analogous state, local, and foreign consumer protection laws and regulations. During the past six (6) years, no member of the Company Group has received any written notice from any Governmental Authority of any material investigation, enforcement action, or allegation of non-compliance with any such laws or regulations, and no such Action is pending or, to the Knowledge of the Seller, threatened in writing.

3.27.       Customer Waivers; Participant Agreements.

(a)             Schedule 3.27(a) sets forth true, correct and complete copies of each standard form of participant, membership, or service agreement containing a waiver or release of claims used or required to be used by any member of the Company Group in connection with the Business as currently conducted, including at each spa, waxing center, wellness, or personal care services location operated by any member of the Company Group (collectively, “Participant Agreements”). Each member of the Company Group has, at all times during the past three (3) years, required each customer (including the parent or legal guardian of any minor customer) to execute a Participant Agreement, in the applicable standard form set forth in Schedule 3.27(a), prior to receiving any services from such member of the Company Group. Schedule 3.27(a) separately identifies (i) each form of Participant Agreement used at each distinct business line or location type (including XpresSpa airport locations), (ii) each jurisdiction in which each such form is used, and (iii) the date each such form was first adopted. Except as set forth in Schedule 3.27(a), no member of the Company Group has deviated in any material respect from the applicable standard form of Participant Agreement.

(b)             Each Participant Agreement is valid, binding, and enforceable against the applicable customer in accordance with its terms in all material respects, subject to the Enforceability Exceptions. The waivers and releases contained in the Participant Agreements have been presented to and executed by customers in compliance with all applicable Laws in all material respects, in each jurisdiction in which any member of the Company Group operates or has operated during the past three (3) years. No Participant Agreement has been presented to or executed by a customer in a manner that would render any waiver or release contained therein unenforceable, voidable, or of limited effect under applicable Law, including by reason of (i) inadequate disclosure, (ii) failure to obtain separate acknowledgment of any waiver or release provision, (iii) failure to obtain parental or guardian consent for minor customers, or (iv) non-compliance with applicable electronic signature or recordkeeping requirements.

(c)             No member of the Company Group has received any written (nor to the Knowledge of the Seller, any oral) notice from any Governmental Authority, and there is no pending or, to the Knowledge of the Seller, threatened Action, asserting that any Participant Agreement or any provision thereof is invalid, unenforceable, misleading, or otherwise non-compliant with applicable Law. Each member of the Company Group has maintained and retained fully executed Participant Agreements (whether in paper or electronic form) for each customer who has received services from any member of the Company Group during the past three (3) years, in accordance with all applicable Laws and its standard document retention practices as set forth in the XWELL Data Retention and Disposal Standard (as amended from time to time). There are no material gaps or systemic failures in the collection, execution, storage, or retention of Participant Agreements at any location of the Company Group. To the Knowledge of Seller, each Participant Agreement retained in electronic form has been stored in a manner that preserves its legal integrity, authenticity, and accessibility for the retention period required by applicable Law.

(d)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or limit the enforceability of any Participant Agreement against any customer of any member of the Company Group or give any customer the right to terminate, cancel, or obtain a refund under any Participant Agreement.

3.28.       Gift Cards; Loyalty Programs; Memberships.

(a)             Schedule 3.28(a) sets forth a true, correct, and complete description of each of the following programs operated, administered, sponsored, or honored by any member of the Company Group in connection with the Business (collectively, “Customer Programs”):

(i)            each gift card, gift certificate, stored-value card, e-gift, and similar prepaid customer credit program (“Gift Card Programs”), including (A) the aggregate outstanding face value of all unredeemed instruments as of a date no more than thirty (30) days prior to the date of this Agreement, (B) the breakage rate assumptions used by the Company Group in estimating the portion expected to remain unredeemed, (C) the escheat or unclaimed property treatment applied to such obligations in each jurisdiction in which the Company Group operates, and (D) the identity of any material third-party administrator or processor involved in the operation of any Gift Card Program;

(ii)           each material loyalty, rewards, points, credits, referral, or similar customer program under which customers accumulate benefits redeemable for services, discounts, or other consideration (“Loyalty Programs”), including (A) a description of all outstanding unredeemed points, credits, or benefits as of a date no more than thirty (30) days prior to the date of this Agreement, (B) the estimated liability associated with such outstanding benefits, and (C) the identity of any material third-party administrator involved in the operation of any Loyalty Program; and

(iii)          each material membership, subscription, prepaid service package, recurring access program, and similar arrangement under which customers pay in advance for future services (“Membership Programs”), including (A) the aggregate number of active enrolled members or subscribers as of a date no more than thirty (30) days prior to the date of this Agreement, (B) the aggregate amount of deferred or prepaid revenue outstanding as of such date, and (C) the identity of any material third-party administrator or payment processor involved in the operation of any Membership Program.

(b)             All obligations arising from Customer Programs are reflected as current liabilities on the Financial Statements and in the Net Working Capital calculation, in each case in accordance with GAAP consistently applied and the Accounting Principles. No member of the Company Group has, at any time within the three (3) years prior to the date of this Agreement, modified its breakage rate assumptions, revenue recognition methodology, liability recognition practices, or any other accounting treatment applicable to any Customer Program in a manner inconsistent with GAAP or past practice, except as required by a change in GAAP. The breakage rate assumptions disclosed in Schedule 3.28(a) with respect to each Gift Card Program: (i) are reasonable and have been determined in good faith; (ii) are consistent with the Company Group’s actual historical redemption data for the three (3) year period ending on the date of this Agreement; (iii) have not been modified in a manner that would reduce the liability associated with any Gift Card Program on the Financial Statements or in the Net Working Capital calculation, except as required by a change in GAAP or as supported by updated historical redemption data; and (iv) reflect all material changes in customer redemption behavior known to Seller or any member of the Company Group as of the date of this Agreement.

(c)             Each Customer Program has been offered, sold, administered, marketed, and honored in all material respects in accordance with (i) its published terms and conditions; (ii) all applicable Laws, including consumer protection Laws, truth-in-advertising Laws, unfair or deceptive trade practice Laws, gift card and stored-value Laws (including all applicable escheat, unclaimed property, and dormancy Laws in each jurisdiction in which the Company Group operates or has operated), and all Laws governing automatic renewal, negative option, and subscription programs; and (iii) the applicable data privacy and security requirements set forth in Section 3.13 of this Agreement. No member of the Company Group has failed to remit any amounts required to be remitted under applicable escheat or unclaimed property Laws in connection with any Customer Program. Schedule 3.28(c) sets forth a true, correct, and complete list of (A) each jurisdiction in which any member of the Company Group is subject to escheat or unclaimed property obligations in respect of any Customer Program, (B) the most recent period for which escheat filings were made in each such jurisdiction, (C) any known or reasonably anticipated shortfalls in escheat remittances, and (D) any pending or threatened audit, inquiry, or enforcement action by any Governmental Authority with respect to escheat or unclaimed property obligations of any member of the Company Group.

(d)             Except as set forth in Schedule 3.28(d), no member of the Company Group has, at any time within the twelve (12) months prior to the date of this Agreement (i) modified the terms of any Gift Card Program in any material respect, including any change to face value, expiration policies, inactivity fees, service charges, redemption restrictions, or the identity of any material third-party administrator, (ii) devalued, reduced, restricted, or otherwise adversely modified, in any material respect, the redemption rights, accrual rates, or expiration terms of any points, credits, or rewards under any Loyalty Program, or (iii) modified the terms of any Membership Program in any material respect, including any material change to pricing, service inclusions, auto-renewal terms, cancellation rights, refund policies, service credits, or the identity of any third-party administrator or payment processor.

(e)             There is no pending or to the Knowledge of the Seller, threatened (i) material Action, class or collective proceeding, or consumer arbitration relating to any Customer Program or the administration, marketing, disclosure, renewal, or cancellation thereof, or (ii) material investigation, audit, inquiry, subpoena, civil investigative demand, or enforcement action by any Governmental Authority relating to the administration, marketing, disclosure, renewal, cancellation, or escheat treatment of any Customer Program. During the past three (3) years, no member of the Company Group has received any written notice from any Governmental Authority indicating that any Customer Program or the administration thereof is non-compliant with applicable Law.

(f)              Except as set forth in Schedule 3.28(f), no member of the Company Group has, within the twelve (12) months prior to the date of this Agreement, or, during the period from the date of this Agreement through the Closing, taken or will take any action to accelerate, wind down, discontinue, or otherwise terminate any Customer Program, or taken or will take any action that has had or would reasonably be expected to have the effect of materially (i) reducing the aggregate number of active members, subscribers, or participants in any Customer Program, (ii) increasing the redemption rate of any Gift Card Program above historical norms, (iii) reducing the outstanding deferred revenue or other liabilities of the Company Group associated with any Customer Program, or (iv) issuing, selling, or distributing gift cards, gift certificates, or stored-value instruments at a discount to face value or in promotional quantities materially in excess of historical norms, in each case other than as a result of normal customer attrition in the ordinary course of business consistent with past practice, and in each case, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed) with respect to any such action taken during the period from the date of this Agreement through the Closing.

3.29.       Bank Accounts.

Schedule 3.29 sets forth a true, correct and complete list of (a) the name and address of each bank with which any member of the Company Group has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, (c) the names of each Person holding a power of attorney from such member of the Company Group, and (d) the account number for each bank account of each member of the Company Group.

3.30.       Spa Products Import & Distribution Co., LLC.

Spa Products Import & Distribution Co., LLC (“Spa LLC”) is a holding company and does not engage in any business, trade or commercial activity of any kind (other than certain payroll processing activities for employees of Seller and its Subsidiaries (including the Company Group)). Spa LLC (i) does not own, hold, lease or have any interest in any assets or properties of any nature (whether tangible or intangible, real or personal), other than (x) Cash and Cash Equivalents, and (y) immaterial assets typical of a holding company, (ii) has no Liabilities or obligations of any kind (whether accrued, contingent, absolute, determined, determinable or otherwise), (iii) has not entered into any contracts, commitments, arrangements or undertakings with any Person, and (iv) has no employees, contractors or other individual service providers.

3.31.       No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (IN EACH CASE, AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2), IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO BUYER PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHICH ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE COMPANIES AND SELLER, RESPECTIVELY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY), (I) NONE OF THE COMPANIES, SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (II) ALL OTHER WARRANTIES in connection with the transactions contemplated hereby or thereby (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ARE EXPRESSLY EXCLUDED.

BUYER ACKNOWLEDGES AND AGREES THAT (A) IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY THE COMPANIES, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2), IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND NO PERSON HAS BEEN AUTHORIZED BY THE COMPANIES OR SELLER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY GROUP, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE BUSINESSES OF THE COMPANY GROUP EXCEPT AS SO SET FORTH, AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON, (B) NONE OF THE COMPANIES, SELLER (IN EACH CASE, EXCEPT IN THE CASE OF ACTUAL SELLER FRAUD) NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES, OR BUYER’S USE, OF ANY INFORMATION REGARDING THE COMPANY GROUP OR THEIR BUSINESSES (INCLUDING ANY PROJECTIONS, ESTIMATES, FINANCIAL INFORMATION OR OTHER INFORMATION SET FORTH IN THE CIM OR MANAGEMENT PRESENTATIONS) NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND (C) ANY ESTIMATES, PROJECTIONS, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY GROUP, UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2) OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer, as follows, as of the date of this Agreement:

4.1.          Authority and Enforceability.

(a)             Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

(b)             Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Seller is, or will be, a party and to consummate the transactions contemplated hereby and thereby, subject to receipt of Stockholder Approval.

(c)             The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is, or will be, a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on behalf of Seller, except that no other corporate action or approval on the part of Seller or the stockholders of Seller is necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, except the Stockholder Approval. This Agreement and the other Transaction Documents to which Seller is a party have been or will be duly and validly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Buyer and the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(d)             The affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote to approve the transactions contemplated by this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Seller’s capital stock that is necessary in connection with the consummation of the transactions contemplated by this Agreement, and no other corporate or stockholder proceedings are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Prior to the execution of this Agreement, at a meeting duly called and held, the board of directors of Seller duly, validly and adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (ii) declaring and determining that it is in the best interests of the stockholders of Seller that Seller enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to a vote at a meeting of the stockholders of Seller for approval and adoption, and (iv) recommending that the stockholders of Seller approve and adopt this Agreement (clauses (i), (ii), (iii) and (iv) being collectively referred to herein as the “Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(e)             The execution of this Agreement by Seller and the other Transaction Documents to which Seller is a party do not violate or conflict with (i) any corporate document of Seller (as applicable), (ii) any Laws or Order, of any Governmental Authority against or otherwise binding upon Seller, except, in the case of clause (ii), as would not reasonably be expected to be material to Seller’s ability to consummate the transactions contemplated hereby.

(f)              Seller is not subject to any pending winding up application, including both solvent and insolvent winding up, that has been made to a court or other competent public authority or is in the process of being wound up and, no such proceeding has been threatened in writing against Seller.

4.2.          Title.

Seller is the sole record owner of the Purchased Equity, free and clear of all Liens, except for (i) Liens arising under applicable securities Laws, (ii) any restrictions on the transfer of such securities arising under the Companies’ organizational documents, and (iii) Liens arising under this Agreement or any other Transaction Document.

4.3.          No Consents.

Except as set forth on Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and any other Transaction Document to be executed by Seller in connection herewith, and the consummation by Seller of the Sale and the other transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Seller’s (or any member of the Company Group’s) organizational documents, (ii) violate any provision of Law, rule, or regulation to which Seller is subject, (iii) violate any Order applicable to Seller or the Company Group; or (iv) violate, result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) or give rise to rights of payment, acceleration, termination, or cancellation, or a loss of rights under, or require the consent of any third party that has not been obtained under, any Material Contract to which Seller or any member of the Company Group is a party or by which it may be bound, except, in cases of clauses (ii), (iii), and (iv) above, for violations, breaches, events, or defaults that in the aggregate would not reasonably be expected to materially delay or hinder or impair the consummation of the transactions contemplated hereby. Except (A) as set forth on Schedule 4.3, (B) for the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any related filings under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) the Stockholder Approval, and (D) filings, permits, clearances, authorizations, consents, orders and approvals as may be required pursuant to the rules and regulations of the Nasdaq, the execution and delivery of the Transaction Documents by Seller does not, and the performance of the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain any consent, permit or order of, make any filing with or notification to, or procure other action by, any Person based on any Laws.

4.4.          Litigation.

There is no Action pending or threatened in writing (or, to the Knowledge of the Seller, orally) against Seller or to which Seller’s assets are bound that (a) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement, the Sale or the transactions contemplated hereby or (b) would reasonably be expected to materially adversely affect Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Sale or the transactions contemplated hereby and thereby. Seller is not subject to any Order which would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Sale.

4.5.          Brokers.

Except as set forth on Schedule 4.5, neither Seller nor any of Seller Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or Seller Affiliates.

4.6.          Investigation.

Seller acknowledges that, except for the representations and warranties regarding the Buyer or its Affiliates in this Agreement or any other Transaction Document or in any certificate delivered to Seller pursuant to this Agreement or any other Transaction Document, Seller has not relied on any representation or warranty from Buyer or any of its Affiliates in determining to enter into or consummate the transactions contemplated by this Agreement, and is relying on its or his own investigation and analysis in entering into the transactions contemplated hereby and by the other Transaction Documents. Seller is a sophisticated party, represented by independent legal counsel and investment advisors with experience in the acquisition and valuation of ongoing businesses. None of Buyer or any of its Affiliates shall have any Liability to Seller or any other Person (except in case of Actual Buyer Fraud) with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Buyer or any of its Affiliates or the future business, operations or affairs of Buyer or any of its Affiliates, in each case, unless otherwise expressly set forth in this Agreement or any other Transaction Document or in any certificate delivered to Seller pursuant to this Agreement or any other Transaction Document.

4.7.          ACKNOWLEDGMENT; NO ADDITIONAL REPRESENTATIONS.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (IN EACH CASE, AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2) OR IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO SELLER PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHICH ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY), (I) NEITHER BUYER NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (II) ALL OTHER WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ARE EXPRESSLY EXCLUDED.

SELLER ACKNOWLEDGES AND AGREES THAT (A) SELLER IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY BUYER OR ANY OF ITS AFFILIATES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2), IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO SELLER AT CLOSING, AND NO PERSON HAS BEEN AUTHORIZED BY BUYER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO BUYER OR ANY OF ITS AFFILIATES OR THE BUSINESSES OF BUYER OR ITS AFFILIATES EXCEPT AS SO SET FORTH, AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON, (B) NEITHER BUYER (EXCEPT IN THE CASE OF ACTUAL BUYER FRAUD) NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY GROUP OR SELLER RESULTING FROM THE DISTRIBUTION TO THE COMPANY GROUP OR SELLER OR THEIR RESPECTIVE REPRESENTATIVES, OR THEIR USE, OF ANY INFORMATION REGARDING BUYER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES (INCLUDING ANY PROJECTIONS, ESTIMATES, FINANCIAL INFORMATION OR OTHER INFORMATION PROVIDED BY OR ON BEHALF OF BUYER RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY) NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED TO SELLER AT CLOSING, AND (C) ANY ESTIMATES, PROJECTIONS, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO SELLER ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES REGARDING BUYER OR ANY OF ITS AFFILIATES, UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2) OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies and Seller as follows, as of the date of this Agreement:

5.1.          Organization.

Buyer is a Delaware limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2.          Authority and Enforceability; No Conflict.

(a)             Buyer has all requisite entity power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been (or will be as of the Closing) duly authorized by all necessary corporate action on behalf of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been or will be duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute the valid and binding obligations of Buyer, enforceable against such Persons in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)             The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document to be executed by Buyer in connection herewith, and the consummation by Buyer of the Sale and the other transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Buyer’s organizational documents, (ii) violate any provision of Law, rule, or regulation to which Buyer is subject, (iii) violate any Order applicable to Buyer, or (iv) result in a breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration under, or require any consent under, any material contract, agreement or instrument to which Buyer is a party or by which it may be bound; except, in the case of clauses (ii), (iii), and (iv) above, for violations, breaches, events, or defaults that in the aggregate would not reasonably be expected to materially delay or hinder or impair the consummation of the transactions contemplated hereby or Buyer’s ability to perform its obligations hereunder.

5.3.          Litigation.

There is no Action pending that (a) challenges or seeks to enjoin, delay or obtain damages in respect of this Agreement, the Sale or the transactions contemplated hereby or (b) would reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Sale or the transactions contemplated hereby and thereby. Buyer is not subject to any Order which would have an adverse effect on the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Sale.

5.4.          Financial Ability.

(a)             Buyer represents that, subject to funding of anticipated debt financing and equity capital contributed to Buyer, Buyer shall have at the Closing the financial capability and sufficient unrestricted funds available necessary to consummate the transactions contemplated by this Agreement (including the Sale) on the terms and subject to the conditions set forth herein. For the avoidance of doubt, the foregoing is not a representation that Buyer has obtained, or is obligated to obtain any Equity Commitment Letter or a Debt Commitment Letter as of the date of this Agreement or prior to Closing, and the failure to obtain an Equity Commitment Letter or a Debt Commitment Letter shall not, in and of itself, constitute a breach of this Section 5.4(a) or a failure of any condition to Closing; provided that Buyer is communicating in good faith with potential financing sources to enter into definitive loan agreements or equity financing documents in accordance with Section 6.6(d). Buyer acknowledges and agrees that, regardless of whether an Equity Commitment Letter or a Debt Commitment Letter is obtained, Buyer’s obligation to consummate the Closing (subject solely to the conditions set forth in Section 7.1 and Section 7.2) is absolute and unconditional, and the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, or its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)             As of the date of this Agreement, no debt commitment letter (a “Debt Commitment Letter”) has been executed among Buyer and any Debt Financing Source pursuant to which any Debt Financing Source has committed to fund (directly or indirectly) a debt commitment for purposes of funding a portion of the transactions contemplated by this Agreement.

(c)             As of the date of this Agreement, no equity commitment letter (the “Equity Commitment Letter”), between Guarantor (or any other Affiliate of Buyer or Guarantor) and Buyer, has been obtained pursuant to which Guarantor or any other Affiliate of Buyer or Guarantor has committed to contribute or cause to be contributed to Buyer (directly or indirectly) an equity commitment for the purpose of funding any portion of the transactions contemplated by this Agreement.

(d)             Notwithstanding anything to the contrary herein, Buyer understands and acknowledges that receipt by, or availability of funds or financing to, Buyer or its Affiliates shall not be a condition to Buyer’s obligations hereunder and Buyer’s obligations set forth herein are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary for Buyer to perform its obligations with respect to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.4(d) shall not create any independent cause of action or basis for Liability against Buyer beyond Buyer’s obligation to consummate the Closing in accordance with Article 7 and the remedies expressly set forth in Article 8.

(e)             Concurrently with the execution of this Agreement, Buyer has delivered to Seller a true, correct and complete copy of the Guaranty, duly executed by Guarantor in favor of Seller. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. To the knowledge of Buyer, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Guarantor under the Guaranty.

5.5.          Brokers.

Neither Buyer nor any of its Affiliates has retained any broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement in a manner that would impose any Liability upon Seller or, if the Closing is not consummated, the Company Group, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Seller or, if the Closing is not consummated, the Company Group in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or its Affiliates.

5.6.          ACKNOWLEDGMENT; NO ADDITIONAL REPRESENTATIONS.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (IN EACH CASE, AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2), IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO BUYER PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHICH ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE COMPANIES AND SELLER, RESPECTIVELY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY), (I) NONE OF THE COMPANIES, SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (II) ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ARE EXPRESSLY EXCLUDED.

BUYER ACKNOWLEDGES AND AGREES THAT (A) IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY THE COMPANIES, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2), IN ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND NO PERSON HAS BEEN AUTHORIZED BY THE COMPANIES OR SELLER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY GROUP, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE BUSINESSES OF THE COMPANY GROUP EXCEPT AS SO SET FORTH, AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON, (B) NONE OF THE COMPANIES, SELLER (IN EACH CASE, EXCEPT IN THE CASE OF ACTUAL SELLER FRAUD) NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES, OR BUYER’S USE, OF ANY INFORMATION REGARDING THE COMPANY GROUP OR THEIR BUSINESSES (INCLUDING ANY PROJECTIONS, ESTIMATES, FINANCIAL INFORMATION OR OTHER INFORMATION SET FORTH IN THE CIM OR MANAGEMENT PRESENTATIONS) NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED TO BUYER AT CLOSING, AND (C) ANY ESTIMATES, PROJECTIONS, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY GROUP, UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES pursuant to Section 10.2) OR IN ANY OTHER TRANSACTION DOCUMENT.

The Buyer and its Affiliates and representatives have HAD AN OPPORTUNITY TO REVIEW books, records (including Tax Returns and other tax records), contracts, facilities, properties, and assets of the Companies and the other members of the Company Group that the Buyer and its Affiliates and representatives have requested to see or review, and the Buyer and its Affiliates and representatives have had a opportunity to meet with officers, knowledgeable employees and other representatives of the Companies and the other members of the Company Group that the Buyer and its Affiliates and representatives have requested in order to discuss the respective businesses of the Companies and the other members of the Company Group. The Buyer confirms that it and its representatives have made an independent investigation, analysis and evaluation of the Companies, the other members of the Company Group and their respective businesses; PROVIDED, HOWEVER, THAT SUCH INVESTIGATION SHALL NOT LIMIT, WAIVE, MODIFY OR AFFECT (I) THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4, (II) BUYER’S RIGHTS TO INDEMNIFICATION PURSUANT TO ARTICLE 9 OR ANY OTHER RIGHTS OR REMEDIES OF BUYER UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR (III) BUYER’S ABILITY TO BRING A CLAIM FOR ACTUAL FRAUD.

None of Seller, the Companies, any other member of the Company Group, any Affiliate of any of the foregoing, or any representative of any of the foregoing, including Counsel (collectively, the “Covered Persons”) has acted as a fiduciary or financial or investment adviser to Buyer. The Buyer has consulted with its own legal, regulatory, tax, business, investment, financial, accounting, and other advisers to the extent that it has deemed necessary, and the Buyer has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by Seller, the Companies or any other member of the Company Group. The Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Transaction Document, and the Buyer is entering into or delivering this Agreement and each Transaction Document with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks. The Buyer acknowledges and agrees that, except to the extent specifically set forth in Article 3 and Article 4 OR IN THE TRANSACTION DOCUMENTS, the Buyer is acquiring the Purchased Equity, and is thereby acquiring the assets of the Companies and the other members of the Company Group, without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis; provided that nothing in this Section 5.6 shall limit the ability to make a claim for Actual SELLER Fraud in accordance with the provisions and subject to the limitations of Article 9.

5.7.          No Other Representations or Warranties.

Except for the representations and warranties contained in this Agreement (in each case, as qualified by the Schedules pursuant to Section 10.2), any other Transaction Document or in any certificate delivered to seller pursuant to this Agreement or any other Transaction Document (which are the exclusive representations and warranties made with respect to buyer or its affiliates in connection with the transactions contemplated HEREBY or THEREBY), buyer has not made and does not makes any other express or implied representation or warranty, either written or oral, with respect to buyer in connection with the transactions contemplated HEREBY or THEREBY, including, but not limited to, (a) any representation or warranty as to the accuracy or completeness of any information regarding buyer or its affiliates furnished or made available to seller or its representatives, (b) any representation or warranty as to synergies arising by virtue of the transaction, estimates or projections of future revenue, forecasts or plans, profitability or success of buyer or its affiliates, or (c) any representation or warranty arising from statute or otherwise in law with respect to buyer or its affiliates. No material or information provided by or communications made by buyer or its affiliates, or by an advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to or in respect of buyer or its affiliates in connection with the transactions contemplated HEREBY AND THEREBY, in each case, except as otherwise set forth in this Agreement (as qualified by the Schedules pursuant to Section 10.2) or any other Transaction Document or in any certificate delivered to seller pursuant to this Agreement or any other Transaction Document.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1.          Efforts to Consummate; Further Assurances.

(a)             Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to, and shall cause its respective Affiliates to, take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of such party (which, for the avoidance of doubt, shall not require either of Seller or Buyer to waive any conditions precedent to such party’s obligation to consummate the transactions contemplated by this Agreement set forth in Article 7); (ii) the obtaining of applicable consents, waivers, actions, non-actions, or other authorizations or approvals of any third parties (including Governmental Authorities) and the satisfying or waiving any conditions set forth in or established by any such consents, clearances, approvals, waivers, actions, or non-actions or other authorizations from Governmental Authorities; and (iii) the taking of such other actions as the other parties hereto may reasonably request in order to carry out the intent of this Agreement.

(b)             The parties hereto shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under the Transaction Documents to which they are a party, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) take such other actions, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents to which they are a party and the transactions contemplated hereby and thereby; provided, however, that this Section 6.1(b) shall not (A) apply to direct claims against the parties (for which the general rules of discovery shall apply), and (B) require either party to provide to the other parties any documentation or information (x) that is commercially sensitive or subject to any privilege, (y) with respect to which such party is bound by confidentiality obligations, or (z) the provision of which is restricted by applicable Law.

(c)             Seller and the Company Group, on one hand, and Buyer, on the other hand, shall each promptly notify the other of any event or fact coming to such party’s attention prior to the Closing that would reasonably be expected to result in the failure to satisfy any of such party’s conditions precedent specified in Article 7.

(d)             Without limiting Section 6.1(a), Seller shall, and shall cause the Company Group to, use reasonable best efforts to obtain each Required Lease Consent as promptly as practicable following the date hereof, and in any event prior to the Closing Date. In furtherance of the foregoing, Seller shall: (i) promptly following the date hereof (and in any event within ten (10) Business Days), identify and prepare consent request packages in customary form for each Consent Lease and deliver such packages to the applicable Lease Counterparty; (ii) keep Buyer reasonably informed on a bi-weekly basis (or more frequently upon Buyer’s reasonable request) of the status of all efforts to obtain each Required Lease Consent, including by providing Buyer with copies of all material written correspondence with Lease Counterparties relating thereto; (iii) promptly notify Buyer in writing upon becoming aware of any actual or threatened refusal, revocation, withdrawal, or conditioning of any Required Lease Consent; (iv) bear and pay all reasonable and documented out-of-pocket costs and expenses (including any consent, processing, or similar fees payable to any Lease Counterparty) incurred in connection with obtaining the Required Lease Consents, in each case without any right of reimbursement from Buyer or any member of the Company Group; and (v) not agree to any modification, amendment, rent increase, or additional obligation under any Consent Lease in connection with obtaining any Required Lease Consent without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed).

(e)             Without limiting the generality of the foregoing, (i) Seller shall use its reasonable best efforts to, and shall cause its respective Affiliates to, take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under applicable Laws to, in the most expeditious manner practicable, effect the resignations of the directors, managers and officers of the Company Group as Buyer shall identify in writing to Seller no later than five (5) Business Days prior to the Closing Date from their respective capacities as officers, directors, managers or equivalent positions with each member of the Company Group (including with respect to the Company Group members formed in jurisdictions outside the United States); and (ii) no later than five (5) Business Days after the Closing Date, Seller shall deliver to Buyer five (5) USBs each containing a complete copy of the Data Room as of the Effective Date.

(f)              Without limiting Section 6.1(a), prior to the Closing, Seller shall use its reasonable best efforts to, and shall cause its respective Affiliates to, take or cause to be taken all actions to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to assess and, if needed or appropriate, modify any and all websites and other digital properties owned, used, and/or operated by any Company Group entity, in each case, to ensure compliance with applicable Laws, and, in connection therewith, Seller shall, and shall cause each of its Affiliates to, keep Buyer reasonably apprised of such assessment and to use its reasonable best efforts to make such modifications to any such websites or other digital properties as Buyer may reasonably request.

(g)             Without limiting Section 6.1(a), prior to Closing, Seller shall use its reasonable best efforts to provide written evidence, in form and substance reasonably satisfactory to Buyer, that the property leases and concession agreements with respect to the XpresSpa Airport Business locations set forth on Annex 6.1(g) (the “Renewed Lease Locations”) have been renewed or extended such that the XpresSpa Airport Business can continue operating at such locations following the Closing; provided, that, to the extent any such renewal or extension is not received prior to Closing with respect to a Renewed Lease Location, the security deposit or other bond (if any) associated with such Renewed Lease Location shall not be an Eligible Security Deposit, shall be excluded from the definition of Cash and Cash Equivalents and Closing Cash, shall not be reflected in the Purchase Price, and instead such security deposit or bond shall be treated as if it were a Non-U.S. Deposit in accordance with Section 2.5 hereof.

6.2.          Access and Information.

(a)             Subject to applicable Law, from the date hereof until the earlier of the Closing Date or termination of this Agreement, Buyer shall be entitled to reasonable access to the books, records and properties of the Company Group during normal business hours and upon reasonable advance notice, and the Company Group shall cooperate with any such reasonable requests for access to the extent such access does not unreasonably interfere with the operations, activities and employees of the Company Group. The foregoing access rights shall not include the right to (i) conduct any environmental testing, sampling or other invasive environmental investigations, including, but not limited to sampling of soil, groundwater, surface water, air or building materials or other intrusive investigations of the Leased Real Property, (ii) have access to any information the disclosure of which is confidential, restricted by contract or applicable Law or would result in the waiver of any privileges (provided that, if the Company Group withholds Buyer’s access pursuant to this clause (ii), then the Company Group shall provide Buyer with reasonable supporting information and the maximum amount of access or information in respect thereof without violating such confidentiality, contractual or legal obligations), (iii) have access to any formulae or other proprietary knowledge or competitively sensitive information of the Company Group, (iv) take any action that would cause material disruption to the businesses of the Company Group, the business of the Seller or any of their respective Affiliates or cause competitive harm to Seller or its Affiliates, (v) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof or (vi) disclose any information to the extent that the Seller reasonably determines upon the advice of counsel (x) that such information should not be disclosed due to its competitively sensitive nature, or (y) that disclosure of such information would result in the loss of any attorney-client privilege or work-product doctrine (provided that the Seller shall use reasonable best efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). From the date hereof until the earlier of the Closing Date or termination of this Agreement, except in the ordinary course of their respective business activities unrelated to the transactions contemplated hereby, Buyer and its representatives and agents shall not contact or hold discussions with suppliers, vendors, distributors, customers, sales team members, lenders, other material business relations, consultants, directors or employees of the Company Group, in each case, without the prior written consent of Seller and in any event only with the participation of representatives of the Company Group designated by Seller. Buyer agrees to conduct any such discussions with reasonable discretion and sensitivity to the Company Group’s relationships with its suppliers, vendors, distributors, customers, sales team members and employees. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the business of the Company Group prior to the Closing.

(b)             All information disclosed to Buyer (or its representatives or affiliates), whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement, and the terms of this Agreement, shall be held by Buyer, its Affiliates and its and their respective representatives and Debt Financing Sources and their respective representatives or potential Debt Financing Sources and their respective representatives in accordance with and subject to the terms of the mutual confidentiality agreement, dated August 19, 2025, by and between the Seller and Face Haus, LLC, on the other hand (the “Confidentiality Agreement”). The parties agree that notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the Confidentiality Agreement shall survive the date hereof, and only if the Closing shall occur, the Confidentiality Agreement will terminate at the Closing.

(c)             For a period of seven (7) years after the Closing or for such longer period as may be required by Law, (i) Buyer shall not, and shall cause the Company Group not to, dispose of or destroy any books and records of the Company Group to the extent containing information in respect of any periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) Business Days prior to the proposed date of such disposition or destruction and (ii) Buyer and the Companies shall provide Seller and its directors, officers, consultants, employees, counsel, accountants, agents and other representatives access, during normal business hours and upon reasonable advance notice, to the Books and Records and such other information and assistance relating to the Company Group solely to the extent necessary for any reasonable business purpose, including financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action. Notwithstanding the provisions of this Section 6.2(c), in no event will Buyer or the Company Group be required to provide any information (including any Books and Records) that are, or may reasonably be considered to be in Buyer’s good faith discretion, related to any Action following the Closing involving Buyer or the Company Group, on one hand, and Seller or its Affiliates, on the other hand.

6.3.          Conduct of Business by the Company.

From the date hereof until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly required herein or the other Transaction Documents, (ii) consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), (iii) set forth in Annex 6.3 (provided, that, the Seller shall keep the Buyer reasonably apprised of any material developments with respect to any matter set forth on Annex 6.3), (iv) required to comply with applicable Law or any Governmental Authority, or (v) expressly required to complete the Pre-Closing Reorganization in accordance with this Agreement, each Company will, and will cause all of the other members of the Company Group to (A) use their respective reasonable best efforts to conduct their respective businesses in the Ordinary Course of Business consistent with past practice in all material respects (unless and to the extent restricted by this Section 6.3), (B) use their respective reasonable best efforts to preserve intact the business organization, assets, properties, Permits and Insurance Policies of the Company Group, (C) use their respective reasonable best efforts to preserve the rights, goodwill and relationships of their respective employees and other third Persons having business relationships with the Company Group, (D) use their respective reasonable best efforts to keep available the services of the current officers and key employees of the Company Group, and (F) not take any of the following actions:

(a)             fail to pay their respective debts, Taxes and other obligations as and when the same become due and payable; provided that no member of the Company Group shall be required to pay (or shall be deemed in breach of this Section 6.3(a) for failing to pay) any debt, Tax or other obligation that is being contested in good faith by appropriate proceedings and for which adequate reserves are established in accordance with GAAP;

(b)             fail to maintain the properties and assets of the Company Group in all material respects in the same condition as they were as of the date of this Agreement (subject to ordinary wear and tear);

(c)             fail to perform in any material respect their respective obligations under their contracts, Permits and insurance policies;

(d)             fail to comply in any material respect with applicable Laws;

(e)             enter into, amend, modify, waive or terminate any Real Property Lease except in order to preserve any express right set forth in the applicable Real Property Lease;

(f)              enter into, or accelerate, terminate, modify, waive or cancel any Material Contract or Permit (or series of related contracts or Permits), or any material provision thereof;

(g)             impose (or allow to be imposed) any Lien (other than Permitted Liens) upon any of material assets, tangible or intangible, of the Company Group;

(h)             make (or commit to make) any capital expenditures (or series of related capital expenditures) requiring payments of more than $75,000 individually or in the aggregate;

(i)              make any capital investment in, or any loan to, or any acquisition of the securities or all or substantially all of the assets of, any other Person (or series of related capital investments, loans or acquisitions);

(j)              issue any note, bond or other debt security or create, incur, assume or guarantee any Indebtedness;

(k)             declare, set aside or pay any dividend or make any distribution with respect to the equity interests of any member of the Company Group (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its equity interests of any member of the Company Group, other than dividends or distributions in cash made prior to the Calculation Time, solely to the extent that, after giving effect to such dividend or distribution: (x) the aggregate Cash and Cash Equivalents held in bank accounts owned by the Company Group in non-U.S. jurisdictions is at least equal to the Ex-U.S. Minimum Cash Amount; and (y) the aggregate Cash and Cash Equivalents held in bank accounts owned by the Company Group across all jurisdictions is not less than the Minimum Cash Amount; and provided further that Seller shall notify Buyer in writing at least two (2) Business Days prior to making any such dividend or distribution, setting forth in reasonable detail the amount, timing and source of such distribution;

(l)              [Reserved];

(m)            amend or authorize an amendment to the charter or other organizational documents of any member of the Company Group;

(n)             split, combine or reclassify any shares or units of the equity interests of any member of the Company Group;

(o)             issue, sell or otherwise dispose, or grant any equity interests, options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise), any equity interests of any member of the Company Group;

(p)             enter into any material transaction outside of the Ordinary Course of Business or change any material business line or practice or line of business;

(q)             make any change to the Company Group’s accounting methods, policies or practices, except as required by GAAP or applicable Law;

(r)              settle, initiate, compromise, pay, discharge, waive, release or resolve any Action or claim involving payments in excess of $25,000 individually or $75,000 in the aggregate, or that would impose any material non-monetary obligations on the Company Group;

(s)             enter into any transaction with any Affiliate of Seller or any member of the Company Group (other than transactions solely among members of the Company Group on arm’s-length terms consistent with past practice);

(t)              except (A) as required by the terms of the Seller Benefit Plans and Company Benefit Plans currently in effect and disclosed to Buyer or (B) as otherwise required by applicable Law, (x) increase the compensation or benefits payable or to be provided to any employees or other individual service providers of the Companies or (y) amend in any material respect any Company Benefit Plan or any Seller Benefit Plan to the extent it would impact any employees or other individual services providers of the Companies, in each case, other than (1) changes in the Ordinary Course of Business consistent with past practice in connection with any annual renewal or reenrollment of health and welfare plans or (2) annual salary increases not to exceed 5% in the aggregate and annual salary increases in the Ordinary Course of Business consistent with past practice in connection job-level promotions and consistent with similarly situated employees;

(u)             hire or terminate (other than for cause) any employee of the Company Group, other than in the Ordinary Course of Business consistent with past practice with respect to employees with annual compensation not exceeding $75,000;

(v)             transfer any employee of the Company Group (i) to Seller or any of its Affiliates that is not a member of the Company Group, (ii) from any member of the Company Group to any other Person that is not a member of the Company Group, or (iii) from Seller or any of its Affiliates that is not a member of the Company Group to any member of the Company Group, in each case of clauses (i) through (iii), without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed); provided that Seller shall provide Buyer with at least five (5) Business Days’ prior written notice of any proposed transfer of employees within the Company Group (i.e., from one member of the Company Group to another member of the Company Group), together with reasonable detail regarding the employees affected and the business rationale for such transfer, and any such intra-Company Group transfer shall be made on terms and conditions consistent with past practice and shall not result in any incremental cost or liability to Buyer or any member of the Company Group;

(w)            fail to maintain in full force and effect all Insurance Policies or allow any Insurance Policy to lapse, be cancelled or terminated without obtaining comparable replacement coverage;

(x)             make any entity classification or other material Tax election, adopt or change any Tax accounting method or policy, amend any income or other material amended Tax Return, consent to or enter into any closing agreement or similar agreement with any Governmental Authority regarding Taxes, consent to or settle or compromise any Tax claim or assessment or take any position inconsistent with any past practice on any Tax Return, or surrender any right to claim a refund of any Taxes;

(y)             wind-up, liquidate, or dissolve any member of the Company Group;

(z)              take any action, or fail to take any action, that would reasonably be expected to result in a Material Adverse Effect; or

(aa)           with respect to any Customer Program (as defined in Section 3.28): (A) modify, amend, or waive any material term of any Gift Card Program, Loyalty Program, or Membership Program, including any change to face value, breakage rate assumptions, expiration policies, inactivity fees, redemption restrictions, pricing, service inclusions, auto-renewal terms, cancellation rights, or refund policies; (B) modify any accounting treatment, revenue recognition methodology, or liability recognition practice applicable to any Customer Program in a manner inconsistent with GAAP or past practice; (C) issue, sell, distribute, or make available gift cards, gift certificates, stored-value instruments, or Membership Program subscriptions at a discount to standard face value or in promotional volumes materially in excess of historical norms; (D) accelerate, wind down, discontinue, or otherwise terminate any Customer Program or take any action that would reasonably be expected to materially reduce the number of active participants, increase redemption rates above historical norms, or reduce the outstanding deferred revenue or liabilities of the Company Group associated with any Customer Program; (E) change the identity of any material third-party administrator or processor for any Customer Program; or (F) fail to comply in any material respect with any applicable Laws governing any Customer Program, including escheat, unclaimed property, and gift card Laws in any jurisdiction in which the Company Group operates; in each case of clauses (A) through (F), without the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed); or

(bb)          agree or commit (whether or not in writing) to do any of the foregoing.

Notwithstanding the foregoing provisions of this Section 6.3, the Company Group may take actions outside the scope of the covenants set forth in this Section 6.3 to the extent reasonably necessary (x) to respond to an emergency or imminent threat to the health or safety of any Person, (y) to prevent material damage to or destruction of any property of the Company Group; provided that Seller shall promptly notify Buyer of any such action taken and the reasons therefor.

6.4.          Public Announcements.

The Seller, the Companies and Buyer shall prepare a joint initial announcement, reasonably acceptable to all such parties, to be released on a mutually agreed upon date. Except as may be required by Law or the rules and regulations of the Nasdaq, none of the parties hereto shall, and each party hereto shall cause its respective controlled Affiliates and, to the extent such party has the contractual right to do so, its direct or indirect equityholders not to, issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, no consent shall be required for any press release, public statement or other disclosure to the extent required by Law or the rules and regulations of the Nasdaq or under the Exchange Act (including the Proxy Statement prepared and distributed in accordance with this Agreement); provided that, to the extent reasonably practicable and not prohibited by Law, the disclosing party shall consult with the other party in advance regarding the timing and content of such disclosure and provide the other party a reasonable opportunity to review and comment on such disclosure, and shall consider such comments in good faith. No consent shall be required for any public statement to the extent that the information contained in such statement has previously been made publicly available in a public statement or filing made in compliance with this Section 6.4. Except as may be required by Law or the rules and regulations of the Nasdaq or under the Exchange Act (including the Proxy Statement prepared and distributed in accordance with this Agreement), none of the parties hereto shall, and each party hereto shall cause its respective controlled Affiliates and, to the extent such party has the contractual right to do so, its direct or indirect equityholders not to, issue any press release or make any public statement disclosing the purchase price contemplated hereby without the prior written consent of Seller and Buyer. If a party hereto seeks to disclose the identity of any of the parties hereto or their respective Affiliates (other than the identity of the Company or its Subsidiaries) in a public statement, the party seeking to make the public statement shall first obtain the written consent of the named party (or their respective Affiliates, as applicable). Notwithstanding anything to the contrary herein or in any other Transaction Document, (i) each party hereto and any Affiliate of any such Person shall be entitled to disclose information (on a confidential basis) to such party’s investors, potential investors, lenders and annual meeting invitees with respect to the transactions contemplated hereby if such information is of a nature customarily conveyed to investors, potential investors and lenders and (ii) the respective financing sources and other professional advisors of any party hereto and any Affiliate of any such Person may publish “tombstones” or other customary announcements.

6.5.          Tail Policies.

(a)             Prior to the Closing, the Company Group shall purchase a standalone “tail” or “run off” insurance policy for the six (6)-year period following the Closing, covering directors’ and officers’ liability, employment practices liability and fiduciary liability with respect to all current and former directors, officers, managers and employees of the Company Group, in each case with respect to matters existing or occurring at or prior to the Closing (collectively, the “Tail Policies”). The Tail Policies shall (i) be issued directly to the Company Group by an insurer with a Standard & Poor’s rating of at least A, (ii) have a retroactive date no later than the earliest date on which any member of the Company Group first obtained directors’ and officers’ liability, employment practices liability or fiduciary liability coverage (as applicable), and (iii) provide coverage in scope and amount no less favorable than the coverage that was applicable to the Company Group immediately prior to the Closing (whether such coverage was provided under a standalone policy of the Company Group or under a policy maintained by Seller or any of its Affiliates), with a minimum aggregate limit of no less than the limit applicable to the Company Group under such policies immediately prior to the Closing. From and after the Closing, Buyer shall use commercially reasonable efforts to cause the Tail Policies to remain in full force and effect and shall not cause or permit any of its Affiliates to amend, waive, modify or otherwise alter the terms thereunder in any manner adverse to the beneficiaries of coverage thereunder.

(b)             In the event that the Company Group or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor, assign or acquirer of the Company Group or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

6.6.          Financing.

(a)             The Companies, their Affiliates and their respective equityholders, directors, partners (limited and general), members, managers, officers, employees, agents and representatives (in each case, as they relate to the Companies prior to the Closing, collectively, the “Company Representatives”) shall not have any responsibility for, or incur any Liability to, any Person in connection with Debt Financing that Buyer may seek to obtain in connection with the transactions contemplated by this Agreement, including in connection with any cooperation provided pursuant to Section 6.6(b).

(b)             Prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, the Companies and Seller shall use reasonable best efforts to provide, and to cause the Company Representatives and the other members of the Company Group (and their respective officers, employees, representatives and advisors) to provide, to Buyer and its Affiliates, at the sole cost and expense of Buyer, such cooperation as is customary for debt financings as is reasonably requested by Buyer in connection with arranging and obtaining Debt Financing (or an alternative financing arrangement), if any, including using reasonable best efforts to: (i) cause appropriate members of the Company Group’s management team to participate, during normal business hours, in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions that are customary for financings of a type similar to the contemplated Debt Financing, in each case, at such times as mutually coordinated reasonably in advance thereof; (ii) as promptly as reasonably practicable and in any event within the timeframes reasonably necessary to allow Buyer to meet the conditions and timelines set forth in any commitment letter, term sheet, or similar agreement, furnish Buyer, Buyer’s Affiliates and Debt Financing Sources (or any alternative financing sources) with financial and other pertinent information regarding the Company Group as may be reasonably requested by Buyer in connection with arranging, marketing, syndicating or obtaining the Debt Financing (including those requested by Buyer on behalf of its Debt Financing Sources) (it being understood that Buyer shall be responsible for the preparation of any pro forma financial statements and its financing sources in marketing materials for any such Debt Financing); (iii) assist Buyer and its financing sources with their preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of any such Debt Financing and (B) materials for applicable rating agency presentations; (iv) cooperate with the marketing efforts of Buyer and its debt financing sources for any portion of any such Debt Financing; (v) cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any such Debt Financing; and (vi) use reasonable best efforts to cause the Company Group’s independent auditors to provide customary comfort letters (including “negative assurance” comfort), consents and assistance as may be reasonably requested by Buyer or any such Debt Financing Sources, at Buyer’s expense; provided, in each case, that nothing in this Section 6.6(b) shall require Seller, the Companies, or any other Company Representatives: (1) to provide any cooperation or take any other action that would reasonably be expected to interfere in any material respect with (x) the ordinary course day-to-day operations of Seller, the Company Group, or any of their Affiliates or (y) the commercial relationships of Seller, the Company Group, or any of their Affiliates with any customers, suppliers, or other parties; (2) to incur any costs, obligations or liabilities prior to the Closing, including any obligation to pay any commitment or other similar fee prior to the Closing, that is not advanced, reimbursable or payable by Buyer, or to provide or agree to provide any indemnity in connection with any such Debt Financing or any other financing; (3) to execute or approve any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with any such Debt Financing, or to enter into or perform any agreement with respect to any such Debt Financing, in each case, that is not contingent upon the Closing, or to otherwise encumber the assets of Seller or the Companies prior to the Closing; (4) to take any action or enter into any document that (x) would reasonably be expected to cause material and demonstrable competitive harm to the Company or its Affiliates if the transactions contemplated by this Agreement are not consummated, (y) would reasonably be expected to cause any condition to Closing set forth in Article 7 not to be satisfied by the Termination Date or otherwise result in a breach of this Agreement by the Company, or (z) would be effective prior to the Closing; (5) to provide any cooperation that unreasonably interferes with Seller’s or any Company’s ability to perform its obligations in accordance with this Agreement; (6) to provide or prepare any description of all or any component of any such Debt Financing; (7) to provide or prepare any projections, risk factors, pro forma financial information or other forward-looking statements or any similar information; (8) to take any action that would reasonably be expected to conflict with or result in a violation of or default under any applicable Law or contract; (9) prior to the Closing, to deliver or require to be delivered any solvency or similar certificate or any legal opinion; (10) to disclose or provide any information the disclosure of which in the reasonable judgment of Seller is restricted by applicable Law or is subject to attorney-client privilege or attorney work product privilege; or (11) to take any corporate, limited liability company or limited partnership actions prior to the Closing to authorize the consummation of any such Debt Financing. Seller shall promptly notify Buyer if Seller becomes aware of any fact or circumstance that would reasonably be expected to materially impair or delay Seller’s ability to provide the cooperation contemplated by this Section 6.6(b). Nothing contained in this Section 6.6(b) or otherwise shall require the Company or any Affiliate to be an issuer or other obligor with respect to any such Debt Financing prior to the Closing. All non-public information regarding the Company and its Affiliates provided to Buyer or its representatives pursuant to this Section 6.6(b) shall be treated as “Confidential Information” pursuant to the terms of, and as such term is defined in, the Confidentiality Agreement (together with the undertakings of Section 6.2(b)), except that Buyer shall be permitted to disclose such information to its Debt Financing Sources (or any alternative financing source) subject to such Debt Financing Sources (or such alternative financing source) agreeing to confidentiality undertakings substantially similar to those contained in the Confidentiality Agreement with respect to such information (in which case Buyer shall remain responsible to the Company Group for the confidential treatment of such information). Notwithstanding the foregoing or anything in this Agreement to the contrary, non-compliance by any Company or Company Representative with this Section 6.6(c) shall not relieve Buyer of its obligation to consummate the transactions contemplated hereby, whether or not any Debt Financing is available. In no event shall any Company or any Company Representative be in breach of this Agreement solely because of the failure to obtain any comfort letter or similar document from, or review of any financial or other information by, its accountants; provided that the Company has used reasonable best efforts to cause such accountants to provide such comfort or review.

(c)             Buyer shall promptly upon request by the Company Group (i) reimburse the Companies and Company Representatives for all reasonable and documented out-of-pocket costs incurred by the Companies and any Company Representative in connection with the cooperation set forth in this Section 6.6 and (ii) indemnify, defend and hold harmless the Companies and Company Representatives from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of and obtaining the Debt Financing, providing any of the information utilized in connection therewith, or taking any action in accordance with this Section 6.6, except for any such Losses which arise from bad faith, gross negligence, fraud or willful misconduct by Seller, the Companies or any other Company Representative.

(d)             Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and consummate equity financing and Debt Financing on commercially reasonable terms and in an aggregate amount sufficient to fund the transactions contemplated by this Agreement (including the payment of the Purchase Price and all fees and expenses payable by Buyer in connection therewith), together with reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto, and (ii) consummate any such equity financing and/or Debt Financing at the Closing. For the avoidance of doubt, the failure of Buyer to obtain a Debt Commitment Letter or an Equity Commitment Letter, or to consummate any Debt Financing or equity financing, prior to the Closing shall not, in and of itself, constitute a breach of this Section 6.6(d) or a Willful Breach, so long as following the date hereof Buyer has communicated in good faith with potential financing sources to enter into definitive loan agreements or equity financing documents in an aggregate amount sufficient to fund the transactions contemplated by this Agreement and is otherwise using reasonable best efforts in accordance with this Section 6.6(d). If at any time Buyer determines that it will be unable for any reason to consummate the Debt Financing in a timely manner in order to consummate the transactions contemplated by this Agreement at Closing, or in the event any portion of the Debt Financing expires or is terminated, or the Debt Financing otherwise becomes unavailable, Buyer shall promptly (and in any event within two (2) Business Days) notify Seller of such unavailability and the reasons therefor. Without limiting the generality of this Section 6.6(d), until the Closing Buyer shall, and shall cause its controlled Affiliates to, refrain from intentionally taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in any definitive agreement relating to such Debt Financing.

(e)             Buyer shall keep Seller reasonably informed, on a reasonably current basis and in reasonable detail, of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, prior to the Closing, Buyer shall promptly (and, in any event, within two (2) Business Days) notify Seller in writing (i) of any material breach or default by any party to any definitive agreements with respect to the Debt Financing, (ii) of the receipt by Buyer, or, to Buyer’s knowledge, any of its Affiliates or their respective employees, agents or representatives of any written notice from any Person with respect to any (A) actual or potential material breach, default, termination or repudiation by any party to any definitive agreement related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any definitive agreement related to the Debt Financing, and (iii) if for any reason Buyer believes in good faith that (x) there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to any definitive agreement related to the Debt Financing or (y) there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing contemplated in any definitive agreements related thereto. In addition, Seller shall promptly notify Buyer of any material communication Seller or any member of the Company Group receives from any committed Debt Financing Source relating to the Debt Financing.

(f)              This Section 6.6 shall not be terminated or modified in such a manner as to adversely affect, in any material respect, any beneficiary of this Section 6.6 without the express written consent of such affected beneficiary (it being expressly agreed that the beneficiaries of this Section 6.6 shall be third-party beneficiaries of this Section 6.6). For the avoidance of doubt, the indemnification and reimbursement obligations of Buyer set forth in Section 6.6(c) shall survive any termination of this Agreement, regardless of the reason for such termination.

6.7.          Tax Matters.

(a)             Tax Returns.

(i)            Seller, at its sole cost and expense, shall timely prepare and file or shall cause to be timely prepared and filed any income Tax Return of the Companies and their Subsidiaries for any Pre-Closing Tax Period the taxable year of which ends on or before the Closing Date that are filed after the Closing Date (“Seller Tax Returns”). Seller shall provide Buyer with completed drafts of such Seller Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall incorporate any reasonable comments provided by the Buyer; provided that Buyer’s requests are consistent with the prior practice of the Companies and their respective Subsidiaries, as applicable, and comply with applicable Tax Law. All Seller Tax Returns shall be prepared in a manner consistent with past practices of the Companies and their respective Subsidiaries, except as otherwise required by applicable Tax Law.

(ii)           Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, all Tax Returns of the Companies and their Subsidiaries other than Seller Tax Returns (collectively, “Buyer Tax Returns”), including all Tax Returns for any Straddle Period. Each Buyer Tax Return for any Pre-Closing Tax Period (including any Straddle Period) shall be prepared in a manner consistent with past practices of the Companies and their respective Subsidiaries (including reporting positions, jurisdictions, elections and accounting and valuation methods), except as otherwise required by applicable Tax Law, and shall not take any position that would increase Seller’s indemnification obligations under Section 9.2(a)(iv) without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). Buyer shall provide Seller with completed drafts of each Buyer Tax Return for any Pre-Closing Tax Period (including a Straddle Period) for Seller’s review and comment at least thirty (30) days prior to the due date for filing thereof. Buyer shall incorporate any reasonable comments provided by Seller; provided that Seller’s requests are consistent with applicable Tax Law and prior practice of the Companies and their respective Subsidiaries, as applicable, and comply with applicable Tax Law.

(b)             Cooperation. The parties will cooperate as and to the extent reasonably requested by any other party in connection with the filing of any Tax Return or claim for refund and any Action with respect to Taxes or Tax Returns of any Company or any of their respective Subsidiaries. Such cooperation will include, upon any party’s request, the provision of records and information that are reasonably relevant to any such Tax Return or Action and making employees available (if applicable) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)             Straddle Periods. (i) any Taxes, other than property or similar Taxes, of any Company and any of their respective Subsidiaries relating to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date by treating the relevant Tax period as if it ended on (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable, and (ii) any property or similar Taxes relating to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date on a daily basis, with the portion of such Taxes that are attributable to the Pre-Closing Tax Period determined by multiplying the amount of such Taxes by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(d)             Transfer Taxes. Any transfer (including controlling interest), documentary, sales, use, stamp, registration and other such similar Taxes (excluding, for avoidance of doubt, any Income Taxes), and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest, except as reflected in Indebtedness) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne equally by Seller on the one hand and Buyer on the other. The applicable party responsible for filing the Tax Returns in respect of the Transfer Taxes will prepare and properly file, true, complete and accurate Tax Returns and all other required documentation with respect to such Transfer Taxes on a timely basis, and will make any and all filings required to be relieved of (and to relieve the other parties from) any Transfer Taxes otherwise applicable to the contemplated transactions.

(e)             Tax Sharing Agreements. All Tax sharing agreements, arrangements, policies, and guidelines, formal or informal, express or implied, that may exist between any Company or their respective Subsidiaries and Seller or its Affiliates and all rights and obligations thereunder shall terminate as of the Closing Date, and no Company nor any of their respective Subsidiaries shall have Liability thereunder for any and all amounts due in respect of periods prior to the Closing Date.

(f)              Section 336(e) Election; Purchase Price Allocation. Seller and Buyer shall, join in making a validly executed election under Section 336(e) of the Code (and any corresponding election under state, local, or foreign law) (including by signing with a wet-ink signature to the extent so required) (the “Section 336(e) Election”) with respect to the purchase of XpresTest and any applicable Subsidiary of XpresSpa that is treated as a domestic C corporation for U.S. federal income tax purposes (“XpresSpa C Sub”) set forth under Schedule 6.7(f). The parties agree that the Purchase Price with respect to XpresTest and any XpresSpa C Sub shall be allocated among the assets of XpresTest and each XpresSpa C Sub in accordance with their relative fair market values as of the Closing Date, and for any Subsidiary of XpresSpa that is not a XpresSpa C Sub, consistent with the methodologies set forth on Exhibit D. Seller shall prepare and deliver to the Buyer within forty-five (45) Business Days after the Closing Date a schedule (the “Allocation Schedule”) allocating the Purchase Price (plus other relevant items) among the applicable assets as of the beginning of the day after the Closing Date consistent with this Section 6.7(f) and Exhibit D, as applicable. Buyer shall provide reasonable comments to such Allocation Schedule, which the Seller shall incorporate if consistent with applicable Tax Law. The Allocation Schedule shall be binding on the parties hereto, and the parties hereto agree not to take (or permit any of their Affiliates to take) any tax position (on IRS form 8883 or otherwise) that is inconsistent with such Allocation Schedule.

(g)             Tax Contests.

(i)              Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Company or any of their respective Subsidiaries of notice of any pending or threatened audit, examination, claim, assessment, or other proceeding with respect to Taxes of or relating to any Company or any of their respective Subsidiaries for any Pre-Closing Tax Period or any Straddle Period (a “Tax Contest”). Such notice shall describe in reasonable detail the nature of the Tax Contest and the amounts involved.

(ii)            Seller shall have the right, at Seller’s sole cost and expense, to control the conduct and resolution of any Tax Contest relating solely to a Pre-Closing Tax Period, to the extent there is a reasonable likelihood that the Tax liability of the Seller or the Seller’s indemnification obligation under Section 9.2(a) may be affected (determined at the reasonable discretion of the Buyer) (“Seller Tax Contest”); provided that (A) Seller shall keep Buyer reasonably informed of the status of such Seller Tax Contest and shall provide Buyer with copies of all material correspondence and filings, and (B) Seller shall not settle, compromise, or otherwise resolve any such Seller Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), and (C) Buyer shall have the right to participate in (but not control) any such Seller Tax Contest at Buyer’s own cost and expense.

(iii)          With respect to any Tax Contest that is not a Seller Tax Contest (a “Buyer Tax Contest”), (A) Seller shall have the right, at Seller’s sole cost and expense, to participate in the conduct and resolution of such Buyer Tax Contest, (B) Buyer shall keep Seller reasonably informed of the status of such Buyer Tax Contest and shall provide Seller with copies of all material correspondence and filings, and (C) Buyer shall not settle, compromise, or otherwise resolve any such Buyer Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).

(h)             Post-Closing Tax Actions. Without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed), after the Closing, neither Buyer nor any of its Affiliates (including any Company or any of their respective Subsidiaries) shall, in each case, other than as contemplated by this Agreement, and/or except to the extent required by applicable Tax Law: (i) file, amend, refile, or otherwise modify any income or other material Tax Return of any Company or any of their respective Subsidiaries for any Pre-Closing Tax Period or any Straddle Period, (ii) make, change, or revoke any Tax election with respect to any Company or any of their respective Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (iii) change any Tax accounting method or Tax accounting period of any Company or any of their respective Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (iv) voluntarily extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment or collection of any Tax of any Company or any of their respective Subsidiaries for any Pre-Closing Tax Period, (v) initiate any voluntary disclosure agreement, ruling request, or similar proceeding with any Governmental Authority with respect to any Tax of any Company or any of their respective Subsidiaries for any Pre-Closing Tax Period, or (vi) take any other action that would reasonably be expected to increase Seller’s indemnification obligations under Section 9.2(a)(iv) or otherwise increase the Tax liability of any Company or any of its Subsidiaries for any Pre-Closing Tax Period.

(i)              Tax Refunds. Seller shall be entitled to any refund (or credit in lieu of refund) of Taxes of any Company or any of their respective Subsidiaries (including any interest thereon) that is attributable to any Pre-Closing Tax Period (a “Pre-Closing Tax Refund”), other than any refund that is attributable to a carryback from a Post-Closing Tax Period or that was taken into account in the calculation of the Purchase Price (including as a reduction of Accrued Income Taxes or Indebtedness). Buyer shall, and shall cause each Company and their respective Subsidiaries to, promptly pay to Seller the amount of any Pre-Closing Tax Refund (net of any Taxes imposed on, or any reasonable out-of-pocket costs incurred by, Buyer or any Company in connection with the receipt thereof) within ten (10) Business Days of receipt or application of such refund or credit. At Seller’s reasonable request and expense, Buyer shall, and shall cause each Company and their respective Subsidiaries to, use commercially reasonable efforts to file for and obtain any Pre-Closing Tax Refund to which Seller is entitled under this Section 6.7(i); provided that Buyer shall not be required to take any action that may adversely affect Buyer or any Company for any Post-Closing Tax Period (determined at the reasonable discretion of the Buyer).

(j)              Push-Out Election. With respect to each Subsidiary that is a partnership for U.S. federal income tax purposes, the Seller shall cooperate with the Buyer and take such actions as are necessary to cause the applicable Subsidiary to make a “push out” election under Section 6226(a) of the Code (any corresponding provision of state or local law) with respect to any imputed underpayment relating to a Pre-Closing Tax Period.

(k)             754 Election. To the extent not already in place, Seller shall cooperate in causing any Subsidiary that is a partnership for U.S. federal income tax purposes to make and keep in effect a valid election under Section 754 of the Code (or the corresponding section of state, local or non-US law) for the tax year that includes the Closing Date.

6.8.          No Negotiation.

(a)             From the date of this Agreement until the earlier of (i) the Closing and (ii) the valid termination of this Agreement in accordance with Section 8.1, neither Seller nor any Company or their respective Affiliates shall, and each of Seller and the Companies shall instruct and cause their respective directors, officers, employees and other representatives not to, directly or indirectly: (x) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Buyer and its Affiliates and representatives) regarding any merger, consolidation, sale of equity, sale of substantially all of the assets of, business combination or similar transaction involving the Company Group or any portion of the Business (any of the above, an “Alternative Transaction”), or any proposal or offer that would reasonably be expected to lead to an Alternative Transaction; (y) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction; or (z) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction.

Seller and the Companies shall, and shall cause their respective representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Alternative Transaction, or any proposal or offer that would reasonably be expected to lead to any Alternative Transaction. Seller shall promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 6.8. Seller shall promptly request that each Person that has executed a confidentiality agreement in connection with its consideration of making an Alternative Transaction within the past two (2) years return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Business, and shall promptly terminate all physical and electronic data access previously granted to such Person.

Seller shall promptly (but in no event later than twenty-four (24) hours after any directors or executive officers of Seller become aware of the occurrence of any of the events set forth in clauses (A) through (C) below and, in any event, within seventy-two (72) hours) notify Buyer if (A) any Alternative Transaction, or any indication of interest, proposal or offer with respect to an Alternative Transaction, is received by Seller, any Company or any of their respective representatives, (B) any non-public information is requested in connection with any Alternative Transaction from Seller, any Company or any of their respective representatives, or (C) any discussions or negotiations with respect to an Alternative Transaction are sought to be initiated or continued with Seller, any Company or any of their respective representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Buyer reasonably informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(b)             Notwithstanding anything to the contrary in Section 6.8(a), at any time prior to receipt of the Stockholder Approval, Seller may furnish information to, and negotiate or otherwise engage in discussions with, any Person who delivers a bona fide written inquiry, proposal or offer from any Person or group (other than Buyer or its Affiliates) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited after the date of this Agreement, if and so long as (i) the board of directors of Seller determines in good faith after consultation with its outside legal counsel that (x) the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, and (y) such a proposal is, or would reasonably be expected to lead to, an Alternative Transaction that is more favorable from a financial point of view to Seller’s stockholders than the transactions contemplated by this Agreement and (z) is reasonably likely to be consummated on the terms proposed (including that such proposal shall not be subject to any financing condition or, if subject to a financing condition, shall be accompanied by committed financing in an aggregate amount sufficient to fund such Alternative Transaction in full on terms and from financing sources that are reasonably likely to result in such financing being consummated on the proposed timeline, as determined by the board of directors of Seller in good faith after consultation with its financial advisors), in each case, taking into account all legal, regulatory, financial, timing, financing, and other aspects of such proposal and of this Agreement (a “Superior Proposal”), (ii) there has been no material breach of Section 6.8(a) in connection with such Alternative Transaction, (iii) Seller has provided at least 24 hours prior written notice to Buyer of its intention to furnish information to, and negotiate or otherwise engage in discussions with, any Person, and (iv) Seller has provided Buyer with a copy of written inquiry, proposal or offer; provided, however, that Seller (x) will not take any such action without first entering into an Acceptable Confidentiality Agreement with such Person notwithstanding Section 6.8(a), and (y) will concurrently (and in any event within 24 hours) provide to Buyer any non-public information concerning the Business provided to such other Person which was not previously provided to Buyer.

(c)             Seller agrees that it will keep Buyer reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Buyer a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(d)             Except as set forth in this Section 6.8(d) or in Section 6.8(e), neither the board of directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt or declare advisable, any Alternative Transaction, (iii) publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten Business Days after receipt of such Alternative Transaction by Seller or any public announcement by the party that made the Alternative Transaction proposal, (iv) fail to publicly reaffirm the Board Recommendation within five (5) Business Days of a reasonable written request by Buyer to make such public reaffirmation or (v) make any public statement in connection with the Stockholder Meeting that is inconsistent with the Board Recommendation (any action described in this clause being referred to as an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval (and in no event after the receipt of the Stockholder Approval), the board of directors of Seller may effect an Adverse Recommendation Change and, subject to compliance with this Section 6.8 and Article 8, terminate this Agreement if the board of directors of Seller receives an unsolicited Alternative Transaction that the board has determined to be a Superior Proposal, and the board further determines in good faith after consultation with its outside legal counsel that the failure to make an Adverse Recommendation Change would result in a breach of the directors’ fiduciary duties under applicable Law. Prior to effecting such Adverse Recommendation Change, Seller shall provide Buyer with three (3) Business Days’ prior written notice advising Buyer of its intention to effect an Adverse Recommendation Change, and specifying in reasonable detail the material terms and conditions of, and the identity of any Person proposing, such Superior Proposal, and Seller shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement (x) such that such Alternative Transaction would no longer constitute a Superior Proposal or (y) in a manner such that the failure of the board of directors of Seller to make an Adverse Recommendation Change in response to such Alternative Transaction would no longer b result in a breach of the directors’ fiduciary duties under applicable Law.

(e)             Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval (and in no event after the receipt of the Stockholder Approval), the board of directors of Seller may effect an Adverse Recommendation Change if the board of directors of Seller determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, in light of such Intervening Event, the failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the directors under applicable Law. Prior to effecting such Adverse Recommendation Change, Seller shall provide Buyer with five (5) Business Days’ prior written notice advising Buyer of its intention to effect an Adverse Recommendation Change, specifying in reasonable detail the nature of the Intervening Event, and Seller shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement in a manner such that the failure of the board of directors of Seller to make an Adverse Recommendation Change in response to the Intervening Event would no longer be inconsistent with the fiduciary duties of the directors under applicable Law; provided that, in the event of any material change to the facts or circumstances relating to the applicable Intervening Event, Seller shall be required to deliver a new written notice to Buyer in accordance with this Section 6.8(e), and the five (5) Business Day negotiation period shall recommence upon Buyer’s receipt of each such new notice. For the avoidance of doubt, if Seller delivers a notice pursuant to this Section 6.8(e) and does not irrevocably withdraw such notice in writing prior to the expiration of the five (5) Business Day period referred to above, the delivery of such notice shall be deemed to constitute an Adverse Recommendation Change for all purposes of this Agreement, including for purposes of Section 8.1(e)(i).

(f)              Notwithstanding any Adverse Recommendation Change, if this Agreement is not otherwise terminated by any party hereto in accordance with the terms hereof, this Agreement shall be submitted to Seller’s stockholders at the Stockholder Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein shall be deemed to relieve Seller of such obligation. From the date of this Agreement until the Closing Date, Seller shall not terminate, amend, modify or waive any provision of any “standstill” or similar agreement to which Seller is a party and shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, except, in each case, to the extent the board of directors of Seller determines in good faith, after consultation with outside counsel, that failure to take such action would result in a breach of the directors’ fiduciary duties under applicable Law.

(g)             Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of Seller determines in good faith (after consultation with and receiving advice of its outside counsel) that failure to do so would result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that any disclosure made pursuant to clause (i) or (ii) of this Section 6.8(g) (other than any disclosure made in connection with an Adverse Recommendation Change permitted by this Section 6.8) shall be deemed to constitute an Adverse Recommendation Change unless the board of directors of Seller shall expressly publicly reaffirm the Board Recommendation in such disclosure. For avoidance of doubt, it shall not constitute an Adverse Recommendation Change for the board of directors of Seller to make a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act.

6.9.          Preparation of Proxy Statement; Stockholder Meeting.

(a)             Seller shall, in consultation with Buyer, prepare and file with the SEC as promptly as practicable (and in any event within 20 days) after the date of this Agreement a preliminary version of the Proxy Statement to be sent to Seller’s stockholders in connection with the Stockholder Meeting. Seller shall not file the Proxy Statement (or any preliminary version thereof) with the SEC without first providing Buyer and its counsel a reasonable opportunity (which shall be no less than five (5) Business Days) to review and comment thereon, and Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel; provided that no disclosure relating specifically to non-public information about Buyer or its Affiliates may be made without Buyer’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Unless there has been an Adverse Recommendation Change in accordance with Section 6.8, Seller shall include in the Proxy Statement the Board Recommendation. If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, Seller does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then, subject to Section 6.9(j) Seller shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to Seller’s stockholders as soon as reasonably practicable, and in any event not later than the later of (i) five (5) Business Days after the expiration of such waiting period, and (ii) one (1) Business Day after the establishment of the record date for the Stockholder Meeting pursuant to Section 6.9(j); provided, that as of the date of such mailing, Seller has not received any comments from the SEC or any notice that the SEC will review the Proxy Statement. Seller shall use reasonable efforts to respond to all SEC comments, if any, with respect to the Proxy Statement within 5 Business Days of receipt thereof, and shall promptly notify Buyer if it anticipates that any response will require more than 5 Business Days. Promptly following confirmation by the SEC that the SEC has no further comments and the establishment of the record date for the Stockholder Meeting pursuant to Section 6.9(j), Seller shall cause the definitive Proxy Statement to be filed with the SEC and mailed to Seller’s stockholders. Seller shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement. Seller shall establish a record date for the Stockholder Meeting in accordance with Section 6.9(j). Seller shall engage a nationally recognized proxy solicitation firm reasonably acceptable to Buyer (the “Proxy Solicitor”), at Seller’s sole cost and expense, to solicit proxies from Seller’s stockholders in favor of the Stockholder Approval. Seller shall cause the Proxy Solicitor to (i) commence solicitation efforts no later than the first Business Day following the mailing of the definitive Proxy Statement, (ii) provide Buyer with weekly written reports on solicitation status and vote tabulation results, and (iii) continue solicitation efforts through the date of the Stockholder Meeting.

(b)             Seller and Buyer shall promptly furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c)             Seller shall (i) notify Buyer promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and (ii) supply Buyer with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Prior to responding to any comments from the SEC or its staff, Seller shall consult with Buyer and provide Buyer and its counsel a reasonable opportunity to review and comment on any written response thereto, and Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel.

(d)             Except as required by the SEC or its staff or by applicable Law, Seller shall (i) provide drafts of all amendments and supplements to the Proxy Statement to Buyer, (ii) give Buyer and its counsel at least three (3) Business Days to review and comment thereon, and (iii) give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel; provided that the foregoing shall not limit Seller’s ability to comply with requests by the SEC or its staff on a shorter timeline to the extent required by the SEC’s specific deadline, and in such event Seller shall provide Buyer with as much prior notice as is reasonably practicable under the circumstances.

(e)             Seller will take all action necessary in accordance with applicable Law, its organizational documents and the rules of the Nasdaq to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to Seller’s stockholders, for the purpose of obtaining the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, Seller shall convene, subject to Section 6.9(f), and hold the Stockholder Meeting (i) as soon as practicable following the mailing of the Proxy Statement to Seller’s stockholders, and (ii) in any event no later than one hundred (100) days after the date of this Agreement (the “Meeting Backstop Date”), in each case, or on such other date elected by Seller with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Seller shall use its reasonable best efforts to solicit proxies to obtain the Stockholder Approval, including through the engagement of the Proxy Solicitor in accordance with Section 6.9(a).

(f)              Seller shall cooperate with and keep Buyer informed upon Buyer’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller’s stockholders. Seller shall be permitted to postpone or adjourn the Stockholder Meeting (after consultation with Buyer) if, but only if, (i) as of the time that the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are holders of an insufficient number of shares of Seller’s common stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting or Seller has determined in good faith (after consultation with Buyer and the Proxy Solicitor) that it has not received proxies representing sufficient votes to obtain Stockholder Approval, (ii) Seller has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law or Governmental Order to postpone or adjourn the Stockholder Meeting, (iii) Seller is requested to postpone or adjourn the Stockholder Meeting by the SEC or its staff or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (A) Seller shall not be permitted to postpone or adjourn the Stockholder Meeting pursuant to clause (i) above on more than two (2) occasions in the aggregate without the prior written consent of Buyer, (B) no single postponement or adjournment pursuant to clause (i) above shall exceed ten (10) Business Days in duration without the prior written consent of Buyer, (C) in no event shall any postponement or adjournment cause the Stockholder Meeting to be held after the Meeting Backstop Date without Buyer’s prior written consent; provided that the Meeting Backstop Date shall be automatically extended on a day-for-day basis for any period during which the Proxy Statement is subject to SEC review and has not been cleared for mailing, and (D) any postponement or adjournment beyond the limitations set forth in clauses (A) and (B) above shall require the prior written consent of Buyer (with each such consent of Buyer in this clause (f) not to be unreasonably withheld, conditioned or delayed). In the event of any postponement or adjournment of the Stockholder Meeting, Seller shall use its reasonable best efforts during the postponement or adjournment period to solicit additional proxies for the Stockholder Meeting and shall provide Buyer with daily updates on proxy solicitation and vote tabulation results during such period.

(g)             Concurrently with the execution and delivery of this Agreement, Seller shall have obtained and delivered to Buyer duly executed voting and support agreements, to which Buyer shall also be a party (each, a “Support Agreement”), from each of the following Persons: (i) each member of the board of directors of Seller who holds shares of Seller’s common stock entitled to vote at the Stockholder Meeting; (ii) each executive officer of Seller who holds shares of Seller’s common stock entitled to vote at the Stockholder Meeting; and (iii) American Ventures LLC Series XXIV XWELL. With respect to any Person who becomes a director, officer or five percent (5%) or greater stockholder of Seller after the date of this Agreement, Seller shall use its reasonable best efforts to obtain, and to deliver to Buyer, a duly executed Support Agreement from such Person within five (5) Business Days of such Person becoming a director, officer or five percent (5%) or greater stockholder of Seller, as applicable. Each Support Agreement shall, at a minimum, obligate the applicable Person to (A) vote (or cause to be voted) all shares of Seller’s common stock beneficially owned by such Person in favor of the Stockholder Approval and against any Alternative Transaction or any other proposal that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by this Agreement, (B) not transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of Seller’s stock beneficially owned by such Person prior to the earlier of the Closing and the valid termination of this Agreement in accordance with Section 8.1, and (C) not revoke, withdraw or modify such Person’s obligations under the applicable Support Agreement. Each Support Agreement shall be irrevocable (to the fullest extent permitted by applicable Law) and shall terminate automatically upon the valid termination of this Agreement in accordance with Section 8.1. Seller shall promptly notify Buyer in writing if any Support Agreement is revoked, terminated, breached or otherwise rendered ineffective for any reason, and shall use its best efforts to promptly cure any such revocation, termination, breach or ineffectiveness. Seller shall not, without Buyer’s prior written consent, amend, modify, waive or terminate any Support Agreement.

(h)             Share Reservation. Seller shall, at all times during the period commencing on the date of this Agreement and ending on the earlier of (x) the issuance of the AV Conversion Shares in accordance with Section 6.9(i) or (y) the valid termination of this Agreement in accordance with Article 8, reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the AV Preferred Stock, a number of shares of Common Stock not less than the aggregate number of shares of Common Stock issuable to American Ventures LLC Series XXIV XWELL upon conversion of the AV Preferred Stock at the Increased Maximum Percentage (as defined in the AV Support Agreement). Seller shall not take any action that would cause the number of authorized and unissued shares of Common Stock to be insufficient to satisfy its obligations under this Section 6.9(h).

(i)              Issuance of AV Conversion Shares. Upon receipt by Seller of a notice of conversion from American Ventures LLC Series XXIV XWELL in accordance with the AV Certificate of Designations, Seller shall, within one (1) Business Day of receipt of such notice, issue to American Ventures LLC Series XXIV XWELL the AV Conversion Shares, by crediting such shares to American Ventures LLC Series XXIV XWELL’s account through the facilities of The Depository Trust Company (or, if such delivery is not available, by delivering to American Ventures LLC Series XXIV XWELL a certificate or certificates representing the AV Conversion Shares).

(j)              Record Date Following Conversion. Seller shall establish a record date for the Stockholder Meeting that is no earlier than one (1) Business Day after the issuance of the AV Conversion Shares pursuant to Section 6.9(i).

(k)             Cooperation with American Ventures LLC Series XXIV XWELL. Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to facilitate American Ventures LLC Series XXIV XWELL’s performance of its obligations under the AV Support Agreement, including (i) promptly acknowledging and processing any blocker election notice delivered by American Ventures LLC Series XXIV XWELL pursuant to the AV Certificate of Designations, (ii) taking all steps necessary within Seller’s control to give effect to the increase in the Maximum Percentage (as defined in the AV Certificate of Designations) in accordance with the AV Certificate of Designations, and (iii) otherwise cooperating with American Ventures LLC Series XXIV XWELL to enable the timely issuance of the AV Conversion Shares in accordance with Section 6.9(i) and the AV Certificate of Designations.

(l)              Non-Interference; No Redemption. During the period commencing on the date of this Agreement and ending on the earlier of (x) the issuance of the AV Conversion Shares in accordance with Section 6.9(i) or (y) the valid termination of this Agreement in accordance with Article 8, Seller shall not, directly or indirectly, (i) amend, modify, waive, or terminate any provision of the AV Certificate of Designations in a manner that would (A) reduce the number of AV Conversion Shares issuable to American Ventures LLC Series XXIV XWELL upon conversion of the AV Preferred Stock, (B) impair, restrict, or delay American Ventures LLC Series XXIV XWELL’s right to convert the AV Preferred Stock at the Increased Maximum Percentage, or (C) alter or modify the Maximum Percentage mechanics in a manner adverse to American Ventures LLC Series XXIV XWELL, (ii) exercise, or permit to be exercised, any redemption, repurchase, or call right with respect to the AV Preferred Stock under the AV Certificate of Designations or otherwise, or (iii) take any action (including any issuance of equity securities or rights to acquire equity securities, declaration or payment of any dividend payable in equity securities, recapitalization, reclassification, stock split, reverse stock split, or combination of shares) that would trigger any anti-dilution adjustment, conversion rate adjustment, or other structural adjustment to the terms of the AV Preferred Stock under the AV Certificate of Designations that would alter the number of shares of Common Stock into which the AV Preferred Stock is convertible as of the Conversion Eligibility Date.

6.10.       Restrictive Covenants.

(a)             Confidentiality. From and after the Closing, Seller shall, and shall cause each of its controlled Affiliates and representatives who have been furnished any confidential information of the Company Group to, not disclose, and shall treat and hold as strictly confidential, all such information and refrain from using any such information other than (i) for the benefit of the Company Group as an employee or consultant thereof after the Closing Date, (ii) as otherwise expressly permitted by this Agreement or in writing by Buyer, (iii) to exercise or enforce Seller’s rights under, or otherwise in connection with any claims, demands, causes of action and Losses by or against Seller relating to, this Agreement or any agreement entered into in connection herewith, or (iv) to the extent required by applicable Law (including in connection with preparing Tax Returns or dealings with tax authorities) or the rules of any applicable securities exchange. In the event that Seller or any of Seller’s Affiliates or representatives is required by any Governmental Authority or compulsory legal process to disclose any confidential information of the Company Group, Seller shall, to the extent permissible by Law, notify Buyer as promptly as reasonably practicable so that Buyer may (at its sole cost and expense) seek an appropriate protective order or waive compliance with the provisions of this Section 6.10(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of Seller’s Affiliates or representatives is legally required to disclose any confidential information of the Company Group, Seller may disclose such information; provided that Seller shall use commercially reasonable efforts to request assurance that confidential treatment shall be accorded to such information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, confidential information of the Company Group shall not include (i) information which is or becomes generally available to the public other than as a result of a disclosure by Seller or any Affiliates or representatives of Seller in violation of this Agreement or other confidentiality obligation to which any of them is bound, (ii) information that becomes available to Seller on a non-confidential basis from a third-party source, provided that such third party, to Seller’s knowledge is not and was not prohibited from disclosing such information to Seller by a legal, fiduciary, or contractual obligation to the Company Group, or (iii) information that was known by or in the possession of Seller or its representatives before their respective involvement with the Company Group. Nothing in this Section 6.10(a) is intended to conflict with 18 U.S.C. § 1833(b) or create Liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Seller has the right to disclose in confidence trade secrets to federal, state, and local governments officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other Proceeding, but only if the filing is made under seal and protected from public disclosure.

(b)             Non-Competition. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, either alone or in conjunction with any other Person, directly or indirectly, invest or own any interest in, manage, control, participate in (whether as an operator, consultant, director, employee, agent, representative or otherwise), consult with, render services for, or otherwise engage in or knowingly assist others in engaging in any business or entity that competes with the Business as conducted as of the Closing Date within (i) any state, county, municipality, city, or other jurisdiction or locale in the United States or (ii) anywhere else in the world. For the avoidance of doubt, nothing in this Agreement shall prohibit any current or former officers, directors or employees of Seller or any of its Affiliates from independently seeking or accepting employment with any business or entity that competes with the Business; provided, however, that nothing in this sentence shall be construed to permit Seller or any of its controlled Affiliates to encourage, solicit, facilitate, or otherwise assist any such officer, director or employee in seeking or obtaining such employment, and any such officer, director or employee must independently seek such employment without any encouragement, facilitation, or assistance from Seller or any of its controlled Affiliates.

(c)             Non-Solicitation. During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, either alone or in conjunction with any other Person, directly or indirectly, (i) (x) solicit or induce or attempt to solicit or induce any employee of the Company Group (A) who was employed by the Company Group as of the Closing Date and (B) who is employed by the Company Group at the time of such solicitation, encouragement or inducement (collectively, the “Protected Persons”) to leave the employ of the Company Group and their respective Affiliates, or knowingly interfere adversely with the relationship between the Company Group and any such Protected Person , or (y) hire or engage any Protected Person whose employment or engagement with the Company Group was voluntarily terminated within the six (6) month period preceding such hire or engagement; provided that nothing herein shall prevent Seller from making a general solicitation for employment that is not directly targeted at any Protected Person so long as such Protected Person is not offered employment or engagement or hired or engaged, (ii) solicit or induce or attempt to solicit or induce any customer, supplier, licensor, licensee, lessor or other material business relation of the Company Group as of the Closing (each, a “Business Relation”) to cease from doing business with, or otherwise modify adversely, the business done with, the Company Group or (iii) knowingly interfere with the relationship (or prospective relationship) between any Business Relation and the Company Group.

(d)             Non-Disparagement. From and after the Closing, (i) Seller shall not, and shall cause its controlled Affiliates and its and their respective directors, officers, employees, agents, and representatives not to, directly or indirectly, make any disparaging statements or communications about Buyer, the Company Group or any of their respective employees, equityholders, directors, officers, products or services, and (ii) Buyer shall not, and shall cause its controlled Affiliates and its and their respective directors, officers, employees, agents and representatives not to, directly or indirectly, make any disparaging public statements or communications about the Seller or any of its employees, directors, officers, products or services. Notwithstanding the foregoing, this Section 6.10(d) shall not prohibit (i) any truthful statements made in connection with any litigation between Buyer or any of its Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, (ii) any Person from testifying truthfully as a witness in any court proceeding or governmental investigation, (iii) engaging in any conduct which by applicable Law cannot be subject to such a covenant not to disparage, or (iv) exercising or enforcing a party’s rights under, or otherwise in connection with any claims by or against such party relating to, this Agreement or any other Transaction Documents entered into by parties in connection with the transactions contemplated hereby or thereby.

(e)             Remedies. Each party hereto acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.10 in such event, the non-breaching party and its Affiliates shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.10 (including the extension of the Restricted Period by a period equal to the length of the Action necessary to stop such violation), in each case, without the posting of any bond or other security and without having to demonstrate irreparable harm. In the event of any breach or violation by any party of any of the covenants in this Section 6.10, the time period of such covenant with respect to such party will be tolled and will not run until such breach or violation is resolved.

(f)              Acknowledgment. Seller acknowledges that Seller has and will have sufficient knowledge of the Company Group’s trade secrets and other confidential information that, if Seller were to engage in any business that competes with the Businesses during the Restricted Period, the Seller would cause irreparable harm to the Company Group (including a significant loss of goodwill by Buyer) for which money damages would be an insufficient remedy. Further, Seller acknowledges that (i) the value of the Company Group’s trade secrets and other confidential information arises in part from the fact that such information is not generally known in the marketplace, (ii) the Company Group’s trade secrets and other confidential information will have continuing vitality after the Closing (including throughout and beyond the Restricted Period),(iii) the covenants and other obligations set forth in this Section 6.10 are additional consideration for the agreements of Buyer pursuant to this Agreement and were a material inducement to Buyer to enter into this Agreement, perform its obligations hereunder and approve the transactions contemplated hereby and Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if Seller breached the provisions set forth in this Section 6.10, and (iv) the restrictions contained in this Section 6.10 are reasonable in all respects (including, with respect to subject matter, time period and geographical area, as applicable to Seller) and are necessary to protect Buyer’s interest in, and the value of, the Company Group (including the goodwill inherent therein).

(g)             Enforcement. If, at the time of enforcement of any of the provisions of this Section 6.10, a court of competent jurisdiction determines that the restrictions stated herein are overbroad or unreasonable as to duration, scope of restriction or geographic area under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or geographical area permitted by law, as determined by such court.

(h)             Permitted Activities. Notwithstanding the foregoing, (i) nothing in Section 6.10(b) will prevent or restrict any Seller or its Affiliates from owning as a passive investment less than two percent (2%) of any class of equity interests of any Person if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) nothing in Section 6.10 will prevent or restrict Seller or any of its Affiliates from: (A) engaging in any activity consented to in writing by Buyer, or (B) performing its obligations, or exercising any of its rights or remedies, under, or otherwise in connection with any claims, demands, causes of action and Losses by or against such Person relating to, this Agreement or any agreement entered into with Buyer or its Affiliates in connection herewith in accordance with the terms hereof or thereof, in each case of clauses (i)-(ii) (and all sub-clauses thereunder), in and of itself and not as a means of circumventing the restrictions and obligations set forth in this Section 6.10.

6.11.       Pre-Closing Reorganization.

(a)             Prior to the Closing, Seller and the Companies shall, at Seller’s sole cost and expense (including all transfer taxes, filing fees, recording fees, notarial fees, stamp duties, consent fees, and other costs and expenses incurred in connection with the Pre-Closing Reorganization), obtain all consents, approvals, waivers, and authorizations of any third party (including any Governmental Authority, landlord, licensor, counterparty to any Material Contract, or holder of any Permit) that are required under applicable Law or any Contract to effect the transfers contemplated by this Section 6.11 (collectively, the “Reorganization Consents”), and shall cause:

(i)            all assets, properties, rights, contracts, Permits, rights in Intellectual Property and other interests used in, held for use in, or necessary for the conduct of the XpresSpa Airport Business and XpresTest Business, including, without limitation, those set forth on Annex 6.11(a)(i) (collectively, the “XpresSpa and XpresTest Business Assets”) that are held by Seller or any of its Affiliates (other than the Company Group) to be transferred, assigned, contributed or otherwise conveyed to XpresSpa and/or XpresTest, as applicable, such that, after giving effect to the Pre-Closing Reorganization and as of the Closing, such Companies shall hold, free and clear of Liens (other than Permitted Liens), all XpresSpa and XpresTest Business Assets and no XpresSpa and XpresTest Business Asset (or any interest therein) shall remain with Seller or any of its Affiliates (other than the Company Group); provided, however, that “XpresSpa and XpresTest Business Assets” shall not include any assets primarily related to (i) ancillary or corporate general administrative functions that are provided to both (i) the Business and (ii) other businesses of Seller and its Subsidiaries, including (in each case, as and to the extent applicable) finance support, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer and telecommunications maintenance and support services, energy and utilities services, procurement and supply chain services and arrangements, treasury services, public relations, legal and risk management services, insurance, payroll services, telephone and online connectivity services, accounting services, tax services, internal audit services, executive management services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services, customs and excise services, and any other similar applicable centralized functional organizations (collectively, “Corporate Functions”); provided, further, that items may be deleted from Annex 6.11(a)(i) prior to Closing in Buyer’s sole discretion (and, for the avoidance of doubt, any item so deleted shall not constitute an XpresSpa and Xpres Test Business Asset hereunder);

(ii)           all assets, properties, rights, contracts, Permits, rights in Intellectual Property set forth on Annex 6.11(a)(ii) (the “Specified Retained Assets”) held by any member of the Company Group to be transferred, assigned, contributed or otherwise from the Company Group to Seller or one of its Affiliates (other than the Company Group), such that, after giving effect to the Pre-Closing Reorganization and as of the Closing, no member of the Company Group shall hold any Specified Retained Asset; and

(iii)          the equity interests of the entities set forth on Annex 6.11(a)(iii) (the “Retained Entities”) to be transferred, assigned, contributed or otherwise from the Company Group to Seller or on of its Affiliates (other than the Company Group), such that, after giving effect to the Pre-Closing Reorganization and as of the Closing, no member of the Company Group shall own any equity interest in any Retained Entity.

in each case of clauses (i) through (iii), pursuant to assignment, distribution, contribution or other agreements in form and substance acceptable to Buyer executed in connection therewith and effective as of the Closing (collectively, the “Assignment and Transfer Documents”) (such transactions contemplated in this Section 6.11(a), collectively, the “Pre-Closing Reorganization”); provided that each transfer, assignment, contribution, or other conveyance contemplated by clauses (i) through (iii) and the Pre-Closing Reorganization shall be conditioned upon the occurrence of the Closing and the satisfaction of all other conditions required thereto (including the receipt of the requisite Reorganization Consents). Seller shall, and shall cause its Affiliates to, use best efforts to take all actions necessary or advisable to obtain all Reorganization Consents and to execute and deliver all Assignment and Transfer Documents and such other instruments, agreements, and documents as may be required to effect the Pre-Closing Reorganization, in each case at Seller’s sole cost and expense. Without limiting Section 7.1, if Buyer (at its option and in its sole discretion) waives the requirement of any Reorganization Consent to be obtained by the Closing Date, then (x) Seller shall use its best efforts to obtain such Reorganization Consent as promptly as practicable thereafter, and (y) Seller shall, at Seller’s sole cost and expense, implement such alternative arrangements as are reasonably acceptable to Buyer to ensure that Buyer receives the full economic benefit of the applicable asset, right, or property pending receipt of such Reorganization Consent, including by entering into sub-license, sub-lease, agency, or other back-to-back arrangements with the applicable member of the Company Group or Buyer.

(b)            Seller and the Companies shall provide Buyer all proposed material documentation relating to the Pre-Closing Reorganization (including all Assignment and Transfer Documents, all Reorganization Consents, and all other instruments and agreements executed in connection therewith) no later than five (5) Business Days prior to the anticipated Closing Date and shall allow Buyer a reasonable amount of time to review and comment on such documentation. Seller and the Companies shall consider in good faith Buyer’s reasonable comments prior to consummating the Pre-Closing Reorganization.

From and after the date of this Agreement until the completion of the Pre-Closing Reorganization (and, to the extent any transfer contemplated by the Pre-Closing Reorganization has not been completed as of the Closing Date, from and after the Closing Date until such transfer is completed), Seller shall, and shall cause its Affiliates to, at Seller’s sole cost and expense: (i) take all further actions, execute and deliver all further instruments and documents, and do all further things as Buyer may reasonably request in order to carry out the intent of this Section 6.11 and to vest in the applicable member of the Company Group good and valid title to, or a valid leasehold or licensed interest in, all assets, properties, rights, contracts, Permits, and rights in Intellectual Property required to be transferred pursuant to this Section 6.11, free and clear of all Liens other than Permitted Liens; (ii) use its best efforts to obtain any Reorganization Consent that has not been obtained as of the Closing Date; (iii) promptly notify Buyer in writing upon becoming aware of any fact, circumstance, or development that would reasonably be expected to prevent, delay, or impair the completion of the Pre-Closing Reorganization or the obtaining of any Reorganization Consent; and (iv) bear and pay all costs and expenses (including all transfer taxes, filing fees, recording fees, notarial fees, stamp duties, consent fees, and reasonable and documented out-of-pocket legal fees and expenses) incurred in connection with the Pre-Closing Reorganization and any post-Closing corrective transfers or alternative arrangements implemented pursuant to this Section 6.11, without any right of reimbursement from Buyer or any member of the Company Group.

6.12.       Wrong Pockets.

If at any time within three (3) years after the Closing, Seller or any of its Affiliates receives, holds, or controls (i) any asset, right or property that constitutes property of the Company Group following the Closing, or (ii) any payment, proceeds, revenue, or other amount to the extent attributable to the Business, the assets of the Company Group, or the operation thereof on or after the Closing Date (including any amount that is mistakenly paid to or collected by a Seller or its Affiliate in connection with a Business customer, contract, or account, but excluding, for the avoidance of doubt, any such asset, right, property, payment, proceeds, revenue or other amount to the extent attributable to the Retained Ex-Airport Business), Seller shall, and shall cause its applicable Affiliate to, (A) hold such asset, property, or amount for the benefit of Buyer, (B) promptly (and in any event within five (5) Business Days of receipt or identification by Seller) remit, transfer, or deliver such asset, property, or amount (without set-off, deduction, or condition) to Buyer or, at Buyer’s direction, a member of the Company Group, and (C) take all such further actions (which shall include the execution of all necessary instruments and documents) as Buyer may reasonably request and at ‘Seller’s sole expense to vest full right, title, and interest in such asset, property, or amount in Buyer or a member of the Company Group. For the avoidance of doubt, Seller shall not be required to transfer such asset, property, or amount pending resolution of any good faith dispute regarding whether such asset, property, or amount is required to be remitted, transferred, or delivered pursuant to this Section.

6.13.       Notice of Certain Events.

(a)             During the period from the date of this Agreement to the earlier of the Closing and the valid termination of this Agreement in accordance with Section 8.1, Buyer, on the one hand, and any Company and Seller, on the other hand, shall as promptly as reasonably practicable notify the other(s) in writing of:

(i)            any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(ii)           any breach by such party of any covenant of such party under this Agreement of which it becomes aware;

(iii)          any Actions commenced or, to the Knowledge of such party(ies), threatened against, relating to or involving or otherwise affecting such party(ies) that (A) relate to the transactions contemplated hereby or (B) would otherwise, or would be reasonably expected to, adversely affect or prevent, enjoin or delay such party’s or parties’ (as applicable) ability to consummate the Closing or perform its or their obligations hereunder if resolved in a manner adverse to such party(ies); or

(iv)          any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

6.14.       Employee Benefits.

(a)             As soon as reasonably practicable after the date hereof, and unless prohibited by law, the Seller shall take such actions as may be necessary to transfer the employment of each employee of Seller listed on Schedule 6.14(a) from Seller to one of the Companies with effect from the Closing Date on the same terms as such employee’s then existing terms of employment with Seller (but excluding any equity-based compensation). To the extent that the Seller employees listed on Schedule 6.14(a) are not effectively transferred to one of the Companies prior to the Closing as contemplated by the preceding sentence, then Buyer or one of its Affiliates shall offer employment to each such employee on terms consistent with the obligations under Section 6.14(b) hereof, effective as of the Closing Date and conditioned on such employee satisfactorily completing the Buyer’s or its Affiliate’s standard hiring and background check procedures.  Each such offer of employment made by Buyer or its Affiliates pursuant to the foregoing shall be contingent on the occurrence of the Closing and shall be made in a manner consistent with applicable Law and provide for employment commencing on the Closing Date on such terms and conditions as are reasonably determined in the good-faith discretion of Buyer or its Affiliates.

(b)             For a period of no less than twelve (12) months following the Closing, Buyer shall provide or cause to be provided to the employees of the Companies who continue to be employed by Buyer or its Affiliates following the Closing (the “Continuing Employees”), (i) base salary and bonus opportunity that is no less than the base salary and bonus opportunity in effect immediately prior to the Closing and (ii) employee benefits (other than equity compensation, pension benefits, retiree health and welfare benefits, change in control benefits and nonqualified deferred compensation benefits) that are substantially similar in the aggregate to those provided by the Companies immediately prior to the Closing; provided, that, notwithstanding the foregoing, the terms of the employment agreements delivered at the Closing by the Persons named on Annex 2.2(c)(iv) shall supersede any obligation of the Company set forth in this Section 6.14(b). The preceding sentence shall not preclude Buyer or its Affiliates at any time following the Closing from terminating the employment of any Continuing Employee for any reason (or no reason).

(c)             Each Continuing Employee shall be given credit for all service with the Companies under any employee benefit plan of Buyer or its Affiliates, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Buyer or its Affiliates in which such Continuing Employee participates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employee under the comparable Seller Benefit Plans or Company Benefit Plans immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Buyer. Notwithstanding the foregoing, nothing in this Section 6.14(c) shall be construed to require crediting of service that would result in (i) a duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Buyer and its Affiliates generally.

(d)            In the event of any change in the welfare benefits provided to Continuing Employees following the Closing, Buyer shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to any such change in satisfying any applicable co-payment, deductible or out-of-pocket requirements after such change.

(e)             As soon as administratively practicable following the Closing, Buyer or one of its Affiliates shall (i) permit all Continuing Employees who participated in a 401(k) retirement plan sponsored by the Seller or one of its Affiliates (a “Seller 401(k) Plan”) to be eligible to participate in a 401(k) retirement plan sponsored by Buyer or one of its Affiliates (a “Buyer 401(k) Plan”) and (ii) permit all such Continuing Employees to elect to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balance (in cash, and including any outstanding loan promissory notes) from any Seller 401(k) Plan to a Buyer 401(k) Plan. Effective as of the Closing Date, such Continuing Employees shall become fully vested in such Continuing Employees’ account balance under any Seller 401(k) Plan (including any employer contributions).

(f)              Seller hereby releases and waives, and agrees to cause each of its respective Affiliates to release and waive, the right to enforce any covenant regarding noncompetition, nonsolicitation of employees and nonsolicitation of customers for the Seller’s or any of its Affiliates’ benefit that would prohibit, limit or restrict any Continuing Employee from performing any of their duties for the Companies to the extent operated by Buyer or its Affiliates on or following the Closing.

(g)             Notwithstanding anything in this Section 6.14 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or employee benefit plan of Buyer or its Affiliates, or shall limit the right of Buyer to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan of Buyer or its Affiliates following the Closing. The parties hereto acknowledge and agree that all provisions contained in this Section 6.14 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees or former employees of the Companies, any Continuing Employee, any participant in any Seller Benefit Plan, any Company Benefit Plan or any employee benefit plan of Buyer or its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates.

6.15.       Compliance with Arbitration Award.

(a)             From the date hereof until the Closing, Seller and the Company Group shall use reasonable best efforts to take such actions as are required by that certain Final Arbitration Award issued by Hon. J Antonio DelCampo on June 3, 2026 with respect to the dispute between XpresSpa Holdings, LLC, on the one hand, and Cordial Endeavor Concessions of Atlanta LLC and Sheila Trappier Edwards, on the other hand (the “Atlanta Arbitration Award”), including, without limitation: (i) identifying a qualified replacement ACDBE partner for the Atlanta Terminal A and Atlanta Terminal C locations of the XpresSpa Airport Business and entering into appropriate documentation to establish replacement joint venture entities with such replacement ACDBE partner, (ii) entering into new lease and concessions agreements with respect to the Atlanta Terminal A and Atlanta Terminal C locations, on terms not materially less advantageous to the Company Group than such agreements in effect as of the date hereof, (iii) obtaining requisite approvals from the City of Atlanta, the Federal Aviation Administration, and any other applicable Person with respect to the dissolution of XpresSpa Atlanta Terminal A, LLC and XpresSpa Atlanta Terminal C, LLC, and, upon receipt of all such requisite approvals, dissolving such entities, and (iv) making all payments required to be made by the Company Group under the Atlanta Arbitration Award. Seller and the Company Group shall keep Buyer reasonably apprised of all actions being taken under or in connection with the orders under the Final Arbitration Award, and shall provide Buyer an opportunity to review any written agreements proposed to be entered into by the Companies or any of their respective direct or indirect subsidiaries in connection therewith.

(b)             If, following, the Closing, the Companies or their respective direct or indirect subsidiaries incur or are otherwise obligated to pay any costs or expenses related to, arising from, or in connection with compliance with the Atlanta Arbitration Award or any predecessor contract, agreement, arrangement, or settlement with Cordial Endeavor Concessions of Atlanta LLC and/or Sheila Trappier Edwards (such costs or expenses, “Post-Closing Atlanta Arbitration Expenses”), Buyer and Seller shall promptly instruct the Escrow Agent to release from the Atlanta Escrow Account to Buyer (or, at Buyer’s direction, any member of the Company Group), a dollar amount equal to such Post-Closing Atlanta Arbitration Expenses. On the earlier of (i) the twelve month anniversary of the Closing Date and (ii) such time when the Buyer and Seller shall have reasonably determined (acting in good faith) that all actions required by the Atlanta Arbitration Award have been taken and all Post-Closing Atlanta Arbitration Expenses have been paid, Buyer and Seller shall promptly instruct the Escrow Agent to release to Seller any amounts then remaining in the Atlanta Escrow Account which are not needed to reimburse Buyer and or the Group Companies for any Post-Closing Atlanta Arbitration Expenses.

6.16.       Change of Name.

From and after the Closing (but subject to the 30-day transition period referred to in the following sentence), Seller shall, and shall cause its subsidiaries and Affiliates to, (a) cease any and all use of the Trademarks XPRESSPA, XPRESTEST, XWELL and any other Trademark used in the Business (each an “Acquired Trademark”), (b) permanently refrain from using or displaying any corporate, trade or product name, logo, domain name, social media handle or other identifier that includes any Acquired Trademark, or any Trademark similar to any Acquired Trademark. Within thirty (30) days after the Closing the Seller shall (x) remove, de-brand or destroy (at Buyer’s election) all signage, packaging, labels, marketing collateral, templates, business forms, digital assets and other materials bearing any Acquired Trademarks; and (y) disable or transfer (as directed by Buyer) any domain names, URLs, email addresses, social media accounts or applications incorporating any Acquired Trademark. Seller shall bear all costs of the foregoing and deliver to Buyer, upon request, reasonable evidence of compliance (including destruction certificates, if applicable). The foregoing shall not prohibit good-faith, nominative fair use of “XpresSpa,” “XpresTest,” or “Xwell” solely to describe historical facts or to comply with applicable Law, or retention of archived materials maintained solely for legal, tax or compliance purposes; provided that such materials are not used in the operation or promotion of Seller’s business.

ARTICLE 7

CONDITIONS TO CLOSING

7.1.          Mutual Conditions.

The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)             No Action or Order. No Action shall have been commenced by a Person other than the parties hereto or their respective controlled Affiliates, and no Order (including injunction) shall have been issued, enacted or promulgated, by any court or other Governmental Authority of competent jurisdiction, that would reasonably be expected to prevent, delay or impede, or that otherwise makes illegal, the consummation of the transactions contemplated in this Agreement or another Transaction Document.

(b)             Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Laws.

7.2.          Conditions to the Obligations of Buyer.

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Law:

(a)             Representations and Warranties; Covenants. (i) All of the Fundamental Representations of Seller made in Article 3 and in Article 4 shall be true and correct in all respects, both as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made again as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), in each case, except for de minimis inaccuracies, (ii) all of the representations and warranties other than the Fundamental Representations made in Article 3 and in Article 4 shall be true and correct (without giving effect to any materiality qualification or exception contained therein, other than the word “Material” in any reference to “Material Contract” or “Material Adverse Effect”), both as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date) except for any such inaccuracies which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iii) Seller and each Company shall have performed or complied with, in all material respects (without duplication of any materiality qualifier contained therein), all of the covenants and obligations which are to be performed by it under the terms of this Agreement at or prior to the Closing (including pursuant to Section 6.11).

(b)             Closing Certificate. Seller and each Company shall have delivered to Buyer a certificate signed by an authorized officer of such Person, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(g) have been satisfied.

(c)             Other Closing Deliverables. Seller and the Companies shall have delivered to Buyer all of the items contemplated under Section 2.2(c).

(d)             Consents. (i) Seller and the Companies shall have delivered to Buyer all of the consents from the Persons set forth on Schedule 3.1(e) and Schedule 4.3 and marked with an asterisk thereon, in form and substance reasonably satisfactory to Buyer, and (ii) Seller and the Companies shall have obtained and delivered to Buyer each Required Lease Consent listed on Schedule 3.16(g), in each case in form and substance reasonably satisfactory to Buyer, and no Required Lease Consent shall have been revoked, withdrawn, or made subject to any condition or modification that is materially adverse to Buyer or any member of the Company Group as of the Closing Date.

(e)             No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)              Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in accordance with Section 6.11 and Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, of the consummation thereof.

(g)             Minimum Cash. As of the Closing, the Company Group shall hold (i) Cash and Cash Equivalents in bank accounts owned by the Company Group across all jurisdictions in an aggregate amount not less than the Minimum Cash Amount, and (ii) Cash and Cash Equivalents in bank accounts owned by the Company Group in each non-U.S. jurisdiction in an aggregate amount not less than the Ex-U.S. Minimum Cash Amount.

7.3.          Conditions to the Obligations of Seller and the Companies.

The obligations of Seller and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller and the Companies to the extent permitted by applicable Law:

(a)             Representations and Warranties; Covenants. (i) All of the Fundamental Representations of Buyer made in Article 5 shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date), in each case, except for de minimis inaccuracies, (ii) all of the representations and warranties other than the Fundamental Representations made in Article 5 shall be true and correct (without giving effect to any materiality qualification or exception contained therein, other than the word “Material” in any reference to “Material Contract” or “Material Adverse Effect”) as of the Closing Date as though such representations and warranties were made as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date) except for any such inaccuracies which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impede Buyer’s consummation of the transactions contemplated hereby, and (iii) Buyer shall have performed or complied with, in all material respects (without duplication of any materiality qualifier contained therein), all of the covenants and obligations which are to be performed by it under the terms of this Agreement at or prior to the Closing.

(b)             Closing Certificate. Buyer shall have delivered to Seller and the Companies a certificate, signed by an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a)have been satisfied.

(c)            Other Closing Deliverables. Buyer shall have delivered to Seller and the Companies (or such other Person) all of the items contemplated under Section 2.2(b).

ARTICLE 8
TERMINATION

8.1.          Termination.

This Agreement may be terminated and the Sale may be abandoned at any time:

(a)             by mutual written consent of Seller and Buyer;

(b)             by either Seller or Buyer, if the Sale shall not have been consummated before the one hundred eightieth (180th) day following the date hereof (the “Termination Date”), unless extended by written agreement of Buyer and Seller; provided, however, that the Termination Date shall be automatically extended for up to two additional thirty (30)-day periods if, as of the Termination Date, the sole condition set forth in Article 7 that have not been satisfied or waived is the condition set forth in Section 7.1(b) (Stockholder Approval); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party at any time during which such party is in material breach of this Agreement;

(c)             by Seller if (i) there has been a breach by Buyer of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement that would result in the failure to satisfy any of the applicable conditions specified in Section 7.1 or Section 7.3, and (ii) such breach (A) is incapable of being cured, or (B) if curable, shall continue unremedied at least five (5) Business Days following Seller’s delivery of a written notice thereof to Buyer; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Seller at any time during which Seller or any Company is in material breach of this Agreement such that the conditions set forth in Section 7.2 could not be satisfied as of such time, unless such breach was primarily or principally caused by Buyer’s breach of any of the covenants or agreements contained in this Agreement;

(d)             by Buyer, if there has been a breach by Seller or any Company of any of the representations, warranties, covenants or agreements made by Seller or any Company in this Agreement that would result in the failure to satisfy any of the applicable conditions specified in Section 7.1 or Section 7.2; provided that such breach (A) is incapable of being cured, or (B) if curable, shall continue unremedied at least five (5) Business Days following Buyer’s delivery of a written notice thereof to Seller or any Company; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer at any time during which Buyer is in material breach of this Agreement such that the conditions set forth in Section 7.2(a) could not be satisfied as of such time, unless such breach was primarily or principally caused by Seller’s or any Company’s breach of any of the covenants or agreements contained in this Agreement;

(e)             by Buyer, at any time prior to obtaining the Stockholder Approval, in the event that (i) the board of directors of Seller shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change, (ii) the board of directors of Seller shall have failed to publicly reaffirm the Board Recommendation within five (5) Business Days of Buyer’s written request to make such public reaffirmation, (iii) Seller shall have failed to convene the Stockholder Meeting by the Meeting Backstop Date, (iv) Seller shall have failed to obtain and deliver to Buyer duly executed Support Agreements from all Persons required to execute Support Agreements pursuant to Section 6.9(g) within the timeframe required by Section 6.9(g), or (v) any Support Agreement shall have been revoked, terminated, breached or otherwise rendered ineffective and Seller shall have failed to cure such revocation, termination, breach or ineffectiveness within five (5) Business Days of written notice thereof from Buyer to Seller.

(f)              by Seller, at any time prior to obtaining the Stockholder Approval, in order to enter into a binding acquisition agreement, merger agreement or other similar definitive agreement with respect to a Superior Proposal; provided that Seller pays Buyer the Buyer Termination Fee; provided, further, that such Superior Proposal was not solicited in violation of Section 6.8.

(g)             by either Seller or Buyer, if any Governmental Authority shall have issued an Order or taken any other action enjoining or otherwise prohibiting the Sale and such Order shall have become final and non-appealable; unless the failure to consummate the Sale because of such Order shall be primarily due to the failure of Buyer, if Buyer is seeking to terminate this Agreement, or of Seller or any Company, if Seller is seeking to terminate this Agreement, to have fulfilled any of its obligations under this Agreement;

(h)             by either Seller or Buyer, if the Stockholder Meeting (including any postponements and adjournments thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of shares of Seller’s common stock; provided that the right to terminate this Agreement pursuant to this Section 8.1(h) will not be available to any party if (x) such party’s action or failure to act (which action or failure to act constitutes a breach by such party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Stockholder Approval at the Stockholder Meeting (or any adjournment or postponement thereof) or (y) at such time such party is otherwise in material breach of this Agreement; or

(i)              by Seller, if (i) all of the conditions set forth in set forth in Article 7 have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied if the Closing were to occur at such time), (ii) Buyer shall have failed to consummate the transactions contemplated by this Agreement by the date on which the Closing should have occurred pursuant to Section 2.2, (iii) Seller has provided to Buyer written notice stating that (A) all of the conditions set forth in set forth in Article 7 have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied if the Closing were to occur at such time), (B) Seller is ready, willing and able to consummate, and will consummate, the Closing as of such date and prior to such termination, and (C) Seller intends to terminate this Agreement pursuant to this Section 8.1(i), and (iv) Buyer fails to consummate the Closing within five (5) Business Days following such notice.

8.2.          Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any Liability to the other party, except that the obligations of the parties hereto in Section 6.2(b), Section 6.4, Article 10 and this Article 8, the indemnification and reimbursement obligations of Buyer set forth in Section 6.6, and each of the defined terms necessary to give effect to the foregoing provisions shall survive the termination of this Agreement. Notwithstanding the foregoing (but subject to Section 8.3 and Section 8.4), the termination of this Agreement pursuant to Section 8.1 will not relieve any party from (i) any Liability arising from or relating to any Willful Breach by such party of any representation, warranty, covenant or agreement of such party prior to such termination, or (ii) for Actual Fraud by such party prior to the date of such termination.

8.3.          Buyer Termination Fee.

(a)             Seller shall pay to Buyer a fee (the “Buyer Termination Fee”) in an amount equal to the greater of (A) One Million Three Hundred Thousand Dollars ($1,300,000), and (B) the sum of (I) Six Hundred Fifty Thousand Dollars ($650,000) plus (II) all of the reasonable and documented out-of-pocket expenses incurred by Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby (provided, that, the amount of such expenses included in this clause (II) shall in no event exceed Two Million Dollars ($2,000,000) if: (i) this Agreement is terminated pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(h); (ii) this Agreement is terminated by Buyer pursuant to Section 8.1(d); (iii) this Agreement is terminated pursuant to Section 8.1(b) at a time when the applicable party would be entitled to terminate this Agreement pursuant to Section 8.1(d), 8.1(e), 8.1(f), or Section 8.1(h), or (iv) (x) after the date of this Agreement, and prior to the termination of this Agreement, a proposal for an Alternative Transaction shall have been made to Seller, or an intention (whether or not conditional) to make a proposal for an Alternative Transaction was publicly announced or otherwise became publicly known, (y) thereafter, this Agreement is terminated by Buyer or Seller pursuant to Section 8.1(b), and (z) within twelve (12) months after such termination, Seller consummates an Alternative Transaction (or enters into a definitive agreement to effect an Alternative Transaction that is subsequently consummated).

(b)             The Buyer Termination Fee payable pursuant to Section 8.3(a)(i), Section 8.3(a)(ii), or Section 8.3(a)(iii) shall be paid within ten (10) Business Days after the date of such termination, and the Buyer Termination Fee payable pursuant to Section 8.3(a)(iv) shall be paid upon consummation of the Alternative Transaction referenced therein. All payments pursuant to this Section 8.3 shall be made in immediately available funds in lawful currency of the United States of America to the account designated by Buyer.

(c)             If Seller fails to promptly pay any amounts due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final and non-appealable judgment against Seller, for payment of amounts owed pursuant to this Section 8.3, then Seller shall pay to Buyer its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date that such amounts were required to be paid to the date of actual payment.

(d)             The parties hereto acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that (i) the amount of the Buyer Termination Fee was the subject of arm’s length negotiation between the parties, each represented by independent counsel, (ii) the precise amount of damages that would be suffered by Buyer in the event of a termination giving rise to payment of the Buyer Termination Fee is difficult or impossible to determine with certainty at the time of this Agreement, and (iii) the payment of the amounts specified in this Section 8.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such amount is payable for the efforts and resources expended, the opportunities foregone, the diversion of management and financial resources, and the reputational harm suffered while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall Seller be required to pay the Buyer Termination Fee in connection with the termination of this Agreement more than once.

(e)             Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, but subject to Section 10.13, each of the parties hereto acknowledges and agrees that in the event the Buyer Termination Fee is paid to Buyer in circumstances in which such amount is payable pursuant to this Section 8.3, payment of the Buyer Termination Fee pursuant to this Section 8.3 (and any costs, expenses and interest payable by Seller to Buyer pursuant to Section 8.3(c)) shall constitute the sole and exclusive monetary remedy of Buyer, and its Affiliates and former, current or future stockholders, directors, officers, employees, agents or representatives, against Seller, and its Affiliates and former, current or future stockholders, directors, officers, employees, agents or representatives (“Related Parties”), for all Losses and damages in respect of this Agreement, the transactions contemplated by this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the transactions contemplated hereby, and upon payment of the amounts due pursuant to this Section 8.3, neither Seller nor its Related Parties, shall have any further liability or obligation relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (except that the parties will remain subject to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement), and none of Buyer or its Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any Losses suffered in connection with this Agreement or the transactions contemplated hereby (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement). For the avoidance of doubt, this Section 8.3(e) applies only in the event of a valid termination under this ARTICLE 8. Notwithstanding the foregoing, nothing in this Section 8.3(e) shall relieve any party hereto or its Related Parties from liability for damages arising from Actual Fraud or Willful Breach.

(f)              If, at the time Buyer elects to terminate this Agreement pursuant to Section 8.1(b), Buyer would also have been entitled to terminate this Agreement pursuant to one or more other provisions of Section 8.1 that would independently give rise to the Buyer Termination Fee under Section 8.3(a), Buyer’s election to terminate pursuant to Section 8.1(b) shall not be deemed a waiver of, or otherwise limit or prejudice, Buyer’s right to receive the Buyer Termination Fee that would have been payable had Buyer elected to terminate pursuant to such other provision(s) of Section 8.1. For the avoidance of doubt, the exercise by Buyer of any one termination right available to it under Section 8.1 shall not constitute a waiver of any other termination right then available to Buyer or of any remedy (including the Buyer Termination Fee) associated with such other termination right.

(g)             While Buyer may pursue a grant of specific performance or other equitable relief under Section 10.13 and payment of the Buyer Termination Fee, pursuant to this Section 8.3, under no circumstances shall Buyer be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurred and (ii) the payment of the Buyer Termination Fee in connection with the termination of this Agreement.

8.4.          Seller Termination Fee.

(a)             If this Agreement is terminated by Seller pursuant to Section 8.1(c) or Section 8.1(i), then Buyer shall pay to Seller a fee (the “Seller Termination Fee”) in an amount equal to the greater of (i) One Million Three Hundred Thousand Dollars ($1,300,000) and (ii) the sum of (x) Six Hundred Fifty Thousand Dollars ($650,000) plus (y) all of the reasonable and documented out-of-pocket expenses incurred by Seller and its Affiliates in connection with this Agreement and the transactions contemplated thereby (provided, that, the amount of such expenses included in this clause (y) shall in no event exceed Two Million Dollars ($2,000,000).

(b)             The Seller Termination Fee shall be paid within ten (10) Business Days after the date of such termination. All payments pursuant to this Section 8.4 shall be made in immediately available funds in lawful currency of the United States of America to the account designated by Seller in writing at least three (3) Business Days prior to the due date of such payment.

(c)             If Buyer fails to promptly pay any amounts due pursuant to this Section 8.4 and, in order to obtain such payment, Seller commences a suit that results in a final and non-appealable judgment against Buyer, for payment of amounts owed pursuant to this Section 8.4, then Buyer shall pay to Seller its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date that such amounts were required to be paid to the date of actual payment.

(d)             The parties hereto acknowledge and agree that the agreements contained in this Section 8.4 are an integral part of this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that (i) the amount of the Seller Termination Fee was the subject of arm’s-length negotiation between the parties, each represented by independent counsel, (ii) the precise amount of damages that would be suffered by Seller in the event of a termination giving rise to payment of the Seller Termination Fee is difficult or impossible to determine with certainty at the time of this Agreement, and (iii) the payment of the Seller Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such amount is payable for the efforts and resources expended, the opportunities foregone, the diversion of management and financial resources, and the reputational harm suffered while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall Buyer be required to pay the Seller Termination Fee in connection with the termination of this Agreement more than once

(e)             Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, but subject to Section 10.13, each of the parties hereto acknowledges and agrees that in the event the Seller Termination Fee is paid to Seller in circumstances in which such amount is payable pursuant to this Section 8.4, payment of the Seller Termination Fee pursuant to this Section 8.4 (and any costs, expenses and interest payable by Buyer to Seller pursuant to Section 8.4(c)) shall constitute the sole and exclusive monetary remedy of Seller and its Related Parties against Buyer and its Related Parties for all Losses and damages in respect of this Agreement, the transactions contemplated by this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the transactions contemplated hereby, and upon payment of the amounts due pursuant to this Section 8.4, neither Buyer nor its Related Parties, shall have any further liability or obligation (including consequential, indirect or punitive damages, or damages in lieu of specific performance) relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (except that the parties will remain subject to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement), and none of Seller or its Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any Losses suffered in connection with this Agreement or the transactions contemplated hereby (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement). For the avoidance of doubt, this Section 8.4(e) applies only in the event of a valid termination under this ARTICLE 8. Notwithstanding the foregoing, nothing in this Section 8.4(e) shall relieve any party hereto or its Related Parties from liability for damages arising from Actual Fraud or Willful Breach.

(f)              While Seller may pursue a grant of specific performance or other equitable relief under Section 10.13 and payment of the Seller Termination Fee, pursuant to this Section 8.4, under no circumstances shall Seller be permitted or entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Closing occurring and (ii) the payment of the Seller Termination Fee in connection with the termination of this Agreement.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1.          Survival.

Each of the parties hereto, intending to modify any applicable statute of limitations, agrees that (a) the representations and warranties contained in this Agreement and in any certificate delivered hereunder (other than (A) with respect to any Actual Seller Fraud or Actual Buyer Fraud (as applicable), (B) each Fundamental Representation, and (C) the representations and warranties set forth in Section 3.8 (Taxes)) shall survive the Closing until the date that is eighteen (18) months after the Closing Date, (b) each Fundamental Representation shall survive the Closing until the date that is seven (7) years after the Closing Date, (c) the representations and warranties set forth in Section 3.8 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the longest applicable statute of limitations with respect to the matters to which such Taxes relate (including all periods of extension and waiver thereof, whether automatic or permissive), (d) each covenant and agreement set forth herein that require performance prior to the Closing shall survive the Closing for a period expiring on the later of twelve (12) months after the Closing Date and the sixtieth (60th) day following the date on which such covenant or agreement is fully performed, and (e) each other covenant and agreement set forth herein shall survive the Closing until the sixtieth (60th) day following the date on which such covenant or agreement is fully performed in accordance with its respective terms. Notwithstanding anything to the contrary herein, no claim (whether for breach of contract, tort or pursuant to any other theory of liability) may be brought by any Person following the expiration of the survival periods set forth in this Section 9.1. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) prior to expiry of the applicable survival period will survive until finally resolved. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of either party to make a claim against the other party for Actual Fraud, which claims shall survive the Closing indefinitely and without limitation.

9.2.          Indemnification.

(a)             Indemnification by Seller. Subject to the provisions and limitations of this Article 9, from and after the Closing the Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (including, following the Closing, the Company Group) and each of their respective officers, directors, managers, equityholders, partners, employees, advisors, agents, representatives, successors and assigns (including the Company Group) (collectively, the “Buyer Indemnified Parties”) from and against, and pay on behalf of or reimburse such Buyer Indemnified Party, for any and all Losses that any such Buyer Indemnified Party (regardless of whether or not such Loss relates to any third party claim) may suffer, sustain or become subject to as a result of or arising out of, directly or indirectly:

(i)            any inaccuracy in, or actual breach of, any representation or warranty of Seller made in ARTICLE 3 or ARTICLE 4 in this Agreement or any other Transaction Document as of the date hereof or as of the Closing;

(ii)           any breach of or nonfulfillment of any covenant, agreement or obligation of Seller or (prior to the Closing) the Company in this Agreement (other than those covenants and agreements contained in Section 6.1, except that Section 6.1(d) (Required Lease Consents) shall not be excluded from this clause (ii) and any breach thereof shall give rise to indemnification hereunder);

(iii)          any Sale Expenses or Indebtedness of the Company Group, in each case outstanding as of the Closing and to the extent not deducted in the determination of the final Purchase Price;

(iv)          (1) any Taxes (including Transfer Taxes for which the Seller is liable pursuant to Section 6.7(d)) of any Company and any of their respective Subsidiaries for all Pre-Closing Tax Periods (excluding Taxes that are already taken into account in the calculation of the final Purchase Price (including as a component of Accrued Income Taxes, Indebtedness, Net Working Capital, Sale Expenses, or Closing Cash), unless such amount is the subject of a Tax Contest), (2) any Taxes of the Seller, including any Transfer Taxes for which the Seller is liable pursuant to Section 6.7(d), (3) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company or any of their respective Subsidiaries is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, (4) all Taxes of any Person imposed on any Company or any of their respective Subsidiaries for any period as a transferee or successor in respect of any transaction occurring on or prior to the Closing, by law, contract or otherwise, (5) any Taxes related or attributable to the Pre-Closing Reorganization, and (6) without duplication with any of the foregoing, any Tax arising in connection with any item required to be included in taxable income by any Company or any of their respective Subsidiaries under Section 951 or 951A of the Code (or any corresponding or similar state local or non-U.S. Tax Law) for any taxable period, or portion thereof, ending after the Closing Date in respect of operations, transactions or events occurring on or prior to the Closing Date;

(v)           any Losses arising out of or relating to the Retained Ex-Airport Business, the Specified Retained Assets, the Retained Entities, or Actions by any of the Seller’s stockholders or any minority equityholder in any member of the Company Group in connection with or arising out of the transactions contemplated hereby;

(vi)          any Losses arising out of or relating to the XpresTest RSAs (including the issuance thereof, or the payments made thereto in accordance with Section 2.4 of this Agreement or the calculation thereof).

(b)             Indemnification(c) by Buyer. Subject to the provisions and limitations of this Article 9, from and after the Closing the Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, directors, managers, equityholders, partners, employees, advisors, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and pay on behalf of or reimburse such Seller Indemnified Party, for any and all Losses that any such Seller Indemnified Party (regardless of whether or not such Loss relates to any third party claim) may suffer, sustain or become subject to as a result of or arising out of, directly or indirectly:

(i)            any inaccuracy in, or actual breach of, any representation or warranty of Buyer made in ARTICLE 5 in this Agreement or any other Transaction Document as of the date hereof or as of the Closing;

(ii)           any breach of or nonfulfillment of any covenant, agreement or obligation of Buyer in this Agreement (other than those covenants and agreements contained in Section 6.1); and

(iii)          (1) any Taxes of any Company and any of their respective Subsidiaries for all Post-Closing Tax Periods, (2) any Taxes of the Buyer, including any Transfer Taxes for which the Buyer is liable pursuant to Section 6.7(d).

(c) Third Party Claims.

(i)            Promptly after any Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) receives notice with respect to any Action made or brought by any Person that is not a party to this Agreement which may give rise to a valid claim for indemnification under this Article 9 (a “Third Party Claim”), the Indemnified Party shall give written notice to the party from whom indemnification will be sought hereunder (each, an “Indemnifying Party”) of such claim describing such claim and the nature and amount, or anticipated amount (which amount or anticipated amount described therein, for avoidance of doubt, will not be determinative of the amount of Losses actually incurred in respect thereof), of the indemnifiable Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”); provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 9.2, except and only to the extent the Indemnifying Party and the defense of such claim is materially prejudiced or forfeited as a result thereof. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption to the Indemnified Party; provided that (1) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and defend such Third Party Claim actively and diligently, (2) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice and (3) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), unless such concession, settlement or compromise (x) is solely for money damages, the full amount of which shall be paid by the Indemnifying Party and (y) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any Liability with respect to such Third Party Claim. Any entry of judgment, settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of indemnifiable Losses with respect to any related claims for indemnification pursuant to this Section 9.2.

(ii)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of such Third Party Claim if such claim (A) seeks injunctive, equitable or other non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) in the Indemnified Party’s reasonable judgment, would be materially detrimental or injurious to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party, (D) is related to Taxes (other than as provided in Section 6.7(e)) or (E) involves a claim with respect to which any Indemnifying Party has failed or is failing to actively and diligently prosecute or defend, or a conflict of interest exists between any Indemnifying Party and the Indemnified Party, including with respect to defenses and counterclaims.

(iii)          If the Indemnifying Party is not entitled to assume control of the defense of such Third Party Claim or, within such thirty (30)-day period, does not provide written notice to the Indemnified Party in accordance with Section 9.2 properly assuming the defense of such matter, the Indemnified Party shall have the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it may reasonably deem appropriate with counsel reasonably acceptable to the Indemnifying Party, at the cost and expense of the Indemnifying Party (which such costs and expenses shall constitute indemnifiable Losses which are subject to the limitations set forth in Section 9.3), provided that the Indemnified Party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

(iv)          The parties hereto shall use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim in connection with this Section 9.2(c).

(v)           To the extent there is any inconsistency between this Section 9.2(c) and Section 6.7(g), the provisions of Section 6.7(g) shall control.

(d)             Direct Claims.

(i)            Subject to Section 9.3, any valid claim by an Indemnified Party on account of an indemnifiable Loss under Section 9.2(a) or Section 9.2(b), as applicable, that does not arise from a Third Party Claim (a “Direct Claim”) shall be asserted in a Claim Notice delivered to the Indemnifying Party. Such Claim Notice shall (A) describe the claim for indemnification with reasonable specificity, (B) certify that such Indemnified Party has sustained, or reasonably expects to sustain, Losses with respect to such claim, (C) set forth a good faith estimate of the amount of Losses that have been or are reasonably expected to be sustained by the Indemnified Party (which estimate shall not be binding or determinative of the amount of Losses ultimately recoverable hereunder), and (D) reference the provisions of this Agreement and each certificate delivered pursuant to this Agreement or any Transaction Document in respect of which such right of indemnification is claimed, including the provisions that have allegedly been breached, if applicable (it being understood that such references shall not be determinative of the scope of indemnification ultimately applicable to such claim or of the provisions of this Agreement, any certificate, or any Transaction Document that are ultimately found to have been breached or to give rise to such indemnification obligation).

(ii)           If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the twenty (20)-day period commencing on the delivery of the Claim Notice to the Indemnifying Party. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. The Indemnified Party shall make available to the Indemnifying Party and its representatives, at the Indemnifying Party’s sole cost and expense, such records, materials, and information in or under such Indemnified Party’s possession or control as are reasonably necessary to evaluate the specific claim set forth in the Claim Notice as may be reasonably requested by the Indemnifying Party, during normal business hours and upon reasonable prior written notice and in a manner not unreasonably disruptive to the Indemnified Party’s ordinary business activities; provided that the Indemnified Party shall not be required to make available any information or materials (1) protected by attorney-client privilege, work product doctrine, or any other applicable legal privilege or protection, (2) the disclosure of which would violate any confidentiality obligation owed to a third party, or (3) the disclosure of which would violate applicable Law. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Section 9.2 on the terms set forth in the Claim Notice upon the earlier of (A) receipt of notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (B) expiration of such twenty (20)-day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such period. In such event, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms of this Agreement. In the event the Indemnifying Party timely objects, in whole or in part, to a claim for indemnification in accordance with this Section 9.2(d), the Indemnifying Party shall not be obligated to provide indemnification with respect to such properly disputed claim (or portion thereof) unless and until (x) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for Losses associated with such claim (or portion thereof) in a final judgment or arbitration award, or (y) such disputed claim (or portion thereof) has been finally resolved by written agreement of Buyer and Seller.

9.3.          Limitation of Liability.

(a)             Notwithstanding the foregoing,

(i)            neither Seller nor Buyer shall be obligated to provide any indemnification for Losses pursuant to claims under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless and until the aggregate amount of Losses that the Indemnified Party is entitled to recover in respect of all such claims (including, for the avoidance of doubt, all claims arising out of the same or related facts, circumstances, events, or series of related events, which shall be aggregated and treated as a single claim for purposes of determining whether the Basket has been met) exceeds an amount equal to $100,000 (the “Basket”), at which point the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of all such Losses from the first dollar (and not merely the amount of such Losses in excess of the Basket); provided that, the Basket shall not apply to claims for Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation, the representations and warranties set forth in Section 3.8 (Taxes), Section 3.9 (Environmental Matters), or Section 3.13 (Information Technology, Privacy, and Data Security) or Actual Fraud;

(ii)           with respect to any claim for indemnification under Section 9.2(a)(i) or Section 9.2(b)(i), no individual claim (or series of related claims arising from the same or substantially similar facts, events, or circumstances) shall be counted toward the Basket, or be indemnifiable hereunder, unless the Losses attributable to such individual claim (or series of related claims) exceed Ten Thousand Dollars ($10,000) (the “De Minimis Threshold”); provided that once the Losses attributable to any such individual claim (or series of related claims) exceed the De Minimis Threshold, the full amount of such Losses (and not merely the amount in excess of the De Minimis Threshold) shall be counted toward the Basket and, if the Basket has been exceeded, shall be indemnifiable hereunder; provided, further, that the De Minimis Threshold shall not apply to any claims for Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation, the representations and warranties set forth in Section 3.8 (Taxes), Section 3.9 (Environmental Matters), or Section 3.13 (Information Technology, Privacy, and Data Security), or Actual Fraud; and

(iii)          the maximum aggregate liability of either Seller or Buyer, as applicable, for Losses pursuant to claims under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, shall not exceed $2,000,000 (the “Maximum”); provided, however, that the Maximum shall not apply to claims for Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation, the representations and warranties set forth in Section 3.8 (Taxes), Section 3.9 (Environmental Matters) or Section 3.13 (Information Technology, Privacy, and Data Security), or Actual Fraud, in each of which cases the Indemnifying Party’s aggregate indemnification obligations shall not exceed an amount equal to the Purchase Price as finally determined pursuant to Section 2.3(c) (except in the case of Actual Fraud in which case the Indemnifying Party’s aggregate indemnification obligations shall be uncapped). In no event shall the aggregate liability of either Seller or Buyer, as applicable, for all Losses pursuant to all claims under this Article 9 exceed the Purchase Price as finally determined pursuant to Section 2.3(c) except in the case of (A) Actual Buyer Fraud or Actual Seller Fraud (as applicable) for which the aggregate liability of Seller or Buyer, as applicable, shall be uncapped and (B) Losses pursuant to claims under Section 9.2(a)(v), for which the aggregate liability of Seller shall be uncapped). Any amounts recovered by the Buyer Indemnified Parties from the Indemnity Escrow Funds shall reduce Seller’s indemnification obligations under this Section 9.2 on a dollar-for-dollar basis. In respect of claims under Section 9.2(a)(i) (other than claims for Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation, Section 3.8 (Taxes), or in respect of Actual Seller Fraud), the Buyer Indemnified Parties shall first seek recovery from the Indemnity Escrow Funds, and shall exhaust all available Indemnity Escrow Funds, prior to seeking direct recovery from Seller for any such indemnifiable Losses.

(b)             The indemnification obligations of the parties hereto are not intended to waive, preclude or limit any other claims, rights or remedies that may exist in equity with respect to the matters covered by Section 6.10. Except as provided in Sections 2.3(c) through 2.3(d), or claims pursuant to Section 10.13 or with respect to claims arising from Actual Fraud (collectively, “Non-Exclusive Claims”), this ARTICLE 9 shall constitute the sole and exclusive monetary remedy of the Indemnified Parties with respect to claims in connection with the transactions contemplated by this Agreement from and after the Closing. In furtherance of the foregoing, except with respect to the Non-Exclusive Claims, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 9 and the right to specific performance or injunctive relief. Notwithstanding the foregoing, nothing in this Section 9.3(b) shall limit or restrict any Buyer Indemnified Party’s right to recover Losses from the Indemnity Escrow Funds or to exercise any set-off rights pursuant to Section 9.4.

(c)             For purposes of determining the existence of any breach of or inaccuracy in any representation or warranty or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement in this Agreement, any references to “material,” “Material Adverse Effect,” or language of similar import shall be disregarded.

(d)             Promptly upon becoming aware of any fact, event, condition, or breach that would reasonably be expected to, or does, give rise to any Losses for which it would be entitled to indemnification hereunder, each Indemnified Party shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to reasonably mitigate such Losses to the extent required by applicable Law. If an Indemnified Party actually recovers any insurance payments, or contractual indemnification or contribution payments available to it from third parties with respect to such indemnifiable Loss (collectively, “Mitigating Payments”) such Mitigating Payments (net of any reasonable, documented out-of-pocket expenses (including attorneys’ fees, other professional fees and disbursements, and any increases in insurance premiums) incurred in pursuing, negotiating or collecting such Mitigating Payments (collectively, “Recovery Costs”) shall be deducted from the calculation of Losses hereunder. In the event that any Indemnified Party receives any Mitigating Payments subsequent to the receipt by such Indemnified Party of any indemnification payment hereunder in respect of the Losses to which such Mitigating Payments relate, and the sum of such prior indemnification payment plus such Mitigating Payments (net of any Recovery Costs) exceeds the aggregate amount of Loss incurred by the Indemnified Party in connection with such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of (A) the amount previously paid by the Indemnifying Party in respect of such Losses and (B) the amount by which the sum of such indemnification payment and such Mitigating Payment (net of Recovery Costs) exceed the aggregate Loss incurred by the Indemnified Party in connection with such claim.

9.4.          Adjustments to Purchase Price; Set-off.

(a)             Unless otherwise required by applicable Law, all payments made pursuant to Section 2.3(d) and Section 9.2 shall be treated as an adjustment to the Purchase Price for all purposes (including federal income Tax purposes).

(b)             Buyer shall have the right to set-off any sum that is determined to be owed (whether pursuant to a final, non-appealable judgment, arbitration award, or mutual written agreement of the parties) to any Buyer Indemnified Party, or any sum that is the subject of a bona fide claim asserted in a Claim Notice that has not been timely disputed by Seller through delivery of a Claim Dispute Notice in accordance with Section 9.2(d)(ii), against any amounts otherwise payable to Seller under this Agreement or any other Transaction Document, whether or not such amounts have become due and payable, without prejudice to any other rights or remedies available to Buyer under this Agreement or at law or in equity.

(c)             The exercise of Buyer’s right to set-off shall not preclude Buyer from exercising (subject to limitations set forth in this ARTICLE 9) any other rights or remedies available under law or otherwise provided for in this Agreement or in any other Transaction Documents (including, without limitation, available equitable remedies).

ARTICLE 10

MISCELLANEOUS

10.1.       Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (so long as no bounce-back or delivery failure message is received), or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after deposited with such service, or if mailed in any other way, then three (3) Business Days after mailing, as follows:

If to Buyer (or, following the Closing, the Companies):
c/o Face Haus, LLC 110 North Robertson Boulevard
Los Angeles, CA 90048 Attention: Richard Dantas and Greg Gish Email: [***]
with a copy to (which shall not constitute notice):
Dechert LLP
3 Bryant Park, 1095 Avenue of the Americas
New York, New York 10036
Attn: Naz Zilkha
Email: [***]
If to Seller (or, prior to the Closing, the Companies):
XWELL, Inc. 254 West 31st Street, 11th Floor New York, New York 10001
Attention: Ezra Ernst and Ian Brown E-mail: [***]

with a copy to (which shall not constitute notice): Haynes and Boone, LLP 30 Rockefeller Plaza 22nd Floor New York, New York 10112 Attention: Rick Werner and Zachary Jacobs Email: [***]

or to such other U.S. physical address or email address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

10.2.       Schedules.

The disclosure of any matter, or reference to any Contract, in any Section of the Schedules shall be deemed to be a disclosure of such matter or Contract, regardless of the existence or absence of cross-references, for all other Sections of the Schedules to which such matter or Contract to the extent the relevance of such disclosure is readily apparent on the face of such disclosure, but shall not be deemed to constitute an admission to any third party by the party making such disclosure or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement, in each case, beyond the scope of the applicable representations and warranties. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter, in and of itself, does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred beyond. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Seller’s or Company’s representations and warranties contained in this Agreement except to the extent expressly set forth in this Agreement as part of such representations and warranties. Each Schedule is qualified in its entirety by reference to the applicable specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Buyer, Seller or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Schedules. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are referenced. The information contained in the Schedules is in all events subject to Section 6.2(b) and the Confidentiality Agreement to the extent applicable to such information.

10.3.       [Reserved]

10.4.       Expenses.

Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own Expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided that Seller shall be responsible for (a) 100% of the costs and expenses of the Escrow Agent, and (b) 100% of the Tail Policy Costs. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

10.5.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over any such matter, the United States District Court for the District of Delaware or, in the event that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such matter, any Delaware State Court sitting in New Castle County, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

(b)             Any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Commitment Letter, any fee letters and the transactions contemplated thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the Laws of the State of New York without regard to any principles of conflicts of Laws that would result in the application of the Laws of any other jurisdiction, except as otherwise expressly set forth in any Debt Commitment Letter (including as it relates to (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation (as such term or similar term is defined in any Debt Commitment Letter) and whether as a result of any inaccuracy thereof Buyer or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 8.1 or decline to consummate the Closing as a result thereof pursuant to Section 7.1(b) and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall, in each case, be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction). Solely in respect of the matters referred to in this Section 10.5(b), the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or, in the event (but only in the event) that such New York Supreme Court does not have subject matter jurisdiction over any such matter, the United States District Court for the Southern District of New York sitting in New York County, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action.

(c)             EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO (INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING AGAINST ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING, ANY DEBT COMMITMENT LETTER, THE FEE LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY).

10.6.       Assignment; Successors and Assigns; No Third Party Rights.

Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, directly or indirectly, by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that Buyer may assign this Agreement and the other Transaction Documents to which it is a party and its rights, interests and obligation hereunder and thereunder, to (i) any Person that acquires substantially all of the assets of the Buyer and expressly assumes all the obligations, duties and liabilities of the Buyer set forth in this Agreement and such other Transaction Documents, (ii) for collateral security purposes to any lender providing financing to Buyer or the Company Group and (iii) to any Affiliate of Buyer; and provided further, in the case of each of clauses (i)-(iii), that Buyer shall remain primarily responsible for performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in ARTICLE 9 in respect of the Indemnified Parties and Sections 6.5, 6.6 and 10.16 hereof, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Notwithstanding anything to the contrary in this Agreement, each of the Debt Financing Sources shall be express third party beneficiaries of Sections 10.5 and 10.18, the second sentence of Section 10.17 and this Section 10.6, and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

10.7.        Counterparts.

This Agreement may be executed in multiple counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by Electronic Delivery or portable document format shall be effective as delivery of an executed counterpart to this Agreement.

10.8.         Electronic Delivery.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a telecopier machine, electronic signature service (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party or to any such agreement or instrument, each other party or thereto will re-execute original forms thereof and deliver them to all other parties. No party to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.9.        Titles and Headings.

The titles, captions, headings and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.10.       Entire Agreement.

This Agreement (including the Exhibits and Annexes hereto and the Schedules) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matters hereof and thereof and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matters; provided, however, that this Agreement and the other Transaction Documents shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement. In the event of any inconsistency between the statements in the body of this Agreement (including the Exhibits and Annexes hereto and the Schedules) and the other Transaction Documents (other than an exception expressly set forth as such in any such Transaction Document), the statements in the body of this Agreement will control.

10.11.      Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to reasonably cooperate with a view to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.12.      No Strict Construction; Mutual Drafting; Certain Understandings.

(a)             Each of the parties is a sophisticated legal entity or Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The parties agree that prior drafts of this Agreement and of the documents referred to herein will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto.

(b)             The parties have voluntarily agreed to define their rights, liabilities and obligations to the extent respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and, except in the event of Actual Seller Fraud or Actual Buyer Fraud (as applicable), the parties expressly disclaim that, to the extent respecting the transactions contemplated hereby, they are owed any duties (other than the duty of good faith and fair dealing under applicable Law) or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The parties agree that, except in the event of Actual Seller Fraud or Actual Buyer Fraud (as applicable), no party will in any event have any remedies or cause of action (whether in contract or in tort) to the extent respecting the transactions contemplated hereby for any statements, communications, disclosures, failures to disclose, representations or warranties not expressly set forth in this Agreement (including the Exhibits and Annexes hereto and the Schedules) or the other Transaction Documents, and no party has relied in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Exhibits and Annexes hereto and the Schedules) and the other Transaction Documents. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, this Agreement will govern and control, except to the extent expressly set forth herein or therein.

10.13.      Specific Performance.

(a)             Seller, each Company and Buyer acknowledge that the rights of each party to receive the performance of each of the covenants and agreements in this Agreement (including to consummate the transactions contemplated hereby) are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party would be irreparably damaged and may have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s or parties’ obligations hereunder not only by an Action for damages but also by an Action for specific performance, temporary, preliminary, and permanent injunctive and/or other equitable relief (but not, after the Closing, rescission) to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond, security or other undertaking. If, prior to the Closing, Seller or the Companies bring any Action to enforce specifically the performance of the terms and provisions hereof by any other party and the Termination Date has not yet passed, the Termination Date shall automatically be extended by the greater of (x) the amount of time during which such Action is pending, plus ten (10) Business Days and (y) such other time period established by the Governmental Authority presiding over such Action; provided, however, that in the event that specific performance is not granted by such Governmental Authority, the original Termination Date will apply along with any rights of a party to terminate this Agreement, retroactive to the original Termination Date, in accordance with the applicable provisions of ARTICLE 8. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.13(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, and (y) nothing set forth in this Section 10.13(a) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.13(a) prior to, or as a condition to, exercising any termination right under Article 8, nor shall the commencement of any legal proceeding pursuant to this Section 10.13(a) or anything set forth in this Section 10.13(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)             Notwithstanding anything to the contrary in this Agreement (including Section 10.13(a)) or any other Transaction Document, the parties hereto acknowledge and agree that the right of the Seller and the Companies to seek specific performance or other equitable remedies to enforce or seek to enforce the obligation to cause the Buyer to take any action to effect the Closing or consummate the transactions contemplated hereby shall be subject in all respects to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken or documents delivered at Closing, but subject to the satisfaction of those conditions at Closing), (ii) the proceeds of the Debt Financing have been received in full by Buyer (or the Debt Financing Sources have irrevocably confirmed in writing that such amount will be funded to Buyer at the Closing; provided, however, that Buyer will not be required to consummate the Closing if the Debt Financing is not in fact funded at Closing), (iii) the Companies and the Seller have irrevocably and unconditionally confirmed in writing to Buyer that all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their terms are to be satisfied by actions taken or documents delivered at Closing, but subject to the satisfaction of those conditions at Closing) have been satisfied or have been unconditionally and irrevocably waived by the Companies and Seller, and if specific performance is granted, that Seller and the Companies will consummate the Closing and (iv) Buyer has failed to consummate the Closing within five (5) Business Days after the delivery of such irrevocable and unconditional written confirmation (which shall not have been revoked, modified, withdrawn, or conditioned during such five (5) Business Day period).

10.14.      Failure or Indulgence not Waiver.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). Except as otherwise expressly provided to the contrary herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.15.      Non-Recourse.

This Agreement and the Transaction Documents may only be enforced against, and any claim or cause of action to the extent based upon or arising out of this Agreement or the transactions contemplated hereby or thereby may only be brought against, the Persons that are signatories as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein (other than the duty of good faith and fair dealing) with respect to such Person. For the avoidance of doubt, except to the extent a signatory is party to this Agreement or a Transaction Document (and then only to the extent of the specific obligations undertaken by such signatory party herein or therein and not otherwise (in each case, other than the duty of good faith and fair dealing)), (a) no claims or causes of action (whether in contract, tort, equity or otherwise) to the extent based upon or arising out of this Agreement or any Transaction Document (including any agreement, covenant or representation or warranty made in this Agreement or any Transaction Document or other obligation or liabilities of any one or more of Seller, the Company or Buyer under this Agreement or any Transaction Document) or the transactions contemplated hereby, may be made against any past, present or future director, trustee, manager, officer, employee, incorporator, member, manager, partner (general or limited), owner, beneficiary, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement or direct or indirect owner, beneficiary or Affiliate of any of the foregoing (the “Non-Party Affiliates”), (b) no Non-Party Affiliate shall have Liability (whether in contract, tort, equity or otherwise, or based on any theory that seeks to impose Liability of any entity party against its owners or Affiliates, or to the extent based upon or arising out such Non-Party Affiliates’ receipt of consideration or other benefits from this Agreement or the transactions contemplated hereby) for any obligations or liabilities to the extent based upon or arising out of this Agreement or any Transaction Document or for any other claim to the extent based on, in respect of or by reason of this Agreement or its negotiation or execution, and (c) each party hereto waives and releases all such liabilities, claims and obligations described in clause (a) against any such Non-Party Affiliate. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Notwithstanding anything to the contrary contained herein, neither this Section 10.15 nor any other provision of this Agreement or another Transaction Document will prevent Buyer or any other Buyer Indemnified Party from making any claim or otherwise recovering any Losses resulting from Actual Seller Fraud.

10.16.      Release.

(a)             Except as expressly set forth in this Agreement or another Transaction Document, effective as of the Closing, Seller, on behalf of itself and its Affiliates, and its and their respective direct and indirect equityholders, officers, directors, managers, partners, employees and agents, and each of their respective successors and assigns (collectively, the “Seller Releasors”) hereby waives and releases all claims, controversies, Actions, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or Liabilities of any nature whatsoever in law or in equity, both past and present (from the beginning of the world through the date of this Agreement) and whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, against any member of the Company Group, any of their respective direct and indirect equityholders and Affiliates, and each of their respective former, current or future Affiliates, direct or indirect equityholders, officers, directors, managers, partners, control persons, employees and agents, or their respective successors and assigns or any Affiliate, successor or assignee thereof (collectively, the “Buyer Released Parties”), arising out of or relating to or accruing from such Person’s relationship with the Company Group prior to the Closing (as to each Seller Releasor, such Seller Releasor’s “Buyer Released Claims”). The foregoing release will in no event apply to (i) claims of Actual Buyer Fraud or (ii) rights or remedies under this Agreement or any other Transaction Document.

(b)             Each of the Seller Releasors represents that he, she or it has made no assignment or transfer of any Buyer Released Claims.

(c)             Each of the Seller Releasors hereby covenants not to sue or to institute or cause to be instituted any Action against the Buyer Released Parties in any court or other tribunal in connection with the matters released pursuant to the foregoing provisions of this Section 10.16.

(d)             This Section 10.16 shall not be terminated, modified or diminished as to any beneficiary of this Section 10.16 without the express written consent of such affected beneficiary (it being expressly agreed that the beneficiaries of this Section 10.16 shall be third-party beneficiaries of this Section 10.16).

10.17.      Amendments.

This Agreement may be amended, modified and supplemented by a written instrument authorized and executed (a) on behalf of Buyer, the Companies and Seller at any time prior to the Closing with respect to any of the terms contained herein and (b) on behalf of Buyer and Seller at any time after the Closing with respect to any of the terms contained herein; provided that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. Sections 10.5(b), 10.5(c), 10.6, this 10.17 and 10.18 of this Agreement may not be amended, supplemented, waived or otherwise modified in any manner that is adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

10.18.       No Liability.

Notwithstanding anything in this Agreement to the contrary, Seller hereby (i) waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, any Debt Commitment Letter, any fee letters and the transactions contemplated hereby and thereby, whether at law or in equity, whether in contract or in tort or otherwise, (ii) agrees not to bring or support any suit, action or Proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, any Debt Commitment Letter, any fee letters and the transactions contemplated hereby and thereby, whether at law or in equity, whether in contract or in tort or otherwise and (iii) agrees to cause any suit, action or Proceeding asserted against any Debt Financing Source by or on behalf of Seller in connection with this Agreement, the Debt Financing, any Debt Commitment Letter, any fee letters, and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any Liability for any claims or damages to Seller in connection with this Agreement, the Debt Financing, any Debt Commitment Letter, any fee letters, and the transactions contemplated hereby and thereby. Notwithstanding anything contained herein to the contrary, nothing in this Section 10.18 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including any Debt Commitment Letter.

10.19.       Legal Representation.

(a)             Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group), acknowledges and agrees that Haynes and Boone, LLP (“Counsel”) has acted as counsel for Seller and its Affiliates (collectively, the “Seller Group”) in connection with this Agreement, the other Transaction Documents, and the Sale (the “Transaction Engagement”).

(b)             The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group), acknowledges and agrees that all confidential communications (whether written or oral) between any member of the Seller Group, on the one hand, and Counsel, on the other hand, in connection with the Transaction Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller, and not the Companies or any other member of the Company Group, and shall not pass to or be claimed, held, or used by the Buyer, the Companies, or any other member of the Company Group upon or following the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Counsel relating to the Transaction Engagement. Without limiting the generality of the foregoing, upon and following the Closing, (A) to the extent that files of Counsel in respect of the Transaction Engagement constitute property of any member of the Seller Group, only Seller shall hold such property rights, and (B) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer, the Companies, or any other member of the Company Group by reason of any attorney-client relationship between Counsel and the Companies or any other member of the Company Group or otherwise. The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Transaction Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or protection under applicable attorney work-product doctrine arising from Counsel’s representation of any member of the Seller Group in connection with the Transaction Engagement; provided, however, that the foregoing waiver shall not apply to any information or documentation that is not subject to attorney-client privilege, work product protection, or any other applicable privilege or protection, and shall not limit Buyer’s right to seek such non-privileged information through discovery in any litigation, arbitration, or other formal dispute resolution proceeding to the extent permitted by applicable Law. If and to the extent that, at any time following the Closing, the Buyer or any of its Affiliates (including, following the Closing, the Companies and each other member of the Company Group) shall have the right to assert or waive any attorney-client privilege with respect to any communication (whether written or oral) between the Companies, any other member of the Company Group, or any of their Affiliates, on the one hand, and Counsel on the other hand, solely in connection with the Transaction Engagement, neither the Buyer nor any of its Affiliates (including, following the Closing, the Companies and each other member of the Company Group) shall be entitled to waive such privilege without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed); provided that, for the avoidance of doubt, the foregoing shall not restrict Buyer or any of its Affiliates from asserting or waiving any attorney-client privilege with respect to any communication with Counsel or any other counsel that does not relate to the Transaction Engagement.

(c)             The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group), acknowledges that Counsel may have acted as counsel for one or more members of the Seller Group in certain matters for several years, and Seller reasonably anticipates that Counsel will continue to represent Seller or its Affiliates (other than the Companies and each other member of the Company Group) in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group), expressly: (A) consents to Counsel’s representation of Seller or any of its Affiliates in any matter, which may include any post-Closing matter in which the interests of the Buyer, the Companies, or any other member of the Company Group, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse (which may include any matter relating to the Sale), whether or not such matter is one in which Counsel may have previously advised Seller or any of its Affiliates; and (B) consents to the disclosure by Counsel to Seller or any of its Affiliates of any information learned by Counsel in the course of its representation of any member of the Seller Group solely in connection with the Transaction Engagement, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Counsel’s duty of confidentiality; provided, however, that the consent set forth in clause (B) above shall not extend to any information learned by Counsel in the course of any representation of the Companies or any other member of the Company Group that does not relate to the Transaction Engagement, and Buyer does not waive any right it may have to assert that any such information remains subject to attorney-client privilege or other applicable protections as between the Companies and Counsel with respect to such non-Transaction Engagement matters.

(d)             The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Companies and each other member of the Company Group), acknowledges, agrees, and covenants that no such Person shall assert any claim or bring any Action against Counsel in respect of legal services provided by Counsel to any member of the Seller Group or any of their Affiliates in connection with the Transaction Engagement.

(e)             Upon and following the Closing, the Companies and each other member of the Company Group shall cease to have any attorney-client relationship with Counsel, unless and to the extent Counsel is specifically engaged in writing by the Companies or such other member of the Company Group to represent it following the Closing and such engagement either (A) involves no conflict of interest with respect to Seller and its Affiliates, or (B) Seller or such affected Affiliates, as applicable, consent in writing at the time to such engagement. No such representation by Counsel following the Closing shall affect any of the other provisions set forth in this Section 10.19.

(f)              Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any member of the Company Group or any of their respective Affiliates and a third party (other than a Seller Party or any of its Affiliates) after the Closing, the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party.

(g)             Each party hereto consents to the arrangements set forth in this Section 10.19 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted under this Section 10.19.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the day and year first above written.

XPRESSPA HOLDINGS, LLC

By:	/s/ Ezra Ernst
Name: Ezra Ernst
Title: Chief Executive Officer

XPRESTEST, INC.

By:	/s/ Ezra Ernst
Name: Ezra Ernst
Title: Chief Executive Officer

XWELL, INC.

By:	/s/ Ezra Ernst
Name: Ezra Ernst
Title: Chief Executive Officer

Express Wellness Group, LLC

By:	/s/ Gregory Gish
Name: Gregory Gish
Title: President

Exhibit A

Accounting Principles

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Transition Services Agreement

Exhibit D